Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of January 13, 2023

Among

ALLIANCE COAL, LLC

as Borrower,

ALLIANCE RESOURCE OPERATING PARTNERS, L.P.,

ALLIANCE RESOURCE PARTNERS, L.P.,

UC COAL, LLC,

UC MINING, LLC,

UC PROCESSING, LLC AND

MGP II, LLC

as Additional Alliance Entities

and

THE INITIAL LENDERS, INITIAL ISSUING BANKS AND

SWING LINE BANK NAMED HEREIN

as Initial Lenders, Initial Issuing Banks and Swing Line Bank

and

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent and Collateral Agent

and

PNC CAPITAL MARKETS LLC,

BOKF, NA DBA BANK OF OKLAHOMA,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

OLD NATIONAL BANK AND

TRUIST SECURITIES, INC.

as Joint Lead Arrangers

and

as Joint Bookrunners

and

PLANTERS BANK, INC.,

CITY NATIONAL BANK OF WEST VIRGINIA,

COMMUNITY TRUST BANK, INC.,

FIRST FINANCIAL BANK,

FIRST FOUNDATION BANK AND

SUMMIT COMMUNITY BANK

as Documentation Agents

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ii	Alliance Coal, LLC
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iii	Alliance Coal, LLC
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SCHEDULES
Schedule I	-	Revolving Credit Commitments and Term Loan Commitments
Schedule II	-	Subsidiary Guarantors
Schedule III	-	Existing Letters of Credit
Schedule IV		Identified Immaterial Subsidiaries
Schedule 1.01(a)	-	Excluded Property
Schedule 1.01(b)	-	Mines and Mining Facilities
Schedule 1.01(c)	-	Closing Date Identified Properties
Schedule 1.01(d)	-	Excluded Buildings
Schedule 4.01(a)	-	Capital Stock
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(n)	-	Plans and Multiemployer Plans
Schedule 4.01(o)	-	Environmental Disclosure
Schedule 4.01(p)	-	Open Years
Schedule 4.01(r)	-	Existing Debt
Schedule 4.01(s)	-	Surviving Debt
Schedule 4.01(t)	-	Liens
Schedule 4.01(u)	-	Investments
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(b)	-	Permitted Surviving Debt
Schedule 5.02(q)	-	Transactions with Affiliates

EXHIBITS

Exhibit A-1	-	Form of Term Loan Note
Exhibit A-2	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Subsidiary Guaranty
Exhibit E	-	Form of Security Agreement
Exhibit F-1	-	Form of Perfection Certificate
Exhibit F-2	-	Form of Perfection Certificate Supplement
Exhibit G	-	Form of Solvency Certificate
Exhibit H	-	Form of Mortgage
Exhibit I-1-4	-	Forms of U.S. Tax Compliance Certificates
Exhibit J	-	Form of Receivables Financing Intercreditor Letter Agreement
Exhibit K		Form of AROP/MGP Pledge Agreement

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of January 13, 2023 (this “Agreement”) among (a) ALLIANCE COAL, LLC, a Delaware limited liability company (the “Borrower”), (b) ALLIANCE RESOURCE PARTNERS, L.P., a Delaware limited partnership (the “Parent” or “MLP”), ALLIANCE RESOURCE OPERATING PARTNERS, L.P., a Delaware limited partnership (“AROP”), UC COAL, LLC, a Delaware limited liability company (“UC Coal”), UC MINING, LLC, a Delaware limited liability company (“UC Mining”), UC PROCESSING, LLC, a Delaware limited liability company (“UC Processing” and, together with UC Coal and UC Mining, the “UC Guarantors”), and MGP II, LLC, a Delaware limited liability company (the “Manager/GP Guarantor” and, together with MLP, AROP and the UC Guarantors, the “Additional Alliance Entities”), (c) the banks, financial institutions and other institutional lenders listed on the signature pages hereof as  Lenders (the “Initial Lenders”), (d) the banks listed on the signature pages hereof as the Issuing Banks (the “Initial Issuing Banks”), (e) the Swing Line Bank, (f) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent and collateral agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Lenders (as hereinafter defined), (g) PNC Capital Markets LLC, BOKF, NA dba Bank of Oklahoma, Fifth Third Bank, National Association, Old National Bank and Truist Securities, Inc., as joint lead arrangers and bookrunners (collectively, the “Joint Lead Arrangers”), and (h) Planters Bank, Inc., City National Bank of West Virginia, Community Trust Bank, Inc., First Financial Bank, First Foundation Bank and Summit Community Bank, as documentation agents.

PRELIMINARY STATEMENT:

The Borrower has requested the Lenders to provide (i) a revolving credit facility to the Borrower in an initial amount of $425,000,000, including therein a Swing Line Advance (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) facility in the full amount of (but not in addition to) such revolving credit facility and (ii) a term loan facility in an initial aggregate principal amount of $75,000,000. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Bank” means (a) any bank or trust company (i) which is organized under the laws of the United States of America or any State thereof (or a branch or agency of any foreign bank, organized or licensed under the laws of the United States of America or any State thereof), (ii) which has capital, surplus and undivided profits aggregating at least $500,000,000, and (iii)(A) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “AA-” or better by S&P, “Aa3” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing or (B) the commercial paper or other short-term unsecured debt obligations of which (or the short-term unsecured debt obligations of the holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “Al” or better by S&P or “Prime 1” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing or (b) any Lender.

“Acceptable Broker-Dealer” means any Person other than a natural person (a) which is registered as a broker or dealer pursuant to the Exchange Act and (b) whose long-term unsecured debt obligations shall have been given a rating of “AA-” or better by S&P, “Aa3” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.

“ACH” means the Automated Clearing House, the primary system used for electronic funds transfer by financial institutions in the United States.

“Acquired Consolidated Cash Flow” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated Cash Flow of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and in the case of any Acquired Entity or Business, its Subsidiaries, all as determined on a consolidated basis for such Pro Forma Entity).

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated Cash Flow.”

“Additional Alliance Entities” has the meaning specified in the Preamble.

“Additional Alliance Entity Guaranteed Obligations” has the meaning specified in Section 9.01(a).

“Additional Alliance Entity Guarantees” has the meaning specified in Section 9.01(b).

“Additional Real Property” has the meaning specified in Section 5.01(i)(i)(F).

“Administrative Agent” has the meaning specified in the Preamble.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with PNC at its office at 500 First Ave, Pittsburgh, PA 15219, Account No. 130760017005, or such other account as the Administrative Agent shall specify in writing to the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Credit Advance, a Term Loan Advance, a Swing Line Advance or a Letter of Credit Advance.

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“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower; provided, however, the Borrower shall not be an Affiliate of any Subsidiary Guarantor and no Subsidiary Guarantor shall be an Affiliate of the Borrower or any other Subsidiary Guarantor.

“Agent Parties” has the meaning specified in Section 8.02(d).

“Agreement” has the meaning specified in the Preamble.

“Amortization Date” means the last Business Day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2023.

“Amortization Payment” has the meaning specified in Section 2.04.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations  administered or enforced in any jurisdiction in which the Borrower or any of its Affiliates conduct business.

“Anti-Terrorism Law” means any law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

“Applicable Margin” means with respect to Base Rate Advances, Term SOFR Rate Advances, Daily SOFR Advances and Letter of Credit Fees, (a) prior to first required delivery of financial statements pursuant to Section 5.03, the percentage per annum corresponding to “Level II” in the table below and (b) thereafter, a percentage per annum determined by reference to the Consolidated Debt to Consolidated Cash Flow Ratio as set forth below:

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Consolidated Debt to Consolidated Cash Flow Ratio	Base Rate Advances	Term SOFR Rate Advances / Daily SOFR Advances / Letter of Credit Fees
Level I Greater than or equal to 1.00:1.00	2.50%	3.50%
Level II Less than 1.00:1.00 but greater than or equal to 0.50:1.00	2.25%	3.25%
Level III Less than 0.50:1.00	2.00%	3.00%

From and after the date on which financial statements are first required to be delivered pursuant to Section 5.03, the Applicable Margin for each Advance and Letter of Credit Fee shall be determined by reference to the Consolidated Debt to Consolidated Cash Flow Ratio in effect from time to time, which ratio shall be determined by reference to the financial statements most recently delivered in accordance with Section 5.03(b) or (c), as the case may be; provided, however, that the Applicable Margin shall be at Level I for so long as the Borrower has not submitted to the Administrative Agent the financial statements as and when required under Section 5.03(b) or (c), as the case may be.  Each change in the Applicable Margin shall become effective as of the first Business Day following the receipt by the Administrative Agent of the financial statements delivered in accordance with Section 5.03(b) or (c), as the case may be, or the failure to timely deliver the financial statements in accordance with Section 5.03(b) or (c), as the case may be.

“Applicable Percentage” means 0.50%.

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Revolving Credit Lender, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) to the extent the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(b)(ii) that are outstanding at such time, each such other Revolving Credit Lender, (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) to the extent the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender and (d) the Term Loan Facility, a Term Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“AROP” has the meaning specified in the Preamble.

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“AROP Funding” means AROP Funding, LLC, a Delaware limited liability company.

“AROP/MGP Pledge Agreement” has the meaning set forth in Section 3.01(a)(vi).

“ASC 842” has the meaning specified in Section 1.03.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

“Associated Person” has the meaning specified in Section 8.20.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing); provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.07(d)(iv)(D).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business (including the Federal Deposit Insurance Corporation

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or any other bank regulatory authority) appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than 1.0% per annum, then such rate shall be deemed to be 1.0% per annum.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.07(d)(i) or Section 2.07(d)(ii), to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Base Rate Option” means the option of the Borrower to have Term Loan Advances or Revolving Credit Advances bear interest at the rate and under the terms specified in Section 2.07(a)(i).

“Benchmark” means, initially, SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(d)(iv).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment for a 1-month Interest Period;

(2)the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for

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determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

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(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate,  all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(d)(iv) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(d)(iv).

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“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the Preamble.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower as the Borrower shall specify in writing to the Administrative Agent from time to time.

“Borrowing” means a Term Loan Borrowing, a Revolving Credit Borrowing, or a Swing Line Borrowing.

“Building” has the meaning specified in Section 5.01(i).

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Business Plan” means a rolling five year business plan for the Borrower and its Subsidiaries which shall include, without limitation, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on an annual basis for each of the next five Fiscal Years and which shall set forth (without limitation) mine development plans, an analysis of business outlook for the term of the Facilities in form and scope reasonably satisfactory to the Administrative Agent, capital expenditures, coal reserve profiles, property acquisitions, production levels and other similar items, which Business Plan may be revised by the Borrower from time to time to reflect changes in operating and market conditions.

“Capital Stock” shall mean, with respect to any Person, any and all shares, units representing interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, including, (a) with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, (b) with respect to limited liability companies, member interests, and (c) with respect to any Person, any

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rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case in an amount equal to the Minimum Collateral Amount and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens and, unless otherwise specified below, having a maturity of not greater than one year from the date of acquisition thereof:

(a)United States Governmental Securities;

(b)time deposits, certificates of deposit, banker’s acceptances, money market deposits or other bank instruments, issued by Acceptable Banks, and Eurodollar time deposits with any Acceptable Bank;

(c)Repurchase Agreements;

(d)obligations of any state of the United States of America, or any municipality of any such state, in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing;

(e)commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower or any Subsidiary, is rated A-2 or better by S&P or P-2 or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing;

(f)any money-market fund sponsored by a registered broker dealer or mutual fund distributor whose assets consist of obligations of the types described in clauses (a), (b), (c), (d) or (e) of this definition;

(g)asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of “A-” (or higher) by Dominion Bond Rating Service Limited or Canadian Bond Rating Service, Inc. (in the case of a Canadian issuer);

(h)obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government maturing not later than one year after acquisition thereof;

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(i)obligations of United States government-sponsored enterprises, Federal agencies, and Federal financing banks that are not otherwise authorized including, but not limited to, (i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association and (ii) Federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority, in each case maturing not later than one year following acquisition thereof;

(j)debt obligations (other than commercial paper obligations) of domestic or foreign corporations maturing not later than two years after acquisition thereof;

(k)preferred stock obligations with a floating rate dividend that is reset periodically at auction maturing not later than one year after acquisition thereof;

(l)repurchase agreements collateralized by any of the above securities eligible for outright purchase; provided that the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

(m)shares of institutional mutual funds whose investment policies are essentially in agreement with the type and criteria for Investments otherwise set forth in this definition;

provided that Investments described in clauses (h) through (m) of this definition are restricted to obligations rated no lower than “A3” or “P-1” by Moody’s or “A-“ or “A-1” by S&P.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, as of the Closing Date or at the time it enters into a Cash Management Agreement, is the Administrative Agent, the Collateral Agent or a Lender or an Affiliate of the Administrative Agent, the Collateral Agent or a Lender, in its capacity as a party to a Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code and applicable Treasury Regulations.

“Change of Control” means the occurrence of any of the following: (a) C-Holdings, LLC, a Delaware limited liability company (“C-Holdings”), at any time for any reason, ceasing to (i) possess the right, directly or indirectly, to elect or appoint the majority of the board

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of directors of (x) the general partner of the MLP or (y) the managing general partner of AROP or (ii) control, directly or indirectly, (x) the general partner of the MLP or the managing general partner of AROP, (b) there at any time being a general partner of the MLP or AROP that is not controlled, directly or indirectly, by C-Holdings, (c) the MLP ceasing at any time to hold, directly or indirectly, 100% of the Capital Stock of Borrower, (d) C-Holdings ceasing at any time to have the ability, directly or indirectly, to appoint a majority of the board of directors or the managing member of the Borrower, (e) C-Holdings ceasing to hold, directly or indirectly, more than 50% of the Voting Stock of the general partner of the MLP or (f) the Permitted Holders ceasing, at any time for any reason, to own directly or indirectly, beneficially and of record, the Capital Stock of C-Holdings representing more than 50% of the Voting Stock of C-Holdings.

“C-Holdings” has the meaning specified in the definition of “Change of Control.”

“CIP Regulations” has the meaning specified in Section 7.11.

“Class”, when used in reference to any Advance, refers to whether such Advances are Term Loan Advances, Revolving Credit Advances or Swing Line Advances and, when used in reference to any Lender, refers to whether such Lender has any outstanding Revolving Credit Advances or Revolving Credit Commitments or Term Loan Commitments or Term Loan Advances.

“Closing Date” means the first date on which the conditions set forth in Article III shall have been satisfied, which for the avoidance of doubt is January 13, 2023.

“Closing Date Identified Properties” means the real property, including leasehold interests, described on Schedule 1.01(c) hereto.

“Closing Date Receivables Financing Intercreditor Letter Agreement” has the meaning assigned to such term in the definition of “Receivables Financing Intercreditor Letter Agreement”.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties; provided that in no event shall any Excluded Asset or Excluded Property constitute Collateral.

“Collateral Agent” means PNC, in its capacity as “Administrative Agent” under the Security Agreement and the other Collateral Documents, and any successor thereto in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the AROP/MGP Pledge Agreement, the Mortgages, each of the other mortgages, collateral assignments, security agreements, pledge agreements, control agreements, collateral agency agreements, or other similar agreements delivered to the Administrative Agent or the Collateral Agent, as applicable, pursuant to the other Collateral Documents or Section 5.01(i), to grant a

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valid, perfected security interest in any property as collateral for the Obligations, and each of the other agreements, instruments or documents that creates or purports to create a security interest or Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Granting Loan Party” means each Loan Party other than MLP, AROP and the Manager/GP Guarantor.

“Commitment” means a Revolving Credit Commitment, a Term Loan Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 8.02(d).

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily SOFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Cash Flow” means, as of any date of determination for any applicable period, the excess, if any, of (a) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in the determination of Consolidated Net Income for such period, without duplication, (A) Consolidated Non-Cash Charges, (B) Consolidated Interest Expense and (C) Consolidated Income Tax Expense, over (b) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (i) any non-cash items increasing Consolidated Net Income for such period and (ii) any cash charges for such period to the extent that such charges constituted non-cash items for a previous period and to the extent such charges are not otherwise

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included in the determination of Consolidated Net Income; provided that Consolidated Cash Flow shall be increased or decreased by (without duplication):

(x) there shall be included in determining Consolidated Cash Flow for any period, without duplication, the Acquired Consolidated Cash Flow of any Person or business, or attributable to any property or asset acquired by the Borrower or any Subsidiary during such period (but not the Acquired Consolidated Cash Flow of any related Person or business or any Acquired Consolidated Cash Flow attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired Consolidated Cash Flow of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion); and

(y) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated Cash Flow for any period the Disposed Cash Flow of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual Disposed Cash Flow of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated CoalCo Debt” means Consolidated Debt other than any Consolidated Debt that constitutes (i) Specified Debt (or Guarantees thereof) or (ii) Existing AROP Notes Refinancing Debt (or Guarantees thereof).

“Consolidated CoalCo Debt to Consolidated Cash Flow Ratio” means, at any date of determination, the ratio of Consolidated CoalCo Debt of the Borrower and its Subsidiaries as at the end of (x) prior to the first required delivery of financial statements hereunder pursuant to Section 5.03, the fiscal quarter ended September 30, 2022 and (y) thereafter, the most recently ended fiscal quarter (and in the case of year-end financial statements, the last fiscal quarter of such year) of the Borrower for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be, to Consolidated Cash Flow of the Borrower and its Subsidiaries for such fiscal quarter and the immediately preceding three fiscal quarters.

“Consolidated Debt” means, as of any date of determination, the aggregate outstanding principal amount of all Debt of the Borrower and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Borrower and the Subsidiary Guarantors.

“Consolidated Debt to Consolidated Cash Flow Ratio” means, at any date of determination, the ratio of Consolidated Debt of the Borrower and its Subsidiaries as at the end of (x) prior to the first required delivery of financial statements hereunder pursuant to Section 5.03, the fiscal quarter ended September 30, 2022 and (y) thereafter, the most recently ended fiscal quarter of the Borrower (and in the case of year-end financial statements, the last fiscal quarter of such year) for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be, to Consolidated Cash Flow of the Borrower and its

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Subsidiaries for such applicable fiscal quarter in clause (x) or (y) above and the immediately preceding three fiscal quarters.

“Consolidated Fixed Charges” means, with respect to the Borrower and its Subsidiaries for any period, the sum of Consolidated Interest Expense (determined on a consolidated basis in accordance with GAAP) plus Amortization Payments for such period plus distributions and Non-Coal Investments made in such period (but also including the proposed distribution and Non-Coal Investments that gives rise to the calculation of Consolidated Fixed Charges) of or by the Borrower and its Subsidiaries in or to Persons other than the Borrower and its Subsidiaries made in such period (and to the extent any such distributions or Non-Coal Investments are made in a form other than cash or Cash Equivalents, measured based on the fair market value of the assets that are the subject of such distribution or Non-Coal Investment).  Notwithstanding the foregoing, any distributions of proceeds of the Term Loan Advances and/or up to in total $100,000,000 in principal amount of Revolving Credit Advances in the aggregate during the term of this Agreement, made to fund the redemption, repayment or repurchase of a portion of the Existing AROP Notes, shall not be included in the calculations of Consolidated Fixed Charges.

“Consolidated Income Tax Expense” means, with respect to any period, all provisions for Federal, state, local and foreign income taxes of the Borrower and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, as of any date of determination for any applicable period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP):  (a) all interest in respect of Debt of the Borrower and its Subsidiaries whether paid or accrued (including non-cash interest payments and imputed interest on Finance Lease Obligations) deducted in determining Consolidated Net Income for such period, and (b) all debt discount (but not expense) amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Consolidated Net Income” means, with reference to any period, (i) the net income (or loss) of the Borrower and its Subsidiaries (other than any Joint Ventures) for such period (taken as a cumulative whole), as determined in accordance with GAAP, plus (ii) without duplication, any Eligible CNI Distributions actually received in cash by the Borrower or a Subsidiary (other than any Joint Venture) from any Joint Venture during such period to the extent not already included therein; provided that there shall be excluded from clause (i):

(a)the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition,

(b)any aggregate net gain or loss during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets, and, without duplication, (ii) the following, whether or not

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current:  all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all Securities);

(c)debt extinguishment costs and expenses in an aggregate amount for all such periods from the Closing Date to the determination date in the aggregate not to exceed $25,000,000;

(d)transaction costs, fees and expenses in connection with any acquisition or issuance of Debt or equity (whether or not successful) by the Borrower or any of its Subsidiaries; and

(e)the amount of any non-cash unusual or non-recurring restructuring or similar charges; provided that any determination of whether a charge is unusual or non-recurring shall be made by the Borrower’s chief financial officer (or person acting in a similar capacity) pursuant to such officer’s good faith judgment.

“Consolidated Non-Cash Charges” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate depreciation, depletion and amortization (other than amortization of debt discount and expense), the non-cash portion of advance royalties, any non-cash employee compensation expenses for such period, impairment charges, unrealized losses and gains under derivative instruments and non-cash charges due to cumulative effects of changes in accounting principles, in each case, reducing Consolidated Net Income of the Borrower and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration or formation (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, partnership agreement, trust agreement, joint venture agreement, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 8.16.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal

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Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time.  If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor.  If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days.  If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Daily SOFR” means Daily Simple SOFR.

“Daily SOFR Advance” means an Advance that bears interest as provided in Section 2.07(a)(iii).

“Debt” means, with respect to any Person, without duplication,

(a)its liabilities for borrowed money;

(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)its Finance Lease Obligations;

(d)all liabilities secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); provided, however, that for purposes of determining the amount of liabilities included in this clause (d), such liabilities shall be limited to the fair market value of the property of such Person subject to such Lien unless such Person shall have otherwise become liable for or assumed such liabilities (in which case the total amount of such liabilities shall be included in this clause (d));

(e)all its liabilities in respect of letters of credit or instruments serving a similar function or surety bonds issued or accepted for its account by banks or other financial institutions (whether or not representing obligations for borrowed money), other than any such liabilities that are incurred in the ordinary course of business of such Person and:

(i)that consist of liabilities in respect of surety bonds (other than liabilities in respect of letters of credit issued to any insurance company or other issuer of a surety bond as credit support for such Person’s reimbursement obligations to such insurance company or other institution acting as issuer of such surety bond) where such surety bonds are issued to support such Person’s obligations in respect of worker’s compensation, unemployment insurance, reclamation

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laws or mining activities or activities incidental, supplemental or related to mining activities, the payment of retirement benefits or performance guarantees relating to coal deliveries or insurance deductibles, or

(ii)that consist of liabilities in respect of letters of credit or instruments serving a similar function which are issued to support such Person’s obligations (including surety bond obligations) in respect of worker’s compensation, unemployment insurance, reclamation laws or mining activities or activities incidental, supplemental or related to mining activities, the payment of retirement benefits or performance guarantees relating to coal deliveries or insurance deductibles and aggregating no more than $40,000,000 at any time outstanding for all of the liabilities contemplated by this clause (ii); or

(iii)which are issued in respect of current trade payables of such Person;

(f)Swaps of such Person, to the extent required to be reflected on a balance sheet of such Person prepared as of any date of determination in accordance with GAAP;

(g)Preferred Stock of Subsidiaries owned by Persons other than the Borrower, a Subsidiary Guarantor or a Wholly Owned Subsidiary; and

(h)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (g) hereof.

The amount of any indebtedness of a Joint Venture secured by a Lien on property owned or being purchased by the Borrower or its Subsidiaries as of any date shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the indebtedness that is secured by such Lien and (b) the maximum amount for which the Borrower or its Subsidiaries may be liable (which may be determined with reference to the fair market value of the property securing such indebtedness as reasonably determined by the Borrower in good faith) pursuant to the terms of such indebtedness.  Except as set forth in the sentence immediately above, the amount of indebtedness of any Joint Venture, which is attributable to the Borrower or any Subsidiary shall be deemed to equal the amount of indebtedness that would be attributable to the Borrower or any Subsidiary in accordance with GAAP.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” subject to Section 2.15, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or

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(ii) pay to the Administrative Agent, the Issuing Banks, the Swing Line Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Banks or the Swing Line Bank in writing that it does not intend or expect to comply with any of its funding obligations hereunder, or has made a public statement to that effect whether specific to this Agreement or generally applicable to other agreements of such Lender (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder and is financially able to meet such obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to the Borrower, the Issuing Banks, the Swing Line Bank and each Lender.

“Disclosed Litigation” has the meaning specified in Section 3.01(d).

“Disposed Cash Flow” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated Cash Flow of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of Consolidated Cash Flow were references to such Sold Entity or Business and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Drawing Date” means as is specified in Section 2.03(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution

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described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b) (subject to such consents, if any, as may be required under Section 8.07(b)(i)); provided that, for the avoidance of doubt, no Ineligible Assignee shall be an Eligible Assignee.

“Eligible CNI Distributions” means, with reference to any period, with respect to any Joint Venture, the net income (or loss) of such Joint Venture (and its consolidated Subsidiaries), as applicable, for such period (taken as a cumulative whole), as determined in accordance with GAAP (as calculated on a consolidated stand-alone basis), (A) adding back, to the extent deducted in such net income, and without duplication, the aggregate depreciation, depletion and amortization (other than amortization of debt discount and expense), the non-cash portion of advance royalties, any non-cash employee compensation expenses, impairment charges, unrealized losses and gains under derivative instruments and non-cash charges due to cumulative effects of changes in accounting principles, in each case, of such Joint Venture (and its consolidated Subsidiaries)  as determined in accordance with GAAP (as calculated on a consolidated stand-alone basis) and (B) excluding (x) any extraordinary, special, one-time or unusual income (or loss), (y) any income (or loss) resulting from any condemnation or casualty events (other than any such income arising directly from net cash proceeds of any sale of assets by the applicable Joint Venture; provided that any Eligible CNI Distributions arising from this parenthetical shall not exceed $5,000,000 in the aggregate in any twelve-month period).  For the avoidance of doubt, if a net loss of any Joint Venture (and its consolidated Subsidiaries), as applicable, for such period, is calculated in accordance with this definition, then no Eligible CNI Distributions shall arise with respect to such Joint Venture (and its consolidated Subsidiaries), as the case may be, for such period.  For purposes of this definition, “net income” shall be determined for each Joint Venture (and its consolidated Subsidiaries) in the same manner as Consolidated Net Income is determined for the Borrower and its Subsidiaries, including applying the exclusions contemplated in clauses (a)–(e) of the definition of “Consolidated Net Income”, with such changes applied to the definition of (I) “Consolidated Net Income” as is necessary to reflect net income is being determined for Joint Ventures and their respective consolidated Subsidiaries and (II) “Eligible CNI Distributions” as is necessary to reflect in “net income” of the Joint Ventures and their respective consolidated Subsidiaries distributions received from Investments they have in Persons that are not consolidated Subsidiaries.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law,

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any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (i) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Erroneous Payment” has the meaning assigned to it in Section 7.15.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 7.15.

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“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 7.15.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 7.15.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.15.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Balance Sheet Cash” means cash and Cash Equivalents reflected on the consolidated balance sheet of the Borrower and its Subsidiaries minus (to the extent such cash or Cash Equivalents would otherwise be included in Excess Balance Sheet Cash): (a) to the extent the payment of such amounts are not prohibited by the Loan Documents, amounts in respect of which the Borrower or any of its Subsidiaries has issued checks or has initiated wires or ACH transfers to Persons that do not constitute Affiliates of any Loan Party but have not yet been subtracted from the balance in the relevant account of the Borrower or any of its Subsidiaries, (b) any cash allocated for, reserved or otherwise set aside to pay production taxes, royalty obligations, vendor payments and lease payments or similar payments as are customary in the coal industry, of the Borrower or any of its Subsidiaries then due and owing to third parties (or to be due and owing to third parties within five Business Days of such date) and for which the Borrower or such Subsidiary has issued checks or has initiated wires or ACH transfers, (c) any cash allocated for, reserved or otherwise set aside to make scheduled payments of principal of, or interest or fees on, the Facilities due within 10 days and (d) prior to September 30, 2023, (A) any proceeds of the Term Loan Advances held by Borrower being set aside for the repurchase and/or redemption of the Existing AROP Notes plus (B) to the extent irrevocably set aside for the redemption of the Existing AROP Notes, proceeds of Revolving Credit Advances.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (i) payroll, healthcare and other employee wage and benefit accounts, (ii) tax accounts, including, without limitation, sales tax accounts, (iii) fiduciary or other trust accounts for the benefit of a Person that is not a Loan Party, (iv) workers’ compensation accounts, and (v) any lockbox or other collateral accounts under any receivables securitization facilities pursuant to Section 5.02(b)(xi), in each case, to the extent such accounts are maintained solely for the purposes described in the foregoing clauses (i) through (v), and, in the case of clauses (i) through (v), the funds or other property held in or maintained in such accounts; provided, that the Borrower’s Account shall not constitute an Excluded Account.

“Excluded Assets” means:

(a)motor vehicles (and other assets covered by certificates of title or ownership) and Letter-of-Credit Rights (as defined in the Security Agreement), in each case,

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except to the extent the security interest in such assets can be perfected by the filing of an “all assets” UCC financing statement;

(b)except to the extent a security interest is granted therein pursuant to Section 4.10 of the Security Agreement, Commercial Tort Claims  (as defined in the Security Agreement) that do not exceed $5,000,000 in the aggregate for all Collateral Granting Loan Parties;

(c)assets owned by any Collateral Granting Loan Party on the Closing Date or thereafter acquired and any proceeds thereof that are subject to a Lien pursuant to Section 5.02(a)(iv), 5.02(a)(v), 5.02(a)(vi) or 5.02(a)(vii) to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for the Finance Lease Obligation, purchase money obligation or lease subject to such Lien) validly prohibits the creation of any other Lien on such assets and proceeds;

(d)any lease, license, contract, property right or agreement to which any Collateral Granting Loan Party is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall (A) constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement  or (B) be prohibited by applicable law, in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of the relevant jurisdiction or any other applicable law or principles of equity; provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above and shall also attach to any proceeds of any excluded lease, license, contract, property rights or agreement;

(e)voting Capital Stock of any CFC constituting more than 65% of the issued and outstanding voting Capital Stock as determined for U.S. federal income tax purposes of such CFC;

(f)except for Capital Stock in Foreign Subsidiaries, any foreign collateral or credit support;

(g)assets owned by any Collateral Granting Loan Party on the Closing Date or thereafter acquired and the proceeds thereof in each case as to which the Collateral Agent and the Borrower reasonably determine in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit of the security to be afforded thereby;

(h)any “intent-to-use” Trademark applications to the extent, if any, that the grant of a security interest therein would be in violation of the Trademark Act or result in the forfeiture of Collateral Granting Loan Parties’ rights therein; provided that such security interest shall attach immediately to such Trademark application upon the filing and acceptance of a statement of use or an amendment to allege use in connection with such Trademark application;

(i)any permit or license issued by a Governmental Authority or any agreement to which any Collateral Granting Loan Party is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any requirement of law applicable thereto, validly prohibit the creation by such Collateral Granting Loan Party of a security interest in such permit, license or agreement in favor of the Collateral Agent (other than to the extent that any such

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term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of the relevant jurisdiction or any other applicable law or principles of equity);

(j)(i) any rights, title and interests in and to any receivables and related assets that have been transferred (or subjected to a security interest) from time to time in connection with the Existing Receivables Securitization Program or one or more other receivables securitization programs, in each case permitted and incurred pursuant to Section 5.02(b)(xi), (ii) all rights to, but not the obligations under, all Receivables Related Security that have been transferred (or subjected to a security interest) from time to time in connection with the Existing Receivables Securitization Program or one or more other receivables securitization programs, in each case permitted and incurred pursuant to Section 5.02(b)(xi), (iii) all monies due or to become due with respect to any of the foregoing set forth in clauses (i) and (ii) above, including all Receivables Records (as defined in the Security Agreement), (iv) all books and records related to any of the foregoing set forth in clauses (i) and (ii) above, and (v) all collections and other proceeds of any of the foregoing set forth in clauses (i) and (ii) above that are or were received by any Collateral Granting Loan Party or Receivables Financing Subsidiary, including all funds which either are received by such Collateral Granting Loan Party, the Receivables Financing Subsidiary, AROP or any servicer from or on behalf of the obligors in payment of any amounts owed (including invoice price, finance charges, interest and all other charges) in respect of receivables and related assets set forth in clauses (i) and (ii) above, or are applied to such amounts owed by the obligors (including insurance payments that such Collateral Granting Loan Party, Receivables Financing Subsidiary, AROP or servicer applies in the ordinary course of its business to amounts owed in respect of any receivable or related assets set forth in clauses (i) and (ii) above and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the obligors or any other parties directly or indirectly liable for payment of such receivables or related assets); provided, that this clause (j) shall not include the purchase price owing or paid to the Collateral Granting Loan Parties under the agreements governing such receivables securitizations programs.

(k)any right, title and interests in and to all locomotives, rail cars, rolling stock and airplanes now or hereafter owned or leased by the Collateral Granting Loan Parties;

(l)the Collateral Granting Loan Parties’ timber to be cut other than to the extent encumbered by any Mortgage;

(m)Excluded Accounts; and

(n)Fixtures (as defined in the Security Agreement) located at the inactive and closed mining facilities identified on Schedule 1.01(a) to the extent and for so long as such mining facilities are inactive and closed.

The foregoing exclusions and limitations shall not apply to the Capital Stock or assets of any Foreign Subsidiary that becomes a Voluntary Guarantor, and it is acknowledged and agreed that collateral security (including foreign security) shall be negotiated in good faith by the Borrower and the Administrative Agent in the event that a Foreign Subsidiary becomes a Voluntary Guarantor, including taking into account customary local law limitations.

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“Excluded Property” means (i) the inactive and closed mining facilities and other assets identified on Schedule 1.01(a), (ii) each Building specified on Schedule 1.01(d) and each other Building or Manufactured (Mobile) Home (as defined in the Flood Laws) located in a special flood hazard area that is immaterial as reasonably determined by the Borrower and agreed to in writing by the Collateral Agent and (iii) all real property, including leasehold interests, not included and not otherwise required to be included in the Mortgaged Property (without giving effect to the proviso in such definition), provided that in the event any inactive and closed mining facility becomes a Reactivated Mining Facility, such Reactivated Mining Facility shall be automatically removed from the definition of Excluded Property.

“Excluded Swap Guarantor” means any Loan Party (other than the Borrower) all or a portion of whose Guaranty of, or grant of a security interest to secure, any Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 17 of the Subsidiary Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or the Administrative Agent or required to be withheld or deducted from a payment to a Lender or the Administrative Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or the Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, with respect to any applicable Advance that such Lender did not acquire pursuant to a prior Commitment, the date on which such Lender acquires the applicable interest in such Advance (in each case, other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the

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applicable Commitment or Advance or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s  failure to comply with Section 2.12(e), (d) any withholding Taxes imposed under FATCA and (e) any U.S. federal backup withholding under Section 3406 of the Code.

“Existing AROP Indenture” means the Indenture, dated April 24, 2017, among AROP and Alliance Resource Finance Corporation, as issuers, MLP, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Existing AROP Notes” means the 7.500% Senior Notes due May 1, 2025 issued by AROP pursuant to the Existing AROP Indenture in the original aggregate principal amount of $400,000,000, and shall include any senior note issued after the original issuance date in substitution for or replacement of, in whole or in part, any originally issued senior note.

“Existing AROP Notes Refinancing Debt” means any Guaranties incurred by Borrower and/or any Subsidiary Guarantor of Debt issued in exchange for, or to extend, renew, replace, repurchase, retire, defease or otherwise refinance, in whole or part, Existing AROP Notes; provided that (a) such Debt and Guaranties shall not have a greater principal amount than the principal amount (or, if more than the principal amount, the accreted value) of the Existing AROP Notes so extended, renewed, replaced, repurchased, retired, defeased or otherwise refinanced plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with such extension, renewal, replacement, repurchase, retirement, defeasance or refinancing, (b) such Debt and Guarantees are unsecured and not an obligation of any Subsidiaries of the Borrower other than the Subsidiary Guarantors and (c) such Debt and Guarantees do not mature or have scheduled amortization or scheduled payments of principal, and are not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default, in each case to the extent not on terms materially less favorable to the issuer thereof than to the issuer of the Existing AROP Notes), in each case in this clause (c) prior to the date that is 91 days after the Termination Date, assuming the proviso in the definition of Termination Date does not apply.

“Existing Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of March 9, 2020 (as amended, restated, modified, waived or otherwise changed, the “Existing Credit Agreement”) among MLP, AROP, JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other parties thereto.

“Existing Debt” means Debt of the Borrower and its Subsidiaries and the Additional Alliance Entities outstanding immediately before the occurrence of the Closing Date.

“Existing Letters of Credit” means those letters of credit outstanding on the Closing Date and identified on Schedule III.

“Existing Receivables Securitization Program” the receivables securitization program evidenced by the Receivables Financing Agreement, dated as of December 5, 2014, by and among, inter alios, AROP Funding, LLC, as borrower, Alliance Coal, LLC, as initial servicer and PNC Bank, National Association, as administrative agent (as the same may be amended,

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restated, supplemented, replaced or otherwise modified from time to time; provided that no such amendment, restatement, supplement, replacement or modification shall cause such securitization program to not be permitted hereunder).

“Facility” means the Revolving Credit Facility, the Term Loan Facility, the Letter of Credit Facility or the Swing Line Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with, any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any published intergovernmental agreement (and related legislation or official guidance) implementing the foregoing.

“FCC Test Period” has the meaning specified in the definition of “Fixed Charge Ratio.”

“Federal Funds Rate” means, for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.  Notwithstanding the foregoing, if the Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Finance Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP or a lease that is otherwise required by GAAP to be classified as a finance lease. “Finance Lease” includes equipment lease financings whether the liability thereunder is required by GAAP to be recorded as debt or a finance lease, and includes leases that were entered on or prior to December 31, 2018 that were classified as “capital leases” when entered.  “Finance Lease” does not include operating leases.

“Finance Lease Obligation” means, with respect to any Person and a Finance Lease, the amount of the obligation of such Person as the lessee under such Finance Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Fiscal Year” means a fiscal year of the Borrower and its consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Ratio” means the ratio of (a) Consolidated Cash Flow minus (i) Consolidated Income Tax Expense, minus (ii) Maintenance Cap Ex to (b) Consolidated Fixed Charges of the Borrower and its Subsidiaries for each rolling four-quarter period (any such period,

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a “FCC Test Period”); provided that in the event that the Borrower or any Subsidiary incurs, assumes, repays, guarantees or redeems any Debt or issues or redeems Preferred Stock subsequent to the commencement of the FCC Test Period but prior to or simultaneously with the date of determination, then the Fixed Charge Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, repayment, guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the FCC Test Period.

For purposes of calculating the Fixed Charge Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Subsidiary during the FCC Test Period or subsequent to such FCC Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the FCC Test Period.  If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Ratio shall be calculated giving Pro Forma Effect thereto for such FCC Test Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the FCC Test Period.

For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.  If any Debt bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Debt).  Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period.  Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Flood Hazard Property” has the meaning specified in Section 5.01(i)(iv)(G).

“Flood Laws” means each of the following as now or hereafter in effect of any successor statute thereto: (i) the National Flood Insurance Act of 1994, (ii) the Flood Insurance Reform Act of 2004, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 and (iv) all other applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters.

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“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily SOFR, as applicable, or, if no floor is specified, zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Bank, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by such Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is  engaged in making, purchasing, holding or otherwise investing in commercial loans  similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“General Partner” has the meaning specified in Section 8.20

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantors” means MLP, AROP, the UC Guarantors, the Manager/GP Guarantor and the Subsidiary Guarantors, collectively, and “Guarantor” means any of MLP, AROP, the UC Guarantors, the Manager/GP Guarantor or the Subsidiary Guarantors, as applicable.

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“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)to purchase such Debt or any property constituting security therefor;

(b)to advance or supply funds (i) for the purchase or payment of such Debt, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt;

(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt of the ability of any other Person to make payment of the Debt; or

(d)otherwise to assure the owner of such Debt against loss in respect thereof.

In any computation of the Debt of the obligor under any Guaranty, the Debt that is the subject of such Guaranty shall be assumed to be a direct obligation of such obligor.  The amount of any Guaranty shall be equal to the outstanding amount of the Debt guaranteed, or such lesser amount to which the maximum exposure of such Person shall have been specifically limited.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Bank” means any Person that, as of the Closing Date or at the time it enters into an interest rate Swap Contract permitted under Section 5.02, is the Administrative Agent, the Collateral Agent or a Lender or an Affiliate of the Administrative Agent, the Collateral Agent or a Lender, in its capacity as a party to such Swap Contract.

“ICR Test Period” has the meaning specified in the definition of “Interest Coverage Ratio.”

“Identified Immaterial Subsidiaries” means the Subsidiaries of Borrower listed on Schedule IV.

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

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“Ineligible Assignee” means (a) any Loan Party or any of its Affiliates or Subsidiaries, (b) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b), (c) any Person that is engaged directly in the business of (i) the mining, production, washing, refinement, preparation, sale, marketing or transportation of coal or (ii) leasing coal reserves or other interests in minerals or mineral rights to entities engaged in the mining, production, sale or marketing of coal, and any Subsidiary of such Person, (d) a natural person or (e) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (i) has not been established for the primary purpose of acquiring any Advances or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans and (iii) has assets greater than $100,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Initial Issuing Banks” has the meaning specified in the Preamble.

“Initial Lenders” has the meaning specified in the Preamble.

“Insurance Subsidiary” means Wildcat Insurance, LLC, a Delaware limited liability company.

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Security Agreement.

“Interest Coverage Ratio” means, at any date of determination, the ratio of Consolidated Cash Flow of the Borrower and its Subsidiaries as at the end of (x) prior to the first required delivery of financial statements hereunder pursuant to Section 5.03, the fiscal quarter ended September 30, 2022 and (y) thereafter, the most recently ended fiscal quarter of the Borrower (and in the case of year-end financial statements, the last fiscal quarter of such year) for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be, to Consolidated Interest Expense of the Borrower and its Subsidiaries for such applicable fiscal quarter in clause (x) or (y) above and the immediately preceding three fiscal quarters (any such period, the “ICR Test Period”); provided that in the event that the Borrower or any Subsidiary incurs, assumes, guarantees or redeems any Debt or issues or redeems Preferred Stock subsequent to the commencement of the ICR Test Period but prior to or simultaneously with the date of determination, then the Interest Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee or redemption of Debt, or such issuance or redemption of Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the ICR Test Period.

For purposes of calculating the Interest Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Subsidiary during the ICR Test Period or subsequent to such ICR Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Investments,

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acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the ICR Test Period.  If since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Interest Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such ICR Test Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the ICR Test Period.

For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.  If any Debt bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Debt).  Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period.  Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Interest Period” means, the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Advances or Term Loan Advances bear interest under the Term SOFR Rate Option.  Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month, three months, or six months.  Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the date of such Borrowing if the Borrower is requesting new Advances, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Advances.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) with respect to Revolving Credit Advances, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Advances that would end after the Termination Date, (C) with respect to Term Loan Advances, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Advances that would end after the Termination Date, and (D) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

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“Inventory” means inventory held for sale or lease in the ordinary course of business.

“Investment” means any investment, made in cash or Cash Equivalents or by delivery of property, by the Borrower or any of its Subsidiaries (a) in any Person, whether by acquisition of stock, debt or other obligations or Security, or by loan, guaranty of any debt, advance, capital contribution or otherwise or (b) in any property.  For purposes of covenant compliance, the amount of any Investment outstanding shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment (provided, that such amount shall be deemed to be, in the case of any asset other than cash or Cash Equivalent, its fair market value as reasonably determined by (x) the Borrower if such fair market value is less than $10,000,000, (y) the board of directors of the general partner of MLP if such fair market value is at least $10,000,000 but less than $50,000,000, and (z) both the Borrower and the Administrative Agent (or at the election of any of them, by a third party appraiser designated by such party and approved by the other) if such fair market value is at least $50,000,000), without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means each Initial Issuing Bank, any other Revolving Credit Lender approved as an Issuing Bank by the Administrative Agent and any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as each such Revolving Credit Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) pursuant to, in the case of a Lender, an agreement in form and substance satisfactory to the Administrative Agent and, in the case of an Eligible Assignee, an Assignment and Assumption substantially in the form of Exhibit C hereto, for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment; provided, however, that in all cases, no Lender (other than the Initial Issuing Banks) or Eligible Assignee shall qualify as or constitute an Issuing Bank hereunder unless it is a commercial bank organized under the laws of the United States or any state thereof, has capital and surplus of not less than $500,000,000 and is, so long as no Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.  The Borrower shall have the right to request from time to time that any Revolving Credit Lender or Eligible Assignee (subject to such Revolving Credit Lender’s or Eligible Assignee’s consent) become an Issuing Bank hereunder, in which case the Administrative Agent and the Issuing Banks shall cooperate with the reasonable requests of the Borrower and assign a portion of their respective Unused Letter of Credit Commitments to such Lender or Eligible Assignee (in accordance with the provisions of this definition of Issuing Banks); provided that there shall be no more than five Issuing Banks at any time.

“Joint Lead Arrangers” has the meaning specified in the Preamble.

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“Joint Venture” means any Person (a) other than a Subsidiary of the Borrower in which the Borrower or its Subsidiaries hold an ownership interest, (b) which is an unincorporated joint venture of the Borrower or any Subsidiary or (c) any Subsidiary of the Borrower which is not Wholly Owned by the Borrower or any other Wholly Owned Subsidiary of the Borrower.

“Junior Debt” means any Debt that is Specified Debt or Debt incurred or outstanding pursuant to Section 5.02(b)(ii), 5.02(b)(iii) or 5.02(b)(iv).

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree or judgment, of any Governmental Authority, foreign or domestic.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by each Issuing Bank, over which such Issuing Bank shall have sole dominion and control, upon terms as may be satisfactory to such Issuing Bank.

“L/C Disbursement” means a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“Lenders” means the Initial Lenders, each Eligible Assignee that shall become a Lender hereunder pursuant to Section 8.07, each Issuing Bank and the Swing Line Bank for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire delivered to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Letter of Credit” has the meaning specified in Section 2.01(d). As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

“Letter of Credit Advance” has the meaning specified in Section 2.03.

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into an Assignment and Assumption, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(b)(iv) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, as such amount may be reduced or terminated, as the case may be, at or prior to such time pursuant to Section 2.05.

“Letter of Credit Fee” has the meaning specified in Section 2.08(b).

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“Letter of Credit Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Advances on such date.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest, production payment or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Finance Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements); provided, however, “Lien” shall not include any negative pledge nor any royalty interest or overriding royalty interest under any lease, sublease or other similar agreement entered into in the ordinary course.

“Liquidity” means, at any time, the amount equal to (a) unrestricted cash and Cash Equivalents held by the Borrower and the Subsidiary Guarantors in which the Collateral Agent has a first priority perfected security interest, plus (b) the aggregate Unused Revolving Credit Commitments of all Revolving Credit Lenders (to the extent then available), plus (c) the aggregate amount of cash in U.S. dollars available to be drawn by any Receivables Financing Subsidiary under any permitted receivables securitization facility (to the extent such cash is then available to be drawn, distributed or paid, directly or indirectly, to Borrower or Subsidiary Guarantors) minus (d) any cash or Cash Equivalents that would qualify for exclusion from Excess Balance Sheet Cash pursuant to one or more of clauses (a) through (c) of the definition thereof.

“Loan Documents” means (a) this Agreement and any amendment, waiver or consent under this Agreement in accordance with Section 8.01, (b) the Notes, (c) the Subsidiary Guaranty, (d) the Collateral Documents, (e) each Letter of Credit Agreement, (f) each Receivables Financing Intercreditor Letter Agreement and (g) all other agreements and instruments which, by their express terms, provide that such agreements or instruments constitute a “Loan Document” hereunder.

“Loan Parties” means the Borrower and the Guarantors.

“Maintenance Cap Ex” means Borrower’s and its Subsidiaries’ annual (or quarterly, if applicable) average estimated capital expenditures required to maintain, over the long-term, the operating capacity of their capital assets based on estimates developed by management upon a five-year planning horizon and publicly communicated by management from time to time.

“Manager/GP Guarantor” has the meaning specified in the Preamble.

“Margin Stock” has the meaning specified in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Acquired Real Properties” means a real property or group of related real properties, acquired or leased, by the Borrower or any other Collateral Granting Loan Party after

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the Closing Date in a single transaction or a series of related transactions involving a single seller, or affiliates of such seller, that individually or in the aggregate have a fair market value reasonably estimated by the Borrower to be equal to, or in excess of, $5,000,000 as of the date of acquisition or lease.

“Material Adverse Change” means any material adverse change in the business, operations, affairs, financial condition, assets or properties of  the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of  the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its payment obligations, its obligations under Article V or any other material obligations under any Loan Document to which it is a party, (c) the ability of any Guarantor to perform its payment obligations or other material obligations under the Subsidiary Guaranty, the Additional Alliance Entity Guaranty or this Agreement, as applicable, or (d) the validity or enforceability of any Loan Document.

“Material Contract” shall mean any contract, agreement or other instrument to which the Borrower or any of its Subsidiaries is or becomes party, the termination, breach or non-renewal of which could reasonably be expected to result in a Material Adverse Change.

“Material Subsidiary” means any Domestic Subsidiary (other than (A) any Receivables Financing Subsidiary and (B) any other Subsidiary that is formed solely for the purpose of acting, and acts solely as, as a captive insurance company, including the Insurance Subsidiary) of the Borrower having total assets, either (x) as reflected on its balance sheet as of any date of determination or (y) with reference to its fair market value as reasonably determined by the Borrower in good faith, equal to or in excess of $37,500,000 as of such date of determination, as determined in accordance with GAAP.

“Mines” means the mining complexes described on Schedule 1.01(b) hereto that are owned, leased or operated by the Borrower or any of its Subsidiaries, any Reactivated Mining Facility, and all additional parcels and tracts of real property acquired by any Collateral Granting Loan Party, that are either associated with the active mining complexes described on Schedule 1.01(b) or associated with new mining complexes acquired by Borrower, pursuant to an acquisition permitted under the terms hereof after the Closing Date.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Mining Facilities” means the Mines and the related facilities and assets.

“Mining Leases” means each contract, agreement or lease to which any Collateral Granting Loan Party is a party granting such Collateral Granting Loan Party an interest in coal from the property that is the subject of such contract, lease or agreement.

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“MLP” has the meaning specified in the Preamble.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning specified in Section 5.01(i)(iv)(B).

“Mortgaged Property” means the right, title and interest of the Borrower or other applicable Collateral Granting Loan Party in (a) Closing Date Identified Properties from and after the time such Closing Date Identified Properties are made subject to Mortgages pursuant to Section 5.01(o)(ii), and (b) each other real property, if any, which shall be subject to a mortgage delivered after the Closing Date pursuant to Section 5.01(i), as applicable; provided that in no event shall any Excluded Asset or Excluded Property constitute Mortgaged Property.

“Mortgages” has the meaning specified in Section 5.01(i)(iv).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Coal Investment” means any Investment in assets or Person that operates in a business other than (i) the extraction or processing of coal or (ii) a business ancillary to the extraction or processing of coal.

“Non-Consenting Lender” means any Lender that does not approve any (i) consent, waiver or amendment that (x) requires the approval of all or all affected Lenders in accordance with the terms of Section 8.01 and (y) has been approved by the Required Lenders or (ii) request by the Borrower for an extension of the Termination Date.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03.

“Note” means a Revolving Credit Note or Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion” has the meaning specified in Section 2.09.

“Notice of Renewal” has the meaning specified in Section 2.01(d).

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“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Loan Party, any payment, performance or other obligation of such Loan Party or any of the Borrower’s Subsidiaries of any kind arising under the Loan Documents or otherwise with respect to any Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, including, without limitation, any liability of such Loan Party on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, absolute or contingent, direct or indirect, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f), including without limitation, (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document, (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party and (c) interest and other monetary obligations accruing during the pendency of any proceeding referred to in Section 6.01(f) (regardless of whether allowed or allowable in such proceeding).  Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Open Year” has the meaning specified in Section 4.01(p)(ii).

“Order” has the meaning specified in Section 2.03(g).

“Other Connection Taxes” means, with respect to a Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than any connection arising from such Lender or Administrative Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or Letter of Credit, or sold or assigned an interest in any Advance, Loan Document or Letter of Credit).

“Other Facilities” has the meaning specified in Section 4.01(z).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except for (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17) and (ii) Excluded Taxes.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next

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succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate reasonably determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent” has the meaning specified in the Preamble.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 8.07(c).

“Participant Register” has the meaning specified in Section 8.07(c).

“Participation Advance” has the meaning specified in Section 2.03(b).

“Payment Recipient” has the meaning specified in Section 7.15(a).

“Payor” has the meaning specified in Section 8.17.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Perfection Certificate” means a certificate substantially in the form of Exhibit F-1 hereto or any other form approved by the Administrative Agent or the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement substantially in the form of Exhibit F-2 hereto or any other form approved by the Administrative Agent or the Collateral Agent.

“Permitted Encumbrance” has the meaning given to such term (or any substantially similar term) in the Mortgages.

“Permitted Holders” means (i) Joseph W. Craft III, his estate, spouse, heirs, lineal descendants, legatees, legal representatives (in their capacities as such) or the trustee (in its capacity as such) of a bona fide trust of which one or more of the foregoing are the exclusive beneficiaries thereof and (ii) any entity controlled, directly or indirectly, by any Persons referred to in the preceding clause (i), whether through the ownership of voting securities, by contract or otherwise.

“Permitted Liens” means each of the following:

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(a)Liens for property taxes, assessments or other governmental charges which are not yet due and payable and delinquent or the validity of which is being contested in good faith in compliance with Section 5.01(b);

(b)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the amount, applicability or validity thereof is being contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary;

(c)Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Finance Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d)any attachment or judgment Lien for the payment of money in an aggregate amount not to exceed $20,000,000; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary; and

(e)leases, subleases, licenses and rights of use granted to others in the ordinary course of business, zoning restrictions, easements, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title that were not incurred in connection with and do not secure Debt (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), and not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; provided that such Liens do not, in the aggregate, materially detract from the value of such property or adversely affect the use of such property for its intended purpose.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” has the meaning specified in the Preamble.

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“Post-Petition Interest” has the meaning specified in Section 9.08(b).

“Preferred Stock” of any Person means any class of Capital Stock of such Person that is preferred over any other class of Capital Stock of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of an acquisition permitted hereunder or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement, cancellation or repayment of Debt and (c) any incurrence, prepayment or redemption of Debt by the Borrower or any of the Subsidiaries in connection therewith (it being agreed  that if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt as at the relevant date of determination).

“Pro Forma Entity” has the meaning provided in the definition of the term “Acquired Consolidated Cash Flow.”

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitments under the applicable Facility or Facilities (or, in the case of the Term Loan Facility, the principal amount of such Lender’s Term Loan Advances) at such time and the denominator of which is the amount of the aggregate Commitments under the applicable Facility or Facilities (or, in the case of the Term Loan Facility, the aggregate principal amount of the Term Loan Advances of all Term Lenders) at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Prudent Operating Practice” means the mining practices, methods and acts that would be employed by a reasonable and prudent mining operator having assets and operations

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similar in size and scope to the Borrower and its Subsidiaries, using mining equipment and techniques in the conduct of diligent and safe mining operations with due regard for all applicable requirements of laws.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 8.16.

“Reactivated Mining Facility” means any inactive or closed mining facility identified on Schedule 1.01(a) hereof which is reopened or reactivated for use by the Borrower or any Subsidiary after the Closing Date and all additional parcels and tracts of real property owned or leased by a Collateral Granting Loan Party that are associated with such reopened or reactivated facility.

“Receivables Financing Subsidiary” means AROP Funding and any Subsidiary of the Borrower or a Loan Party that is formed solely for the purpose of engaging in, and engages in, one or more receivables financing transaction pursuant to Section 5.02(b)(xi).

“Receivables Financing Intercreditor Letter Agreement” means any intercreditor agreement or other letter agreement between the Collateral Agent and any securitization lender(s) (or their authorized representative) of any receivables securitization facilities permitted hereunder, in form and substance reasonably satisfactory to the Collateral Agent, including, the letter agreement attached hereto as Exhibit J (the “Closing Date Receivables Financing Intercreditor Letter Agreement”).

“Receivables Related Security” means with respect to any receivable and related assets which are transferred (or subject to a security interest) as part of one or more receivables securitization programs permitted by Section 5.02(b)(xi):

(1)all of the applicable Receivables Financing Subsidiary’s, the Collateral Granting Loan Parties’ or AROP’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such receivable and related assets,

(2)all instruments and chattel paper that may evidence such receivable and related assets,

(3)all other security interests or liens and property subject thereto from time to time purporting to secure payment of such receivable and related assets, whether pursuant to the contract related to such receivable and related assets or otherwise, together with all UCC financing statements or similar filings relating thereto,

(4)all of the applicable Receivables Financing Subsidiary’s, the Collateral Granting Loan Parties’ and AROP’s rights, interests and claims under the related contracts

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and all guaranties, indemnities, insurance and other agreements (including the related contract) or arrangements of whatever character from time to time supporting or securing payment of such receivable and related assets or otherwise relating to such receivable and related assets, whether pursuant to the contract related to such receivable and related assets or otherwise, and

(5)all of the applicable Receivables Financing Subsidiary’s, the Collateral Granting Loan Parties’ and AROP’s rights, interests and claims under the sale, financing and other agreements and promissory notes, certificates, instruments, UCC financing statements, reports, notices and documents executed or delivered under or in connection with receivables securitization programs permitted by Section 5.02(b)(xi).

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank and (d) any other Secured Party, as applicable.

“Register” has the meaning specified in Section 8.07(b)(iv).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” means as is specified in Section 2.03(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Repurchase Agreement” means any written agreement:

(a)that provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Borrower or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the “Transfer Price”) by the Borrower or such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Borrower or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

(b)in respect of which the Borrower or such Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

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(c)in connection with which the Borrower or such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

“Required Flood Materials” has the meaning specified in Section 5.01(i).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Lender at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Required Share” has the meaning specified in Section 2.20.

“Resignation Effective Date” has the meaning specified in Section 7.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Restricted Payment” has the meaning set forth in Section 5.02(g).

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Person (a) the amount set forth opposite such Person’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Person has entered into one or more Assignment and Assumptions, the amount set forth for such Person in the Register maintained by the Administrative Agent pursuant to Section 8.07(b)(iv) as such Person’s “Revolving Credit Commitment”, in each case, as such amount may be reduced or terminated, as the case may be, at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time, as such amount may be reduced or terminated, as the case may be, at or prior to such time pursuant to Section 2.05.

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“Revolving Credit Lender” means, at any time, any Person that has a Revolving Credit Commitment at such time, and if the Revolving Credit Commitments have been terminated or expired, then any Lender that is owed or then holds any outstanding Revolving Credit Advance or participations in or funding obligations in respect of any Letter of Credit.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, issued upon request by such Revolving Credit Lender pursuant to Section 2.16(a), in substantially the form of Exhibit A-2, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Revolving Credit Lender.

“S&P” means S&P Global Ratings.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (on the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of the Ukraine, the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Section 5.02 that is entered into by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to

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time pursuant to Section 7.01, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security” has the meaning set forth in Section 2(a)(1) of the Securities Act.

“Security Agreement” has the meaning set forth in Section 3.01(a)(iv).

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Settlement Date” means the applicable Business Day on which the Administrative Agent elects to effect settlement pursuant Section 2.20.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR Adjustment” means with respect to any Interest Period, the following:

SOFR Adjustment	Interest Period
10 basis points (0.10%)	For a 1-month Interest Period
15 basis points (0.15%)	For a 3-month Interest Period
25 basis points (0.25%)	For a 6-month Interest Period

The SOFR Adjustment for Daily SOFR shall be the SOFR Adjustment for a 1-month period

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Floor” means a rate of interest per annum equal to 0.0%.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without

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limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Sold Entity or Business” has the meaning provided in the definition of the term “Consolidated Cash Flow”.

“Solvency Certificate” has the meaning set forth in Section 3.01(a)(xiii).

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Debt” means (x) any Existing AROP Notes, (y) any Debt of Borrower or any of its Subsidiaries incurred under Section 5.02(b)(ii), Section 5.02(b)(iii) or Section 5.02(b)(iv) (including, for the avoidance of doubt, any Debt that constitutes Debt of Borrower or a Subsidiary due to its Guaranty issued with respect thereto), to the extent and in the principal amount issued or incurred in exchange for or upon conversion (whether such Debt (or the proceeds thereof) is so applied for such exchange or conversion upon issuance thereof or, to the extent set aside or otherwise earmarked therefor, thereafter) of any Existing AROP Notes or (z) any Debt of Borrower or any of its Subsidiaries incurred under Section 5.02(b)(ii),  Section 5.02(b)(iii) or Section 5.02(b)(iv) (including, for the avoidance of doubt, any Debt that constitutes Debt of Borrower or a Subsidiary due to its Guaranty issued with respect thereto) to the extent and in the principal amount issued or incurred  to refinance, repurchase or redeem (whether such Debt (or the proceeds thereof) is so applied for such refinancing, repurchase or redemption upon issuance or incurrence thereof or, to the extent set aside or otherwise earmarked therefor, thereafter) any of the Debt referred to in clause (x) or (y) of this sentence, in each case in each of clauses (x), (y) and (z) to the extent such Debt  has a stated maturity or has mandatory principal payments (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) due on a date that is before 91 days after March 9, 2027.

“Specified Transaction” means, with respect to any period, any Investment, any disposition of assets, incurrence, prepayment, redemption, retirement, cancellation or repayment of Debt, Restricted Payments, or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Springing Maturity Date” means January 30, 2025.

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“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.

“Subordinated Obligations” has the meaning specified in Section 9.08.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other entity of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interests in the capital or profits of such partnership, limited liability company, joint venture or association with ordinary voting power to elect a majority of the board of directors (or persons performing similar functions) of such partnership, limited liability company, joint venture or association, or (c) the beneficial interests in such trust or other entity with ordinary voting power to elect a majority of the board of trustees (or persons performing similar functions) of such trust or other entity, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries, or by one or more of such Person’s other Subsidiaries.  Unless otherwise clear from context, any “Subsidiary” shall be deemed a Subsidiary of the Borrower.

“Subsidiary Guarantors” means (x) the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i) or  Section 5.01(p) and (y) each Voluntary Guarantor.

“Subsidiary Guaranty” has the meaning specified in Section 3.01(a)(iii).

“Supported QFC” has the meaning specified in Section 8.16.

“Surviving Debt” means Debt of the Borrower and its Subsidiaries and the Additional Alliance Entities outstanding immediately before and after giving effect to the initial Borrowing.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such

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master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency or commodity swaps and hedging obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.  For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means PNC.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank, the amount of the Swing Line Facility set forth in Section 2.01(c), as such amount may be reduced or terminated at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” has the meaning specified in Section 2.01(c).

“Tax Affiliate” means, with respect to any Loan Party or any of its Subsidiaries, an Affiliate that is a member of a consolidated, combined, unitary or similar Tax group which includes any such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender holding a Term Loan Commitment, or following the funding of the Term Loan Commitments on the Closing Date, a Term Loan Advance.

“Term Loan Advance” has the meaning specified in Section 2.01(a).

“Term Loan Borrowing” means a borrowing consisting of Term Loan Advances made by the Term Lenders.

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“Term Loan Commitment” means, as to any Person at any time, the amount initially specified opposite such Person’s name on Schedule I under the caption “Term Loan Commitment” or (b) if such Person has entered into one or more Assignment and Assumptions, the amount set forth for such Person in the Register maintained by the Administrative Agent pursuant to Section 8.07(b)(iv) as such Person’s “Term Loan Commitment”, in each case, as such amount may be reduced or terminated, as the case may be, at or prior to such time pursuant to Section 2.05

“Term Loan Facility” means, at any time, the aggregate amount of the Term Lenders’ outstanding Term Loan Advances at such time, as such amount may be reduced or terminated, as the case may be, at or prior to such time pursuant to Section 2.05 or by payment thereof.

“Term Loan Note” means a promissory note of the Borrower payable to the order of any Term Lender, issued upon request by such Term Lender pursuant to Section 2.16(a), in substantially the form of Exhibit A-1, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from the Term Loan Advances made by such Term Lender.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” has the meaning specified in the definition of “Term SOFR Rate.”

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage.  If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date.  If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.  The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.

“Term SOFR Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

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“Term SOFR Rate Option” means the option of the Borrower to have Term Loan Advances and Revolving Credit Advances bear interest at the rate and under the terms specified in Section 2.07(a)(ii).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (i) March 9, 2027; provided that if (x) any Specified Debt is outstanding on the Springing Maturity Date and (y) after giving effect to any repayment in cash of any Specified Debt on the Springing Maturity Date, Liquidity as of the Springing Maturity Date is less than $200,000,000, the Termination Date pursuant to this clause (i) shall be the Springing Maturity Date and (ii) with respect to the Revolving Credit Commitments, the Letter of Credit Commitment, the Swing Line Commitment and the Revolving Credit Facility, the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment and the Swing Line Commitment pursuant to Section 2.05 or 6.01.

“Title Practices Certificate” has the meaning specified in Section 5.01(i).

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:  (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents on the Closing Date, (b) the creation of Liens pursuant to the Collateral Documents on the Closing Date, (c) the making of the Advances and the issuance of the Letters of Credit under this Agreement on the Closing Date, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, abandons, transfers, leases (as lessor), or otherwise disposes of any of its assets; provided, however, that “Transfer” shall not include (a) the granting of any Liens permitted to be granted pursuant to this Agreement, (b) any transfer of assets permitted pursuant to Section 5.02(d) or 5.02(e), (c) the making of any Restricted Payment permitted pursuant to Section 5.02(g) or (d) the making of any Investments permitted pursuant to Section 5.02(f).

“Transfer Price” has the meaning specified in the definition of “Repurchase Agreement.”

“Type” refers to the distinction between Advances bearing interest at the Base Rate, Advances bearing interest at the Term SOFR Rate and Advances bearing interest at the Daily SOFR.

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“UC Coal” has the meaning specified in the Preamble.

“UC Guarantors” has the meaning specified in the Preamble.

“UC Mining” has the meaning specified in the Preamble.

“UC Processing” has the meaning specified in the Preamble.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States Governmental Security” means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 8.16.

“Unused Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligations of such Issuing Bank to issue Letters of Credit to the Borrower in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the sum of (i) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank and (ii) the aggregate principal amount of all Reimbursement Obligations owed to such Issuing Bank and Letter of Credit Advances made by such Issuing Bank.

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“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time (a) such Revolving Credit Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Revolving Credit Lender (in its capacity as a Revolving Credit Lender and not as the Swing Line Bank or an Issuing Bank) and outstanding at such time plus (ii) such Revolving Credit Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letters of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(e)(ii)(B)(3).

“Voluntary Guarantor” has the meaning specified in Section 5.01(i).

“Voting Stock” means, (a) Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or persons performing similar functions) or (b) in the case of a partnership, limited liability company or joint venture, interests in the profits or capital thereof entitling the holders of such interests to approve major business actions.

“Wholly Owned” means, at any time, with respect to any Subsidiary of any Person, a Subsidiary of which at least ninety-eight percent (98%) of all of the outstanding Capital Stock (except directors’ qualifying shares) and Voting Stock are owned by any one or more of such Person and such Person’s other Wholly Owned Subsidiaries at such time.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to

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provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02Computation of Time Periods; Rules of Interpretation; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  The terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  References in the Loan Documents to any agreement, document or contract, unless otherwise specified, shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and, if applicable, the Loan Documents.  References in the Loan Documents to any Person shall mean and be a reference to such Person and its permitted successors and assigns. Any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. When used herein, “repurchase” shall also be deemed to include “purchase” and vice versa.  Whenever the context may require, any pronoun in this Agreement or any other Loan Document shall include the corresponding masculine, feminine and neuter forms. Section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document. Unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

SECTION 1.03Accounting Terms; Pro Forma Basis.  (a)  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time (“GAAP”).  Notwithstanding anything to the contrary contained in this Section 1.03 or in the definition of “Finance Lease Obligations,” in accounting for any lease (or similar arrangement conveying the right to use) pursuant to Financial Accounting Standards Board Accounting Standards, Leases (“ASC 842”) that would require treating any such lease (or similar arrangement) as a finance lease right to use asset and corresponding finance lease obligation where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018, such lease shall not be considered a Finance Lease, and all calculations and deliverables under Section 5.04 shall be made or delivered, as applicable, in accordance therewith.  Notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude all liabilities related to operating leases as defined by ASC 842 (or any successor provision), which shall be excluded from the definition of “Debt” and payments related to operating leases shall not be included in interest expenses in part or in whole.  When used herein “term of the Facilities” or similar words refers to the period from the Closing Date to the Termination Date.

(b)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Debt to Consolidated

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Cash Flow Ratio, the Interest Coverage Ratio and the Consolidated CoalCo Debt to Consolidated Cash Flow Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04Benchmark Replacement Notification.  Section 2.07(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate or Daily SOFR, as applicable, is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or Daily SOFR or with respect to any alternative or successor rate thereto, or replacement rate therefor.

SECTION 1.05Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.01The Advances and the Letters of Credit.

(a)Term Loan Advances.  Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Term Loan Advance”) to the Borrower on the Closing Date in an aggregate principal amount for each such Term Loan Advance equal to such Term Lender’s Term Loan Commitment.  Once prepaid or repaid, Term Loan Advances may not be reborrowed. Term Loan Advances may be Term SOFR Rate Advances or Base Rate Advances, as further set forth herein.

(b)The Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an amount for each such Advance not to exceed such Revolving Credit Lender’s Unused Revolving Credit Commitment at such time.  Each Revolving Credit Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of Base Rate Advances and in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term SOFR Rate Advances (other than, in the case of Base Rate Advances, a Revolving Credit Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances, in which case such Base Rate Advances may be in an aggregate amount necessary to repay or prepay in full such Swing Line Advances or Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from

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time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) or the other applicable provisions of this Agreement and reborrow under this Section 2.01(b).  Revolving Credit Advances may be Term SOFR Rate Advances or Base Rate Advances, as further set forth herein.

(c)The Swing Line Advances.  The Borrower may request the Swing Line Bank to make, and the Swing Line Bank agrees to make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date for the Revolving Credit Facility applicable to the Swing Line Bank (i) in an aggregate outstanding amount not to exceed at any time $15,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Daily SOFR Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) or Section 2.06(b) or the other applicable provisions of this Agreement and reborrow under this Section 2.01(c).

(d)The Letters of Credit.  The Borrower may at any time prior to the Termination Date request the issuance of a letter of credit (each, a “Letter of Credit”) for its own account or the account of another Loan Party (provided that Letters of Credit for which a Person other than the Borrower or a Subsidiary Guarantor is an Account Party shall be limited to an aggregate Available Amount of all such Letters of Credit of $50,000,000) or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the applicable Issuing Bank (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Bank may specify from time to time by no later than 10:00 a.m. Eastern Time at least five (5) Business Days, or such shorter period as may be agreed to by such Issuing Bank, in advance of the proposed date of issuance.  The Borrower shall authorize and direct the applicable Issuing Bank to name the Borrower or Subsidiary Guarantor as the “Applicant” or “Account Party” of each Letter of Credit, whether or not such Letter of Credit is for the account of the Borrower or such Subsidiary Guarantor.  Promptly after receipt of any letter of credit application, the applicable Issuing Bank shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.

As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(e)The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower or any other Loan Party to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.

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SECTION 2.02Making the Advances.  (a)  Except as otherwise provided in Section 2.02(b) or Section 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier, in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of such Borrowing, (ii) the requested Type of Advances comprising such Borrowing, (iii) the Class of Advance to be made, (iv) the requested aggregate principal amount of such Borrowing and (v) in the case of a Borrowing consisting of Term SOFR Rate Advances, initial Interest Period for each such Advance.  Each Appropriate Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b)Each Swing Line Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the thirtieth day after the requested date of such Borrowing).  The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.  Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Revolving Credit Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such

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Revolving Credit Lender.  Each Revolving Credit Lender acknowledges and agrees that its obligation to purchase an assignment in Swing Line Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever.  The Borrower hereby agrees to each such sale and assignment.  Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (A) the Business Day on which demand therefor is made by the Swing Line Bank; provided that notice of such demand is given not later than 12:00 noon (New York City time) on such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Revolving Credit Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  If such Revolving Credit Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Revolving Credit Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Term SOFR Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Term SOFR Rate Advances shall then be suspended pursuant to Section 2.07(d), Section 2.09(b)(ii) or Section 2.10(c) and (ii) Advances in respect of the Facility may not be outstanding as part of more than ten separate Borrowings with different Interest Periods in aggregate under the Facility.

(d)Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.

(e)Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02, as the case may be, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such

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corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03Letter of Credit Subfacility.  (a)  Issuance of Letters of Credit.

(i)Unless the applicable Issuing Bank has received notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit pursuant to Section 2.01(d), that one or more applicable conditions in Section 3.02 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Revolving Credit Lenders specified in this Section 2.03, such Issuing Bank or any of such Issuing Bank’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension so requested pursuant to Section 2.01(d); provided that each Letter of Credit shall (A) unless such Issuing Bank agrees otherwise, have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than ten (10) Business Days prior to the Termination Date (assuming for this purpose that the Termination Date is the earliest possible date that it may be pursuant to the definition thereof, but it being understood that if clause (x) of the definition of Termination Date is not applicable, then the proviso to clause (i) of the definition of Termination Date shall not apply) unless such Letter of Credit is Cash Collateralized or backstopped (by a backstop letter of credit from an issuer reasonably satisfactory to the relevant Issuing Bank) at the time of issuance thereof and at all times thereafter in a minimum amount of 105% or Borrower backstops such Letter of Credit pursuant to other arrangements satisfactory to such Issuing Bank in its discretion; provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, the aggregate Letter of Credit Commitments of the Issuing Banks, (2) the stated amount of any such proposed Letter of Credit exceed the Unused Letter of Credit Commitment of the applicable Issuing Bank or (3) the stated amount of any such Letter of Credit exceed the aggregate Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time.  Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 3.02 after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing

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Bank and the Revolving Credit Lenders, a security interest in all Cash Collateral pledged pursuant to this Section or otherwise under this Agreement.

If the Borrower so requests in any applicable request for a Letter of Credit, any Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Termination Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 are not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(ii)Notwithstanding Section 2.03(a)(i), no Issuing Bank shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or law request or directive, shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally or (C) any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Revolving Credit Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.15) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

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(b)Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Bank will promptly notify the Borrower and the Administrative Agent thereof.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse such Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) such Issuing Bank prior to 12:00 noon on the second Business Day after an amount is paid by such Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of such Issuing Bank an amount equal to the amount so paid by such Issuing Bank.  In the event the Borrower fails to reimburse such Issuing Bank (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the second Business Day after the Drawing Date, the Administrative Agent will promptly notify each Revolving Credit Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Advances be made by the Revolving Credit Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the sufficiency of Unused Revolving Credit Commitments of the Revolving Credit Lenders and subject to the conditions specified in Section 3.02 other than any notice requirements.  Any notice given by the Administrative Agent or Issuing Bank pursuant to this Section 2.03(b)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  It shall not be a Default hereunder, to the extent Borrower has availability of adequate Revolving Credit Advances under the Revolving Credit Facility to fund the Reimbursement Obligation (including, for the avoidance of doubt, the ability to satisfy the conditions to borrowing in Section 3.02), for Borrower to elect to fund any Reimbursement Obligation from Revolving Credit Advances as contemplated above as opposed to direct payment by the Borrower to the Issuing Bank to fund the Reimbursement Obligation.

(ii)Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(b)(i) make available to the Administrative Agent for the account of the applicable Issuing Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Revolving Credit Lenders shall (subject to this Section 2.03(b)) each be deemed to have made a Revolving Credit Advance under the Base Rate Option to the Borrower in that amount.  If any Revolving Credit Lender so notified fails to make available to the Administrative Agent for the account of such Issuing Bank the amount of such Revolving Credit Lender’s Pro Rata Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Revolving Credit Lender’s obligation to make such payment, from the Drawing Date to the date on which such Revolving Credit Lender makes such payment (A) at a rate per annum equal to the Federal Funds Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable

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to Revolving Credit Advances under the Base Rate Option on and after the fourth day following the Drawing Date.  The Administrative Agent and such Issuing Bank will promptly give notice (as described in Section 2.03(b)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or such Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Credit Lender to effect such payment on such date shall not relieve such Revolving Credit Lender from its obligation under this Section 2.03(b)(ii).

(iii)With respect to any unreimbursed drawing that is not converted into Revolving Credit Advances under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.03(b)(i), because of the Borrower’s failure to satisfy the conditions specified in Section 3.02 other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a borrowing (each a “Letter of Credit Advance”) in the amount of such drawing.  Such Letter of Credit Advance shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Advances under the Base Rate Option.  Each Revolving Credit Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to this Section 2.03(b) shall be deemed to be a payment in respect of its participation in such Letter of Credit Advance (each, a “Participation Advance”) from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03(b).

(c)Repayment of Participation Advances.

(i)Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Bank of immediately available funds from the Borrower (A) in reimbursement of any payment made by such Issuing Bank under the Letter of Credit with respect to which any Revolving Credit Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by such Issuing Bank under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Bank will pay to each Revolving Credit Lender, in the same funds as those received by the Administrative Agent, the amount of such Revolving Credit Lender’s Pro Rata Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Bank the amount of the Pro Rata Share of such funds of any Revolving Credit Lender that did not make a Participation Advance in respect of such payment by such Issuing Bank.

(ii)If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the applicable Issuing Bank pursuant to this Section 2.03 in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Revolving Credit Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Credit Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

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(d)Documentation.  Each Loan Party agrees to be bound by the terms of the applicable Issuing Bank’s application and agreement for letters of credit and such Issuing Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Bank shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(e)Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(f)Nature of Participation and Reimbursement Obligations.  Each Revolving Credit Lender’s obligation in accordance with this Agreement to make the Revolving Credit Advances or Participation Advances, as contemplated by Section 2.03(b), as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the applicable Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.03 under all circumstances, including the following circumstances:

(i)any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such Issuing Bank or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against such Issuing Bank or any of its Affiliates, any Revolving Credit Lender or any other Person for any reason whatsoever;

(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Advance, with the conditions specified in Sections 2.01, 2.02 or 3.02 or as otherwise specified in this Agreement for the making of a Revolving Credit Advances, it being acknowledged that such conditions are not required for the making of a Letter of Credit Advance and the obligation of the Revolving Credit Lenders to make Participation Advances under Section 2.03(b);

(iii)any lack of validity or enforceability of any Letter of Credit;

(iv)any claim of breach of warranty that might be made by any Loan Party or any Revolving Credit Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Revolving Credit Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the applicable Issuing Bank or its Affiliates or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein

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or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuing Bank or any of its Affiliates has been notified thereof;

(vi)payment by the applicable Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by the applicable Issuing Bank or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Bank has received written notice from such Loan Party of such failure within three (3) Business Days after such Issuing Bank shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)any breach of this Agreement or any other Loan Document by any party thereto;

(xi)the occurrence or continuance of an Bankruptcy Event with respect to any Loan Party;

(xii)the fact that an Event of Default or a Default shall have occurred and be continuing;

(xiii)the fact that the Termination Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

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(g)Liability for Acts and Omissions.  As between any Loan Party and any Issuing Bank, or such Issuing Bank’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Bank or its Affiliates has been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the such Issuing Bank or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of the such Issuing Bank’s or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve any Issuing Bank from liability for such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  Notwithstanding the foregoing, in no event shall any Issuing Bank or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, each Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or

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negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to strictly comply with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by any Issuing Bank or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Bank or its Affiliates under any resulting liability to the Borrower or any Revolving Credit Lender.

Each Issuing Bank hereby agrees that if a payment is made on a Letter of Credit contrary to the terms of the Letter of Credit or in connection with fraud, lack of authority or for any other reason where payment should not have been made on such Letter of Credit, irrespective of whether or not the Issuing Bank would have liability to the Loan Parties for making such payment and irrespective of whether the Loan Parties may be equitably subrogated, the Loan Parties shall be contractually subrogated to all the rights and interests of the Issuing Bank against the Persons that received such payment and the beneficiary of the applicable Letter of Credit.  The Issuing Bank will reasonably cooperate with the Loan Parties, at the Loan Parties’ expense, in connection with such subrogation and any claims brought by the Loan Parties against such Persons and beneficiary.

(h)Issuing Bank Reporting Requirements.  Each Issuing Bank shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

(i)Cancellation or Return of the Letter of Credit.  Any Letter of Credit may be cancelled and terminated according to its terms or upon written agreement of the Account Party and beneficiary, in which case, at such time as the Issuing Bank no longer has any liability thereunder, such Letter of Credit shall be deemed cancelled and terminated.

(j)Resignation of Issuing Bank.  An Issuing Bank may resign upon assignment of all (but not less than all) of its Revolving Credit Commitments and Revolving Credit Advances and assumption by one or more Issuing Banks of all (but not less than all) of its Letter of Credit Commitment.  After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

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SECTION 2.04Repayment of Advances.  (a)  Term Loan Advances.  On each Amortization Date, the Borrower shall pay to the Administrative Agent for the ratable account of the Term Lenders an aggregate principal amount of Term Loan Advances equal to 6.25% of the aggregate principal amount of the Term Loan Advances made on the Closing Date (each such payment on each such Amortization Date, an “Amortization Payment”), with the principal balance of all outstanding Term Loan Advances payable upon the Termination Date.  Any prepayments of principal of Term Loan Advances pursuant to Section 2.06(a) shall be allocated to reduce the Amortization Payments as directed by Borrower in the notice from the Borrower to the Administrative Agent accompanying such prepayment, and in the absence of any such direction, shall be allocated to reduce the Amortization Payments on a ratable basis among the remaining Amortization Payments.

(b)Revolving Credit Advances.   The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c)Swing Line Advances.  The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the thirtieth day after the requested date of such Borrowing) and the Termination Date for the Revolving Credit Facility applicable to the Swing Line Bank.

SECTION 2.05Termination or Reduction of the Revolving Credit Commitments.  (a)  Optional.  The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portion of the Swing Line Facility and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of any such Facility (i) shall be in an aggregate amount of $5,000,000 (or in the case of the Swing Line Facility, $500,000) or an integral multiple of $1,000,000 (or in the case of the Swing Line Facility, $100,000) in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b)Mandatory.  (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii)The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06Prepayments.  (a)  Optional.  The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Term SOFR Rate Advances, in each case to the Administrative Agent stating the Type

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of Advance to be prepaid, the Class of Advance to be prepaid, the proposed prepayment date and the aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of Base Rate Advances and $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term SOFR Rate Advances and (ii) if any prepayment of a Term SOFR Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).

(b)Mandatory.  (i)  The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowing, the Letter of Credit Advances and the Swing Line Advances in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (I) the Revolving Credit Advances, (II) the Reimbursement Obligations, (III) the Letter of Credit Advances and (IV) the Swing Line Advances, in each case, then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(ii)The Borrower shall make prepayments of Advances under the Revolving Credit Facility at the times and in the amounts required by Section 5.05.

(iii)Prepayments of the Revolving Credit Facility made pursuant to clause (i) or clause (ii) shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full and third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowing until such Advances are paid in full.

(iv)[Reserved.]

(v)All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 8.04(c).

(c)Letters of Credit.  The Borrower shall, on the day that is 30 days prior to the Termination Date, pay to the Administrative Agent for deposit in the applicable L/C Cash Deposit Accounts an amount sufficient to cause the aggregate amount on deposit in all L/C Cash Deposit Accounts to equal 105% of the aggregate Available Amount of all Letters of Credit then outstanding.  Upon the drawing of any such Letter of Credit, to the extent funds are on deposit in the applicable L/C Cash Deposit Account, such funds shall be applied to reimburse the applicable Issuing Bank to the extent permitted by applicable law, and if so applied, such reimbursement shall be deemed a repayment of the corresponding Letter of Credit Advance in respect of such Letter of Credit.  After all such Letters of Credit shall have expired or been fully drawn upon and all other Obligations of the Borrower with respect to such Letters of Credit shall have been paid

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in full, the balance, if any, in the L/C Cash Deposit Accounts in respect of such Letters of Credit shall be promptly returned to the Borrower.

SECTION 2.07Interest.

(a)Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)Base Rate Advances.  During such periods as such Revolving Credit Advance or Term Loan Advance is a Base Rate Advance (as selected in at the Borrower’s option in the applicable Notice of Borrowing or Notice of Conversion), a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of such Advance in effect from time to time, payable in arrears quarterly on the first day of each fiscal quarter during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)Term SOFR Rate Advances.  During such periods as such Revolving Credit Advance or Term Loan Advance is a Term SOFR Rate Advance (as selected in at the Borrower’s option in the applicable Notice of Borrowing or Notice of Conversion), a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Term SOFR Rate for such Interest Period for such Advance; plus (B) the SOFR Adjustment; plus (C) the Applicable Margin in respect of such Advance in effect prior to the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Rate Advance shall be Converted or paid in full.

(iii)Daily SOFR Advances.  For each Daily SOFR Advance, a rate per annum equal at all times to the sum of (A) Daily SOFR plus (B) the SOFR Adjustment plus (C) the Applicable Margin in respect of such Advance in effect from time to time, payable in arrears quarterly on the first day of each fiscal quarter during such period and on the date such Swing Line Advance shall be Converted or paid in full.

(b)Default Interest.  Upon the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, the Borrower shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (ii) or (iii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i), (ii) or (iii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above

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the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i), (ii) or (iii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall automatically accrue and be payable hereunder.

(c)Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a Notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (ii) above.

(d)Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(i)Unascertainable; Increased Costs. If at any time:

(A)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate or Daily SOFR, as applicable cannot be determined pursuant to the definition thereof; or

(B)the Required Lenders determine that for any reason in connection with any request for a Term SOFR Rate Advance or a Daily SOFR Advance or conversion thereto or continuation thereof that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Advance during the applicable Interest Period or Daily SOFR does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Advance, as applicable, and the Required Lenders provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 2.07(d)(iii)

(ii)Illegality.  If at any time any Lender shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Advance or Daily SOFR Advance, or the determination or charging of interest rates based on the Term SOFR Rate or Daily SOFR, has been made impracticable or unlawful by compliance by such Lender in good faith with any law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), then the Administrative Agent shall have the rights specified in Section 2.07(d)(iii).

(iii)Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 2.07(d)(i) above, the Administrative Agent shall

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promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 2.07(d)(ii) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Term SOFR Rate Advance or Daily SOFR Advance, as applicable, shall be suspended (to the extent of the affected Term SOFR Rate Advances or Interest Periods or Daily SOFR Advance) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 2.07(d)(i) and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option and the Term SOFR Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of a Base Rate Advance.  If any Lender notifies the Administrative Agent of a determination under Section 2.07(d)(ii), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 2.07(d)(ii), as to any Advance of the Lender to which a Term SOFR Rate Option applies, on the date specified in such notice either convert such Advance to a Base Rate Advance otherwise available with respect to such Advance or prepay such Advance in accordance with Section 2.06(a).  Absent due notice from the Borrower of conversion or prepayment, such Advance shall automatically be converted to a Base Rate Advance upon such specified date.

(iv)Benchmark Replacement Setting.

(A)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Secured Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have  occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes

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hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(B)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (D) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding  absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 2.07(d).

(D)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any

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similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may  modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate or Daily SOFR, the Borrower may revoke any pending request for an Advance bearing interest based on such rate or conversion to or continuation of Advances bearing interest based on such rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Advance or conversion to a Base Rate Advance. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(v)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) any request to Convert any Advance to, or continuation of any Advance as, a Term SOFR Rate Advance shall be ineffective, and (B) if any Notice of Borrowing requests a Term SOFR Rate Advance, such Borrowing shall be made as a Base Rate Advance.

SECTION 2.08Fees.  (a) Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the Closing Date until the Termination Date, payable in arrears quarterly on the first Business Day of each fiscal quarter and on the Termination Date for the Revolving Credit Facility, at a percentage per annum equal to the Applicable Percentage applicable to such Lender at such time on the sum of the average daily Unused Revolving Credit Commitment of such Revolving Credit Lender plus its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter.

(b)Letter of Credit Fees, Etc.  The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin then in effect for Letters of Credit times the daily amount available to be drawn under each Letter of Credit and (ii) to the applicable Issuing Bank for its own account a fronting fee equal to 0.15% per annum on the daily amount available to be drawn under each Letter of Credit.  All Letter of Credit Fees and fronting fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter.  The Borrower shall also pay to the applicable

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Issuing Bank for such Issuing Bank’s sole account the Issuing Bank’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.  Upon the occurrence and during the continuance of a Default under Section 6.01(a) or 6.01(f) or, upon the request of the Required Lenders following and during the continuance of any other Event of Default, the amount of commission payable by the Borrower under clause (b)(i) shall be increased by 2% per annum.

(c)Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

SECTION 2.09Conversion of Advances.  (a) Optional.  The Borrower may on any Business Day, upon notice (a “Notice of Conversion”) given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuation, in the case of the Conversion or continuation of any Advances (or portion thereof) into or as Term SOFR Rate Advances, and on the same Business Day, in the case of the Conversion of any Advances (or portion thereof) into Base Rate Advances, and subject, in each case, to the provisions of Sections 2.07 and 2.10, Convert (or in the case of Term SOFR Rate Advances, continue) all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Term SOFR Rate Advances into Base Rate Advances or continuation of Term SOFR Rate Advances shall be made only on the last day of an Interest Period for such Term SOFR Rate Advances, any Conversion of Base Rate Advances into Term SOFR Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances (or portion thereof) shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances (or portion thereof) comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility.  Each such Notice of Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or continuation, (ii) the aggregate amount of the Advances (or portion thereof) to be Converted or continued and (iii) if such Conversion or continuation is into Term SOFR Rate Advances, the duration of the initial Interest Period for such Advances (or portion thereof).  Each Notice of Conversion shall be irrevocable and binding on the Borrower.

(b)Mandatory.

(i)If the Borrower shall provide a notice of Conversion or continuation and fail to select the duration of any Interest Period for any Term SOFR Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Term SOFR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into or continue as a Term SOFR Rate Advance with an interest period of one month.  In addition, if the Borrower shall fail to provide a timely notice of Conversion or continuation for any Term

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SOFR Rate Advance, such Term SOFR Rate Advance will automatically Convert into a Base Rate Advance.

(ii)Upon the occurrence and during the continuance of any Event of Default, (A) each Term SOFR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into or to continue Term SOFR Rate Advances as, Term SOFR Rate Advances shall be suspended during such continuance.

SECTION 2.10Increased Costs, Etc.  (a) If, due to either (i) the introduction,  adoption or taking effect of or any change in or in the interpretation, administration, implementation or application of any Law after the date hereof or (ii) the compliance with any guideline, rule, directive or request from any central bank or other Governmental Authority (whether or not having the force of Law) enacted, promulgated, issued or made after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Term SOFR Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (A) Indemnified Taxes and (B) Excluded Taxes), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)If any Lender or Issuing Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority enacted, promulgated, issued or made after the date hereof (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender’s or Issuing Bank’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in any Letters of Credit (or similar contingent obligations), then, upon demand by such Lender or Issuing Bank or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank for such newly enacted, promulgated or issued law, regulation or guideline in the light of such circumstances, to the extent that such Lender or Issuing Bank reasonably determines such increase in capital to be allocable to the existence of such Lender’s or Issuing Bank’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Borrower by such Lender or Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

(c)If, with respect to any Term SOFR Rate Advances under any Facility, the Required Lenders in respect of such Facility notify the Administrative Agent that the Term SOFR

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Rate for any Interest Period for such Advances will not adequately reflect the cost to Lenders of making, funding or maintaining their Term SOFR Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Term SOFR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Term SOFR Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(d)Notwithstanding anything herein to the contrary, for the purposes of this Section 2.10, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case in the case of this clause (ii), be deemed to be a change in Law (whether or not having the force of Law) after the Closing Date regardless of the date enacted, adopted, promulgated, implemented or issued.

SECTION 2.11Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  Except as otherwise expressly provided herein, the Administrative Agent will promptly thereafter cause like funds to be distributed if such payment by the Borrower is in respect of any obligation then payable hereunder and under the Notes to (i) more than one Lender, to such Lenders for the account of their respective Lending Offices ratably in accordance with the amounts of such respective obligations then payable to such Lenders and (ii) one Lender, to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(b)(iv) or upon the purchase by any Revolving Credit Lender of any Swing Line Advance pursuant to Section 2.02(b), from and after the effective date of such Assignment and Assumption or purchase, as the case may be, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned or purchased thereby to the Lender assignee or purchaser thereunder, and, in the case of an Assignment and Assumption, the parties to any such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term SOFR Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each

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determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)Except as otherwise expressly set forth herein, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or Letter of Credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Rate Advances to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(d)(A) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Advances that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01(a) or Section 2.01(b) and Section 2.02(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing of Advances available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Advances under the Base Rate Option.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. (B) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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(e)If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent shall distribute such funds to each Lender ratably in accordance with such Lender’s Pro Rata Share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate Available Amount of all Letters of Credit then due and payable at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender and shall return any unused funds to the Borrower.

SECTION 2.12Taxes.  (a)  Any and all payments by any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all Taxes, except as required by law.  If any applicable withholding agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to or for the account of any Lender or the Administrative Agent, (A) the applicable withholding agent shall make all such deductions, (B) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (C) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as may be necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.12) such Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made for Taxes.

(b)In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)The Borrower shall indemnify each Lender and the Administrative Agent within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, the Borrower shall deliver to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(e)(i)  Any Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payment made hereunder, under any Note or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested in writing by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding pursuant to such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payment under any Loan Document is effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

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(4)to the extent a Foreign Lender is not the beneficial owner (for example, if such Foreign Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of such direct and indirect partner(s);

(C)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), executed copies of any other documentation prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender hereunder, under the Note or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 2.12(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any

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documentation provided by such Lender to the Administrative Agent pursuant to Section 2.12(e). Notwithstanding any other provisions of this Section 2.12(e), no Lender shall be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), then such Lender or the Administrative Agent, as applicable, shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.12(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.12(f) shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations hereunder, under the Note and any other Loan Document.

SECTION 2.13Pro Rata Treatment of Lenders; Sharing of Payments, Etc.

(a)Pro Rata Treatment of Lenders. (A) Each borrowing of Revolving Credit Advances shall be allocated to each Revolving Credit Lender according to its Pro Rata Share and (B) each selection of, conversion to or renewal of any Base Rate Option or Term SOFR Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, commitment fees and Letter of Credit Fees (but excluding the Administrative Agent’s fee and the Issuing Banks’ fronting fees) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 2.07(d)(iii) in the case of an event specified in Section 2.07(d), 2.17(b) or 2.10) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, commitment fees and Letter of Credit Fees, as specified in this Agreement.  Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Line Advances shall be made by or to the Swing Line Bank according to Section 2.01(c) and Section2.04(c).

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(b)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)the provisions of this Section 2.13(b) shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or Participation Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation. For purposes of clause (b) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.13 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) or Advance(s) (as applicable) to which such participation relates.

SECTION 2.14Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (a) on or after the Closing Date, to pay transaction fees and expenses incurred in connection herewith and (b) from time to time, for general corporate purposes, including working capital, capital expenditures, permitted Restricted Payments, acquisitions and Investments permitted hereunder and redemption or repurchase of all or part of the Existing AROP Notes or Existing AROP Notes Refinancing Debt. The issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such Letters of Credit) solely for general corporate purposes, including to support surety bond obligations, but not to support indebtedness for borrowed money.

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SECTION 2.15Defaulting Lenders.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions specified in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Advance owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that

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are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(1)No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(3)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrower shall, without duplication, (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swing Line Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Unused Revolving Credit Commitment of any Non-Defaulting Lender to fall below zero.  Subject to Section 8.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swing Line Advances.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Bank’s

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Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures specified in Section 2.21.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Swing Line Bank and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Swing Line Advances/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Bank shall not be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.16Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Term Loan Note, in substantially the form of Exhibit A-1, or a Revolving Credit Note, in substantially the form of Exhibit A-2, as applicable, payable to the order of such Lender in a principal amount equal to the applicable Commitment of such Lender.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)The Register maintained by the Administrative Agent pursuant to Section 8.07(b)(iv) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due

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and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations of the Borrower under this Agreement.

SECTION 2.17Mitigation; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.10 (or provides a notice or makes a demand under Section 2.10(c)), or if the Borrower is required to pay any indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12  (or eliminate the need to provide a notice or make demand under Section 2.10(c)), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.10 (or provides a notice or makes a demand under Section 2.10(c)), or if the Borrower is required to pay any indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender becomes a Defaulting Lender, or if any Lender is a Non-Consenting Lender, then the Borrower may, so long as no Default has occurred and is continuing and at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or 2.12) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in L/C Disbursements, Letter of Credit Advances, Reimbursement Obligations and Swing Line Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such

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compensation or payments and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent or the applicable request for extension.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18Indemnity.  In addition to the compensation or payments required by Section 2.10 or Section 2.12, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a)payment (including any payment in connection with a reallocation pursuant to Section 2.19(g)), prepayment, conversion or renewal of any Advance to which a Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due);

(b)attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any proposed Borrowing under Section 2.02 to which a Term SOFR Rate Option applies or proposed Conversion under Section 2.09 to which a Term SOFR Rate Option applies or notice relating to prepayments under Section 2.06(b) of a Term SOFR Rate Option or failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance required hereunder other than an Advance under the Base Rate Option on the date or in the amount notified by the Borrower, or

(c)any assignment of an Advance under the Term SOFR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.17.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

SECTION 2.19[Reserved].

SECTION 2.20Settlement Date Procedures.  In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Line Advances and the Swing Line Bank may make Swing Line Advances as

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provided in Section 2.01(c) hereof during the period between Settlement Dates. The Administrative Agent shall notify each Revolving Credit Lender of its Pro Rata Share of the total of the Revolving Credit Advances and the Swing Line Advances (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to its Required Share less its Revolving Credit Advances, and the Administrative Agent shall pay to each Lender its Pro Rata Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Advances. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed date of Borrowing for Revolving Credit Advances and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 2.20 shall relieve the Lenders of their obligations to fund Revolving Credit Advances on dates other than a Settlement Date pursuant to Section 2.01(b) or require Borrower to repay any Advance or other amount due hereunder early or increase the amount required to be paid by the Borrower. The Administrative Agent may at any time at its option for any reason whatsoever require each Revolving Credit Lender to pay immediately to the Administrative Agent such Revolving Credit Lender’s Pro Rata Share of the outstanding Revolving Credit Advances and each Revolving Credit Lender may at any time require the Administrative Agent to pay immediately to such Revolving Credit Lender its Pro Rata Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Advances.

SECTION 2.21Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

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(c)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and, if the Borrower provided such Cash Collateral and the Borrower and Issuing Bank do not so agree, such Cash Collateral shall be returned to the Borrower.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01Conditions Precedent to Initial Borrowings.  The obligation of each Lender to make the initial Advances, of the Issuing Banks to issue the initial Letters of Credit, and of the Swing Line Bank to make any Swing Line Advances to be made on the Closing Date is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such initial Advances or issuance of such initial Letters of Credit and to the satisfaction (or waiver in writing) of the following conditions:

(a)The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

(i)Executed counterparts of this Agreement, duly executed by the Borrower, each Additional Alliance Entity, the Administrative Agent, each Lender, each Issuing Bank and the Swing Line Bank.

(ii)The Notes payable to the order of the Lenders that have requested Notes no later than three (3) days prior to the Closing Date.

(iii)A guaranty in substantially the form of Exhibit D hereto (together with each other guaranty and guaranty supplement delivered from time to time by a Subsidiary of Borrower, in each case as amended, the “Subsidiary Guaranty”), duly executed by each Subsidiary Guarantor.

(iv)A pledge and security agreement in substantially the form of Exhibit E hereto (together with each other security agreement and security agreement supplement delivered pursuant to this Agreement, the “Security Agreement”), duly executed by each Collateral Granting Loan Party and the Collateral Agent, together with:

(A)certificates and instruments, if any, representing the securities Collateral referred to therein accompanied by undated stock powers or instruments of transfer executed in blank,

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(B)UCC financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement (except to the extent such Collateral is fixtures or “as extracted” collateral),

(C)certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Collateral Granting Loan Party as debtor and that are filed in those state and county jurisdictions in which any Collateral Granting Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent or the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),

(D)a Perfection Certificate, duly executed by or on behalf of each of the Collateral Granting Loan Parties, and

(E)evidence that all other actions, recordings and filings that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement (except with respect to fixture filings related to the Mortgaged Properties and “as-extracted” collateral filings) has been taken.

(v)[reserved].

(vi)A pledge agreement in substantially the form of Exhibit K hereto (together with each other pledge agreement and pledge agreement supplement delivered by AROP or the Manager/GP Guarantor pursuant to this Agreement, the “AROP/MGP Pledge Agreement”), duly executed by AROP, the Manager/GP Guarantor and the Collateral Agent, together with:

(A)certificates and instruments, if any, representing the securities Collateral referred to therein accompanied by undated stock powers or instruments of transfer executed in blank, and

(B)UCC financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the AROP/MGP Pledge Agreement, covering the Collateral described in the AROP/MGP Pledge Agreement.

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(vii)The Patent Security Agreement (as defined in the Security Agreement), duly executed by the applicable Collateral Granting Loan Parties and the Collateral Agent, together with evidence that all action that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under such Patent Security Agreement, other than the recordation of the Patent Security Agreement, has been taken.

(viii)Certified copies of the resolutions (or excerpts thereof) of each Loan Party approving the Transaction (to the extent applicable to it) and each Loan Document to which it is or is to be a party and/or authorizing the general partner, managing member or officers, as applicable, to act on behalf of such limited partnership, limited liability company or corporation, as the case may be, and of all documents evidencing other necessary action (including, without limitation, all necessary general partner, managing member, board of directors or other similar action) and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Loan Document to which it is or is to be a party.

(ix)A copy of a certificate of the Secretary of State of the jurisdiction of organization or formation of each Loan Party and (if applicable) each general partner or managing member of each Loan Party dated reasonably near the Closing Date, certifying (A) as to a true and correct copy of the charter or similar Constitutive Documents of such Person and each amendment thereto on file in such Secretary’s office, (B) that (I) such amendments are the only amendments to such Person’s charter or similar Constitutive Documents on file in such Secretary’s office and (II) such Person has paid all franchise taxes to the date of such certificate and (C) such Person is duly formed and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

(x)A copy of a certificate of the Secretary of State of each jurisdiction in which any Loan Party or any general partner or managing member, as applicable, of each Loan Party is required to be qualified to do business, dated reasonably near the Closing Date, stating that such Person is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company, as applicable, in such State and has filed all annual reports required to be filed to the date of such certificate.

(xi)A certificate of each Loan Party or on its behalf by the managing general partner, general partner or managing member, as applicable, of each Loan Party, signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary (or persons performing similar functions), dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter or similar Constitutive Documents of such Person since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(ix), (B) a true and correct copy of the bylaws or limited liability company agreement (or similar Constitutive Documents) as in effect on the date on which the resolutions referred to in Section 3.01(a)(viii) were adopted and on the Closing Date, (C) the due

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organization or formation and good standing or valid existence of such Person as a corporation, a limited liability company or a limited partnership, as the case may be, organized or formed under the laws of the jurisdiction of its organization or formation, and the absence of any proceeding for the dissolution or liquidation of such Person, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (E) the absence of any event occurring and continuing that constitutes a Default.

(xii)A certificate of the Secretary or an Assistant Secretary of each Loan Party or on its behalf by its managing general partner, general partner or managing member, as applicable, certifying the names and true signatures of the officers or managers, as applicable, of such Person authorized to sign on its behalf each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(xiii)A certificate, substantially in the form of Exhibit G hereto (the “Solvency Certificate”), attesting to the Solvency of the Loan Parties before and after giving effect to the Transaction, from the chief financial officer (or person performing similar functions) of the Borrower.

(xiv)A five year Business Plan in form and scope satisfactory to the Administrative Agent.

(xv)A favorable opinion of Rose Grasch Camenisch Mains PLLC, counsel for the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated as of the Closing Date, in substantially the form of the opinion pre-approved by counsel to the Administrative Agent prior to the Closing Date.

(xvi)A favorable opinion of GableGotwals, New York counsel for the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated as of the Closing Date, in substantially the form of the opinion pre-approved by counsel to the Administrative Agent prior to the Closing Date, covering such customary matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(xvii)A certificate of the Borrower and each of the Additional Alliance Entities signed by a Responsible Officer, dated the Closing Date stating that (i) each of the representations and warranties of the Loan Parties contained in Article IV and in the other Loan Documents are true and accurate on and as of the Closing Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), (ii) no Event of Default or Default exists or would result from the Transaction to occur on the Closing Date, and (iii) the conditions set forth in Section 3.01(c), 3.01(d), 3.01(e) and 3.01(g) are satisfied as of the Closing Date.

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(b)The Lenders shall be satisfied with the capitalization of each Loan Party and the partnership, limited liability company or corporate structure of each Loan Party and its managing general partner or managing member, as applicable, including, without limitation, the terms and conditions of the Constitutive Documents and each class of Capital Stock in such Loan Party and each other agreement or instrument relating to such partnership structure, legal structure, and capitalization, and the tax status of the Borrower as being treated as a partnership for tax purposes.

(c)Since December 31, 2021, there shall not have occurred, nor shall there exist any event or circumstance that could be reasonably be expected to result in, a Material Adverse Change.

(d)There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or, to the best knowledge of the Borrower, threatened before any Governmental Authority that (i) would be reasonably likely to have a Material Adverse Effect other than the matters satisfactory to the Administrative Agent and described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction, and there shall have been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(e)All Governmental Authorizations and third party consents and approvals necessary in connection with the Transaction shall have been obtained or shall be in the process of being obtained so long as it is not anticipated that such consents and approvals may not be obtained (in each case without the imposition of any conditions that are not acceptable to the Lenders) and those obtained shall be in effect (other than those the failure to obtain which would, individually or collectively, be reasonably likely not to have a Material Adverse Effect); and no law or regulation shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or the Borrower’s Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, the Capital Stock in the Borrower or its Subsidiaries, any properties or other assets of any Collateral Granting Loan Party or any Pledged Collateral (as defined in the Pledge Agreement).

(f)The Borrower shall have paid all accrued fees of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Lenders and all reasonable expenses of the Administrative Agent and the Collateral Agent (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent) to the extent such fees and expenses have been invoiced at least 24 hours prior to the date hereof.

(g)(i) The Borrower’s and its Subsidiaries’ employee benefit plans shall be, in all material respects, funded in accordance with the minimum statutory requirements, (ii) no “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) shall have occurred and be continuing as to any such employee benefit plan, and (iii) no termination of, or withdrawal from, any such employee benefit plan shall have occurred and be continuing or be contemplated.

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(h)(i) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(i)Prior to or substantially simultaneously with the making of the initial Advances on the Closing Date, the credit facilities under the Existing Credit Agreement shall have been repaid in full and terminated (other than the provisions thereof that survive the repayment in full of the Existing Credit Agreement) and all Collateral (as defined in the Existing Credit Agreement) shall have been released, and customary pay-off letters, Uniform Commercial Code financing termination statements, mortgage releases, deposit account control agreement terminations, intellectual property security agreement terminations and all other documentation necessary or advisable to effectuate such repayment and termination shall have been executed and delivered, or Administrative Agent shall have been provided a written commitment of the collateral agent under the Existing Credit Agreement that authorizes the filing of such Uniform Commercial Code financing termination statements and to provide such other terminations and releases within a reasonable period of time after the Closing Date.

SECTION 3.02Conditions Precedent to Each Borrowing and Issuance and Renewal.  The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) or a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or date of issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, notice of issuance of a Letter of Credit or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(a)the representations and warranties contained in each Loan Document are correct in all material respects (except to the extent any such representation or warranty itself is qualified by “materiality”, “Material Adverse Effect” or a similar qualifier, in which case it shall be correct in all respects) on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or

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warranties that, by their terms, refer to an earlier date, in which case as of such earlier date; and

(b)no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom.

SECTION 3.03Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01Representations and Warranties.  The Borrower, AROP (solely with respect to itself) and each other Additional Alliance Entity (solely with respect to itself) represent and warrant as follows:

(a)Each Loan Party, each of the Borrower’s Subsidiaries, each Receivables Financing Subsidiary and each managing general partner or managing member of each Loan Party (i) is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly organized or formed, validly existing and in good standing or validly subsisting under the laws of the jurisdiction of its organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited partnership, limited liability company or other entity in each other jurisdiction in which its ownership or leasing of property or in which the conduct of its business requires it to so qualify or be licensed, and (iii) has all requisite corporate, limited liability company, partnership or other power and authority (including, without limitation, all material Governmental Authorizations other than such Governmental Authorizations that are being obtained in the ordinary course of business or, that if not obtained, is not reasonably likely to result in a Material Adverse Effect) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding Capital Stock in the Borrower has been validly issued, fully paid (to the extent required by such Borrower’s operating agreement) and non-assessable (except as such non-assessability may be affected by section 18-607 of the Delaware Limited Liability Company Act) and are owned by the Persons in the amounts specified on the applicable portion of Schedule 4.01(a) hereto free and clear of all Liens (other than Liens created pursuant to the Collateral Documents).

(b)Set forth on Schedule 4.01(b) hereto is a complete and accurate list of each Receivables Financing Subsidiary as of the date hereof and all Subsidiaries of the Borrower  as of the date hereof, showing as of the date hereof (as to each such Subsidiary), the jurisdiction of its organization, the number of shares of each class of its Capital Stock authorized, and the number outstanding, on the date hereof and the percentage of each such

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class of its Capital Stock owned (directly or indirectly) by the Borrower or another Subsidiary and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Capital Stock in the Borrower’s Subsidiaries has been validly issued, is fully paid (to the extent required by such Subsidiary’s operating agreement, in the case of a limited liability company) and non-assessable (except as such non-assessability may be affected by section 18-607 of the Delaware Limited Liability Company Act, in the case of a limited liability company that is organized under the Delaware Limited Liability Company Act, or section 275.230 of the Kentucky Limited Liability Company Act, in the case of a limited liability company that is organized under the Kentucky Limited Liability Company Act) and are owned  by Borrower or one or more of its Subsidiaries free and clear of all Liens (other than Liens created pursuant to the Collateral Documents).

(c)The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction by each Loan Party to the extent applicable to it, are within such Loan Party’s or such Loan Party’s managing general partner’s or managing member’s corporate, partnership or limited liability company powers, have been duly authorized by all necessary action by or on behalf of such Loan Party (including, without limitation, all necessary partner, managing member or other similar action), and do not (i) contravene such Loan Party’s or such Loan Party’s managing general partner’s or managing member’s Constitutive Documents, (ii) violate any law, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of the Borrower’s Subsidiaries or any of their properties, except where such conflict, breach, default or payment would not reasonably be expected to result in a Material Adverse Effect, or (iv) except for the Liens created or permitted under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of the Borrower’s Subsidiaries.  Neither any Loan Party nor any of the Borrower’s Subsidiaries are in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d)No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by or on behalf of any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction applicable to it, (ii) the exercise by the Administrative Agent, the Collateral Agent, or any Lender of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect (other than those the failure to obtain which would not individually or collectively be reasonably likely to have a Material Adverse Effect),

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(iii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iv) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) other than filings of Collateral Documents necessary for perfection or (v) the remedies in respect of the Collateral pursuant to the Collateral Documents.

(e)This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

(f)There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of the Borrower’s Subsidiaries, including any Environmental Action, pending or, to the best knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that (i) would be reasonably expected to be adversely determined, and if so determined would be reasonably expected to have a Material Adverse Effect except as set forth on Schedule 4.01(f) hereto, or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction applicable to such Loan Party, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of the Borrower’s Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)The Consolidated balance sheet of the MLP and its Subsidiaries as at December 31, 2021 and the related Consolidated statement of income and Consolidated statement of cash flows of the MLP and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Grant Thornton LLP, independent public accountants, and the Consolidated balance sheet of the MLP and its Subsidiaries as at September 30, 2022, and the related Consolidated statement of income and Consolidated statement of cash flows of the MLP and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer (or person performing similar functions) of the managing general partner of the MLP, copies of which have been furnished to each Lender, fairly present, subject, in the case of such balance sheet as at September 30, 2022, and such statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the MLP and its Subsidiaries as at such dates and the Consolidated results of operations of the MLP and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2021, there has been no event or condition that has caused or could reasonably be expected to cause a Material Adverse Change.

(h)The Consolidated and consolidating forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries for the five-year period ending 2027 delivered to the Lenders prior to the Closing Date pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of

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such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its future financial performance.

(i)Neither any written information, exhibit nor report furnished by or on behalf of any Loan Party to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents nor the information contained in the MLP’s public filings (as updated from time to time), when taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which the same were made.

(j)The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

(m)The Borrower and its Subsidiaries, taken as a whole, are Solvent.  Neither the Borrower nor any other Loan Party presently intends to (a) be or become subject to a voluntary case under any Bankruptcy Law, (b) make a general assignment for the benefit of creditors or (c) have a custodian, conservator, receiver or similar official appointed for such Person or any substantial part of such Person’s assets, in each case within the next five Business Days, and no such Person presently expects to (w) be or become subject to an involuntary case under any Bankruptcy Law, (x) be subject to a forced liquidation or otherwise be adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, (y) make a general assignment for the benefit of creditors as a result of any direct action by any other Person or (z) have a custodian, conservator, receiver or similar official appointed for such Person or any substantial part of such Person’s assets as a result of any direct action by any other Person, in each case within the next five Business Days.

(n)(i) Set forth on Schedule 4.01(n) hereto is a complete and accurate list as of the date hereof of all Plans and Multiemployer Plans.

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(ii)No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to result in a Material Adverse Effect.

(iii)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no change in such funding status which could reasonably be expected to result in a Material Adverse Effect.

(iv)Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect.

(v)Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA which could reasonably be expected to result in a Material Adverse Effect.

(o)(i) Except as set forth on Part I of Schedule 4.01(o) hereto:  the operations and properties of each Loan Party and each of the Borrower’s Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, except where the failure to so comply is reasonably expected to not have a Material Adverse Effect, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs other than any such obligations or costs that are reasonably expected to not have a Material Adverse Effect, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of the Borrower’s Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law other than such restrictions that are reasonably expected to not have a Material Adverse Effect.

(ii)Except as set forth on Part II of Schedule 4.01(o) hereto or as is reasonably expected to not have a Material Adverse Effect:  none of the properties currently or formerly owned or operated by any Loan Party or any of the Borrower’s Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of the Borrower’s Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of the Borrower’s Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or

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operated by any Loan Party or any of the Borrower’s Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of the Borrower’s Subsidiaries.

(iii)Except as set forth on Part III of Schedule 4.01(o) hereto, neither any Loan Party nor any of the Borrower’s Subsidiaries is undertaking (or has had undertaken on its behalf), and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law where such investigation or assessment or remedial or response action could reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party, any of the Borrower’s Subsidiaries or any Receivables Financing Subsidiary have not been disposed of in a manner reasonably expected to have a Material Adverse Effect.

(p)(i) Each Loan Party and each of its Subsidiaries and Tax Affiliates has filed, has caused to be filed or has been included in all U.S. federal Tax returns (and all other material state, local and foreign tax returns) required to have been filed and has paid all material Taxes required to have been paid by it (including, in each case, in its capacity as a withholding agent).

(ii)Set forth on Schedule 4.01(p) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and Tax Affiliates for which U.S. federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(iii)The aggregate unpaid amount, as of the date hereof, of adjustments to the U.S. federal income Tax liability of each Loan Party and each of its Subsidiaries and Tax Affiliates proposed by the Internal Revenue Service with respect to Open Years does not exceed $0.  No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.

(iv)The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign Tax liability of each Loan Party and its Subsidiaries and Tax Affiliates proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to U.S. federal income Tax returns) does not exceed $370,000.  No issues have been raised by such taxing authorities that, in the aggregate, would be reasonably likely to have a Material Adverse Effect.

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(q)Neither the business nor the properties of any Loan Party or any of the Borrower’s Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

(r)Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(s)Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule (if any) therefor.

(t)Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Liens on the property or assets of each Collateral Granting Loan Party and each of Borrower’s Subsidiaries, as of the date hereof, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary of the Borrower subject thereto.

(u)Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Investments consisting of Debt or equity securities held by each Collateral Granting Loan Party and each of Borrower’s Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(v)(i) Each Loan Party and the Borrower’s Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, for which the failure so to do, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect, (ii) to the best knowledge of each Loan Party, no product or practice of any Loan Party or any of the Borrower’s Subsidiaries infringes in any material respect on any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, and (iii) to the best knowledge of each Loan Party, there is no material violation by any Person of any right of any Loan Party or of any of the Borrower’s Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Borrower or any of its Subsidiaries.

(w)To the best knowledge of each Loan Party, the Borrower and its Subsidiaries maintain adequate reserves for future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, and such reserves are not less than those required by GAAP.

(x)The provisions of this Agreement and the other Loan Documents, when executed and delivered, create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and, upon the filing of appropriate UCC financing statements and, with respect to any intellectual property, filings in the

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United States Patent and Trademark Office and the United States Copyright Office, or taking such other action as may be required for perfection under applicable law, such Liens will constitute, to the extent required by the Loan Documents, perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) to the extent any such Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, (b) in the case of Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral, (c) to the extent that perfection of such security interests and Liens are not required by the Loan Documents, (d) Liens that are Permitted Liens under paragraphs (a), (b), (c) and (e) of the definition of Permitted Liens, (e) Permitted Encumbrances and (f) Liens in Collateral consisting of real property or fixtures or Liens in As-Extracted Collateral (as defined in the Security Agreement), each of which will not be perfected until the execution, acknowledgment and proper recordation of Mortgages and the filing of UCC fixture filings and/or “as extracted” financing statements, as applicable, in accordance with the requirements set forth in Section 5.01(i) and Section 5.01(o).

(y)Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party, each of the Borrower’s Subsidiaries and each Receivables Financing Subsidiary and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and each Loan Party, each of the Borrower’s Subsidiaries, each Receivables Financing Subsidiary and their respective officers and directors and to the knowledge of the Borrower or any Additional Alliance Entity, their employees and agents, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects.  None of (a) any Loan Party, any Subsidiary of the Borrower, any Receivables Financing Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower or any Additional Alliance Entity, any agent of any Loan Party any Subsidiary of any the Borrower or any Receivables Financing Subsidiary, that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law, Anti-Terrorism Law or applicable Sanctions.

(z)As of the Closing Date, each of the Collateral Granting Loan Parties and each of Borrower’s Subsidiaries has good and marketable title and valid leasehold interest (subject in each case to Permitted Liens) to the properties of such Loan Party, subject to the terms and conditions of the applicable lease or conveyance instrument and except when failure to have such title to property or interest could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Collateral Granting Loan Parties and each of Borrower’s Subsidiaries owns and has on the date hereof good and marketable title or subsisting leasehold, easement or other real property interest (subject only to Permitted Liens and such other Liens as permitted by the Loan Documents) to, and enjoys on the date hereof peaceful and undisturbed possession of, all such properties that are necessary for the present operation and conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse

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Effect.  There are no Liens of any nature whatsoever on any assets of any Collateral Granting Loan Party or Subsidiary of Borrower other than:  (i) Liens granted pursuant to the Loan Documents, (ii) other Liens in existence on the Closing Date as reflected on Schedule 4.01(t), (iii) Permitted Liens, (iv) Permitted Encumbrances and (v) such other Liens as permitted by Section 5.02(a).  Each Collateral Granting Loan Party and each of Borrower’s Subsidiaries has an undivided fee simple title to the real property interest (including interests in surface and/or coal mining rights) or a leasehold interest in an undivided interest in the real property interest (including interests in surface and/or coal mining rights) together with no less than those real properties, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner operated at such time (subject only to Liens as permitted by the Loan Documents) to all active Mining Facilities covered by outstanding Governmental Authorizations issued to such Loan Party to the extent necessary to conduct its business as currently conducted and to utilize such properties for their intended purpose. Schedule 1.01(a) accurately describes in all material respects all closed and inactive Mining Facilities of the Collateral Granting Loan Parties as of the date hereof, including the location of such Mining Facilities. Schedule 1.01(b) accurately describes in all material respects all active Mining Facilities owned, leased or operated by the Collateral Granting Loan Parties as of the date hereof, including the location of such Mining Facilities.  As of the date hereof, no Collateral Granting Loan Party owns support operations that are material to the operation of the active Mining Facilities that are not listed on the portion of Schedule 1.01(c) labeled “Other” (the properties labeled “Other” on Schedule 1.01(c), collectively, the “Other Facilities”).

(aa)Schedule 1.01(c) sets forth a complete and accurate list as of the Closing Date of the locations of all active Mines, active Mining Facilities and Other Facilities held by each Collateral Granting Loan Party and all leases, including Mining Leases, related to such properties to which a Collateral Granting Loan Party is a party (except for those leases for which a Collateral Granting Loan Party is the lessor), and in the case of any surface leases or subleases for the active Mining Facilities or the Other Facilities on which facilities are located, whether such lease, sublease or other instrument requires the consent of the landlord or counterparty thereunder or other parties thereto in order to grant the Liens on the Collateral to the Collateral Agent for the benefit of the Secured Parties and the other secured parties, if any, under the Security Agreement.

(bb)The Mortgages to be executed and delivered pursuant to Section 5.01(i) and 5.01(o), when executed, acknowledged, delivered, filed and recorded in the proper real estate filing office or recording offices, will be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable first priority Lien on all of the applicable Collateral Granting Loan Parties’ right, title and interest in and to the Mortgaged Property (or other similar term, each as defined in the applicable Mortgage) thereunder, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected first priority Lien on, and security interest in, all right, title, and interest of the applicable Collateral Granting Loan Parties in such Mortgaged Property prior and superior in right to the Lien of any other person, except for Permitted Liens and Permitted Encumbrances.

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(cc)The properties of each Collateral Granting Loan Party and each of Borrower’s Subsidiaries are insured with financially sound and reputable insurance companies that, except for the Insurance Subsidiary, are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(dd)No Loan Party is an Affected Financial Institution.

(ee)As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

(ff)The Borrower intends to and shall use the proceeds of the Advances in accordance with Section 2.14.

(gg)Each of the Borrower and its Subsidiaries maintains, operates, preserves and protects all of its properties and equipment necessary in the operation of the active Mining Facilities in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted) in accordance with Prudent Operating Practice and in conformance with any and all applicable domestic or foreign, federal, state or local (or any subdivision) statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other requirements of Governmental Authorities relating to surface or subsurface mining operations and activities, including, but not limited to, the Surface Mining Control and Reclamation Act, Federal Coal Leasing Amendments Act, 30 U.S.C. §§ 181 et seq., the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, and the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq., each as amended, and any comparable state and local laws or regulations, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(hh)As of the date hereof, the Identified Immaterial Subsidiaries do not, in the aggregate, have assets with a value in excess of $15,000,000 (x) as reflected on their respective balance sheets or (y) with reference to the fair market value of their assets.

(ii)The Existing Receivables Securitization Program is on terms and conditions customary for transactions of that type.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01Affirmative Covenants.  So long as any Advance or any other monetary obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding (and not have been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Banks) or any Lender shall have any Commitment

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hereunder, the Borrower, on behalf of itself and its Subsidiaries, each other Loan Party (solely with respect to itself and solely with respect to clauses (a), (b), (g) and (j))) will:

(a)Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, except to the extent failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

(b)Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except to the extent failure to so pay or discharge, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects, with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)Maintenance of Insurance.  (i) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, except to the extent failure to maintain such insurance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or except to the extent such risks are self-insured in a manner and in an amount consistent with sound business practices and customary industry standards and all such insurance shall name the Collateral Agent as mortgagee (in the case of property

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insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (ii) if at any time any Mortgaged Property is a Flood Hazard Property, keep and maintain, at all times flood insurance on terms and in an amount sufficient to comply with the rules and regulations promulgated under the Flood Laws, provided that in the case of any real property that is acquired after the Closing Date that is a Flood Hazard Property, any evidence of the flood insurance required to be maintained under this Section 5.01(d) shall be delivered to the Collateral Agent prior to the effective date of the Mortgage in respect of such Flood Hazard Property and such evidence of flood insurance shall be subject to the reasonable approval of the Collateral Agent.  The foregoing requirement for flood insurance shall not apply to Flood Hazard Properties that are otherwise excluded under the definition of Excluded Assets or Excluded Property.

(e)Preservation of Partnership or Limited Liability Company Existence, Etc.  Preserve and maintain, and in the case of the Borrower, cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name (in the case of the Borrower), rights (charter and statutory), permits, licenses, approvals, privileges,  franchises and intellectual property; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) so long as the Borrower remains organized under the laws of the State of Delaware or any other State of the United States and; provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege, franchise or intellectual property or, in the case of any Subsidiary of the Borrower, the existence of such Subsidiary if the board of directors (or persons performing similar functions) of or on behalf of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Nothing herein shall prohibit any Person from converting its legal structure to a corporation, or making any tax election to be treated as a corporation for federal income tax purposes, if approved by the board of directors of the general partner of the MLP.

(f)Visitation Rights.  At any reasonable time and from time to time upon reasonable notice, permit any of the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g)Keeping of Books.  Keep, and in the case of the Borrower, cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary and the other Loan Parties in accordance with GAAP.

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(h)Maintenance of Properties, Etc.  With respect to the Borrower and each of its Subsidiaries, maintain, operate, preserve and protect all of its properties and equipment necessary in the operation of the active Mining Facilities in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted) in accordance with Prudent Operating Practice and in conformance with any and all applicable current or future domestic or foreign, federal, state or local (or any subdivision) statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other requirements of Governmental Authorities relating to surface or subsurface mining operations and activities, including, but not be limited to, the Surface Mining Control and Reclamation Act, Federal Coal Leasing Amendments Act, 30 U.S.C. §§ 181 et seq., the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, and the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq., each as amended, and any comparable state and local laws or regulations, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i)Covenant to Guarantee Obligations and Give Security.  (i) Upon (1) the formation or acquisition by the Borrower of any new direct or indirect Subsidiary that is a Domestic Subsidiary, (2) as of the end of any fiscal quarter (X) any Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (Y) all Domestic Subsidiaries (other than any Receivables Financing Subsidiary or any other Subsidiary that is formed solely for the purpose of acting as a captive insurance company, including the Insurance Subsidiary) that are not Subsidiary Guarantors ceasing to have total assets either (x) as reflected on their balance sheet as of any date of determination or (y) with reference to their fair market value as reasonably determined by the Borrower in good faith, less than $75,000,000, as determined in accordance with GAAP, (3) the acquisition of any Material Acquired Real Properties or Additional Real Properties or reopening or reactivation of any Reactivated Mining Facility by any Collateral Granting Loan Party, if such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, or (4)  the occurrence and during the continuance of a Default (in the case of this clause (4), at the request of the Collateral Agent), the Borrower shall within the time periods provided below, at the Borrower’s expense:

(A)Within 20 days after such formation or acquisition of a Subsidiary or Subsidiaries or such cessation, such Subsidiary or Subsidiaries that are not Subsidiary Guarantors (to the extent necessary such that after such Subsidiaries deliver guarantees or guaranty supplements that the Domestic Subsidiaries of the Borrower (other than any Receivables Financing Subsidiary or any other Subsidiary that is formed solely for the purpose of acting as a captive insurance company, including the Insurance Subsidiary) that are not Subsidiary Guarantors do not have total assets, either (x) as reflected on their balance sheet as of any date of determination or (y) with reference to their fair market value as reasonably determined by

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the Borrower in good faith, that equal or exceed $75,000,000 as of such date of determination, as determined in accordance with GAAP), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, substantially in the form of Exhibit D hereto in the case of a guaranty, and otherwise in form and substance reasonably satisfactory to the Administrative Agent in the case of a supplement, guaranteeing the other Loan Parties’ Obligations under the Loan Documents;

(B)Within 45 days after such cessation, request, formation or acquisition, with respect to any Subsidiary that is required to deliver a guaranty or guaranty supplement under Section 5.01(i)(i)(A), furnish to the Collateral Agent a description of such Subsidiary’s real and personal properties (whether tangible, intangible, or mixed property, but excluding Excluded Assets or Excluded Property), in detail satisfactory to the Collateral Agent;

(C)Within 45 days after such cessation, request or acquisition of Material Acquired Real Properties or reopening or reactivation of any Reactivated Mining Facility, as applicable, by the Borrower or any Subsidiary that is a Collateral Granting Loan Party or a Subsidiary that is required to deliver a guaranty or guaranty supplement under Section 5.01(i)(i)(A), furnish to the Collateral Agent a description of any such Material Acquired Real Properties or Reactivated Mining Facility, as applicable, of the Borrower or such Subsidiary, in detail reasonably satisfactory to the Collateral Agent;

(D)Within 45 days after such cessation, request, formation or acquisition, with respect to any Subsidiary that is required to deliver a guaranty or guaranty supplement under Section 5.01(i)(i)(A) , take, and cause such Subsidiary to take, whatever action (including, without limitation, execution and delivery of Perfection Certificates, Perfection Certificate Supplements, Security Agreement Supplements, Intellectual Property Security Agreements, supplements to the Intellectual Property Security Agreements and other security and pledge agreements), in all such cases, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (including delivery of all certificates, if any, representing the Capital Stock in and of such Subsidiary, and other instruments of the type specified in Section 3.01(a)(iv)(A) and (B), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be and constituting Liens in favor of the Collateral Agent for the benefit of the Secured Parties), in all such cases to the same extent that such documents and instruments would have been required to have been delivered by Persons that were Subsidiary Guarantors on the Closing Date, securing payment of all the Obligations of such Subsidiary Guarantor under the Loan Documents and constituting Liens in favor of the Collateral Agent for the benefit of the Secured Parties on all such assets and properties (other

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than such assets or properties that would constitute Excluded Assets or Excluded Property) of such Person ;

(E)With respect to any Material Acquired Real Properties or Reactivated Mining Facility, as applicable, of the Borrower or any Subsidiary that is a Collateral Granting Loan Party or a Subsidiary that is required to deliver a guaranty or guaranty supplement under Section 5.01(i)(i)(A) , within 60 days after such request or acquisition (or, in the case of a Reactivated Mining Facility, such reopening or reactivation), cause the Borrower, such Collateral Granting Loan Party or such Subsidiary and each direct and indirect parent of the Borrower, such Collateral Granting Loan Party or such Subsidiary to take, whatever action (including, without limitation, the recording of mortgages, deeds of trust, assignments, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting first priority, perfected Liens on the Material Acquired Real Properties or Reactivated Mining Facility, as applicable, in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens, Permitted Encumbrances and terms of leases and conveyance instruments, including without limitation delivery of each item set forth in Section 5.01(i)(iv) with respect to the property to be mortgaged;

(F)By March 15 of each year (beginning with March 15, 2024), with respect to any real property that is associated with an active Mining Facility described on Schedule 1.01(b) and was acquired during the prior calendar year by the Borrower or any Subsidiary that is a Loan Party or a Subsidiary that is required to deliver a guaranty or guaranty supplement under Section 5.01(i)(i)(A) and was not a Material Acquired Real Property (the “Additional Real Property”), cause the Borrower, such Loan Party or such Subsidiary and each direct and indirect parent of the Borrower, such Loan Party or such Subsidiary to take, whatever action (including, without limitation, the recording of mortgages, deeds of trust, assignments, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting first priority, perfected Liens on the Additional Real Property, in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens, Permitted Encumbrances and terms of leases and conveyance instruments, including without limitation delivery of each item set forth in Section 5.01(i)(iv) with respect to the property to be mortgaged;

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(G)With respect to any Material Acquired Real Properties or any Reactivated Mining Facility, as applicable, and as a condition precedent to delivery of any Mortgage, comply with the flood hazard determination requirements set forth in Section 5.01(i)(iv)(G), and if any Material Acquired Real Properties or any Reactivated Mining Facility that constitute real property or leasehold interest in real property is a Flood Hazard Property, within 60 days after such request, formation or acquisition, comply with the flood insurance requirements set forth in Section 5.01(d)(ii) and Section 5.01(i)(iv)(G);

(H)With respect to any Additional Real Properties, comply with the requirements set forth in Section 5.01(i)(iv)(G), and if any Additional Real Property that constitutes real property or leasehold interest in real property is a Flood Hazard Property, by March 15 of the year following acquisition (beginning with March 15, 2024), comply with the flood insurance requirements set forth in Section 5.01(d)(ii) and Section 5.01(i)(iv)(G) ;

(I)Contemporaneously with the delivery of such Collateral Documents required to be delivered to the Collateral Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of an opinion of counsel for the Loan Parties reasonably acceptable to the Administrative Agent, as to the validity and enforceability of the agreements entered into pursuant to this Section 5.01(i) and as to such other related matters as the Administrative Agent or the Collateral Agent may reasonably request;

(J)Within 45 days after such request or acquisition of Material Acquired Real Properties or reopening or reactivation of any Reactivated Mining Facility, as applicable, by the Borrower or any Subsidiary that is a Collateral Granting Loan Party or a Subsidiary that is required to deliver a guaranty or guaranty supplement under Section 5.01(i)(i)(A), cause the Borrower, such Collateral Granting Loan Party or such Subsidiary to provide, the Collateral Agent with a legal description of all such Material Acquired Real Properties or any Reactivated Mining Facility, as applicable, from which any As-Extracted Collateral (as defined in the Security Agreement) will be severed or to which As-Extracted Collateral (as defined in the Security Agreement) otherwise relates, together with the name of the record owner of such Material Acquired Real Properties or Reactivated Mining Facility, as applicable, the county in which such Material Acquired Real Properties or Reactivated Mining Facility is located and such other information as may be necessary or desirable to file real property related financing statements or mortgages under Section 9-502(b) or 9-502(c) of the UCC or any similar legal requirements;

(K)By March 15 of each year (beginning with March 15, 2024), cause the Borrower or any Subsidiary that is a Loan Party or a Subsidiary

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that is required to deliver a guaranty or guaranty supplement under Section 5.01(i)(i)(A), to provide the Collateral Agent with a legal description of all such Additional Real Properties acquired during the prior year, as applicable, from which any As-Extracted Collateral (as defined in the Security Agreement) will be severed or to which As-Extracted Collateral (as defined in the Security Agreement) otherwise relates, together with the name of the record owner of such Additional Real Properties, as applicable, the county in which such Additional Real Properties is located and such other information as may be necessary or desirable to file real property related financing statements or mortgages under Section 9-502(b) or 9-502(c) of the UCC or any similar legal requirements; and

(L)At any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in perfecting and preserving the first priority Liens, subject to Permitted Liens and Permitted Encumbrances, of such mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements as required under the terms of the Loan Documents.  Notwithstanding anything to the contrary contained in this Section 5.01(i) or any other Loan Document, the Borrower shall not be required to cause any Receivables Financing Subsidiary or Insurance Subsidiary to join or become a party to, or otherwise become bound by, any guaranty (including the Subsidiary Guaranty) guaranteeing the other Loan Parties’ Obligations under the Loan Documents.

The Borrower may, in its sole discretion, cause a Subsidiary that is not otherwise required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by causing such Subsidiary to become a Subsidiary Guarantor under the Subsidiary Guaranty and causing such Subsidiary to comply with the requirements hereunder (including, for the avoidance of doubt, in respect of Collateral) as if such Subsidiary was required at such time to become a Subsidiary Guarantor (each a “Voluntary Guarantor”); provided, however, that in the case of a Foreign Subsidiary, (x) the jurisdiction of such Foreign Subsidiary shall be reasonably satisfactory to the Collateral Agent and (y) the Capital Stock  issued by such Foreign Subsidiary and the assets of such Foreign Subsidiary shall be pledged to the Collateral Agent pursuant to arrangements (including foreign security) reasonably satisfactory to the Collateral Agent, taking into account customary local law limitations.

(ii)The time periods set forth in this Section 5.01(i) may be extended upon the request of the Borrower, if the Borrower, the Collateral Granting Loan Parties and each Subsidiary that is required to deliver a guaranty or guaranty supplement under Section 5.01(i)(i)(A), are diligently pursuing same, in the sole discretion of the Administrative Agent.  Any documentation delivered pursuant to this Section 5.01(i) shall constitute a Loan Document hereunder and any such document creating or purporting to create a Lien in favor of the Collateral Agent

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for the benefit of the Secured Parties shall constitute a Collateral Document hereunder.

(iii)This Section 5.01(i) shall not apply to Excluded Assets or Excluded Property.

(iv)To the extent required pursuant to  or  Section 5.01(i)(i)(F), and as contemplated by Section 5.01(o)(ii), the Borrower and each other Collateral Granting Loan Party, as applicable, shall take the following actions and execute and deliver the following documents:  deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit H hereto, with such changes as may be satisfactory to the Collateral Agent and its counsel, or otherwise necessary to account for local law matters (such documents, as delivered pursuant to Section 5.01(i) or 5.01(o), as applicable, in each case as may be amended or modified from time to time, the “Mortgages”), duly executed by the appropriate Collateral Granting Loan Party, together with:

(A)evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem necessary or desirable in order to create a valid first and subsisting Lien, subject to Permitted Liens and Permitted Encumbrances, on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid,

(B)with respect to any Closing Date Identified Property, Material Acquired Real Properties, Additional Real Properties and any Reactivated Mining Facility, as applicable, fully paid American Land Title Association Loan Policies of Title Insurance, in standard form, or such other form reasonably acceptable to the Collateral Agent (the “Mortgage Policies”) covering the applicable Collateral Granting Loan Party’s title and interest in the surface rights on which active facilities material to the operation of the active Mines and Other Facilities are located with endorsements and in amounts acceptable to the Collateral Agent, issued, coinsured and reinsured by title insurers acceptable to the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and Permitted Encumbrances, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Collateral Agent may deem necessary or desirable,

(C)with respect to any Closing Date Identified Property, Material Acquired Real Properties, Additional Real Properties and any Reactivated Mining Facility, as applicable, (1) new or existing (together

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with a no-change affidavit executed by the Borrower and in form acceptable to the Administrative Agent in the case of an existing survey) American Land Title Association/American Congress on Surveying and Mapping form surveys, of the immediate surface area surrounding the opening of each active Mine and active Mining Facilities, which surface area is approved by the Collateral Agent, showing all plants, significant buildings and other major improvements, any major off-site improvements, encroachments, if any, and (2) “boundary” surveys, which may be produced by orthophotography, photogrammetric mapping, laser scanning or other similar mechanism, of the remainder of the surface Mortgaged Property in the vicinity of above-ground improvements at each Mine, and in the case of the foregoing clauses (1) and (2), for which all necessary fees (where applicable) have been paid, made by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Collateral Agent, and in any case sufficient for the issuer of the Mortgage Policies to remove the standard survey exception from such Mortgage Policies and to issue survey-related endorsements (for example, same-as-survey endorsements, access endorsements and contiguity endorsements) to the extent available in the applicable jurisdiction,

(D)in connection with delivery of the Mortgages pursuant to Section 5.01(o), a certificate executed by a Responsible Officer of the Borrower summarizing, in reasonable detail, the current and historical practices of the Borrower and its Subsidiaries with respect to obtaining title opinion letters for its mining tracts, along with an exhibit containing representative title opinion letters previously obtained by the Borrower or its Subsidiaries with respect to mining tracts within their active Mining Facilities (such summary, together with such exhibit, the “Title Practices Certificate”), which Title Practices Certificate shall be in form and substance reasonably acceptable to the Collateral Agent,

(E)with respect to any Closing Date Identified Property, Additional Real Property, Material Acquired Real Property and any Reactivated Mining Facility, as applicable, which is leased, to the extent obtainable after using commercially reasonable efforts, estoppel and consent agreements executed by each of the lessors of such leased real properties which the Collateral Agent (after consultation with Borrower) determines are material with respect to any Mining Facility in question, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Collateral Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable

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assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Collateral Agent.  Notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain the estoppel and consent agreement or accompanying documents with respect to any such real property lease within the specified time period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Collateral Agent the same and the covenant set forth in this Section with respect to such estoppel and consent agreement and accompanying documents shall be deemed to be satisfied by the Borrower.  The Borrower shall promptly, upon request, provide the Collateral Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the estoppel and consent agreements referenced in this Section,

(F)evidence of the insurance required by the terms of the Mortgages,

(G)a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each surface parcel of Mortgaged Property covered by such Mortgage, and, in the event any portion of a Mortgaged Property (subject to the proviso in the definition of Mortgaged Property) includes a structure with at least two walls and a roof or a building in the course of construction (each, a “Building”) or a Manufactured (Mobile) Home (as defined by the Flood Laws) and, as shown in the related flood hazard determination, such Building is located in a special flood hazard area (a “Flood Hazard Property”), then (1) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower, and (2) evidence of flood insurance as required by Section 5.01(d)(ii) (collectively, the “Required Flood Materials”); the Borrower shall provide not less than 45 days’ prior written notice to the Collateral Agent (which shall in turn promptly notify the Secured Parties) of any proposed execution and delivery of a Mortgage; notwithstanding anything contained in this Agreement to the contrary, no Mortgage will be signed until at least 30 days after the Required Flood Materials have been posted for the Lenders,

(H)valuation reports and evidence of book value with respect to the Mortgaged Properties reasonably acceptable to the Collateral Agent and, if such valuation reports are not reasonably satisfactory to the Collateral Agent, at the request of the Collateral Agent, an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 (or any successor statute thereto), which appraisals shall be from a Person acceptable to the Collateral Agent,

(I)with respect to any Closing Date Identified Property, Additional Real Property, Material Acquired Real Property and any

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Reactivated Mining Facility, as applicable, which is leased, to the extent obtainable after using commercially reasonable efforts, landlord waivers and collateral access agreements, in each case, to the extent required in reasonable determination of the Collateral Agent, and duly executed by the appropriate parties.  Notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain the landlord waivers and collateral access agreements within the specified time period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Collateral Agent the same and the covenant set forth in this Section with respect to such landlord waivers and collateral access agreements shall be deemed to be satisfied by the Borrower.  The Borrower shall promptly, upon request, provide the Collateral Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the landlord waivers and collateral access agreements referenced in this Section,

(J)UCC financing statements, including without limitation, UCC fixture filings and As-Extracted Collateral (as defined in the Security Agreement) filings on the Mortgaged Properties in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Mortgages,

(K)favorable opinions of local counsel for the Loan Parties, (1) in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of all Mortgages covering the Mortgaged Properties and any related fixture and filings covering As-Extracted Collateral (as defined in the Security Agreement), in form and substance reasonably satisfactory to the Collateral Agent, and (2) in states in which the Loan Parties party to the Mortgages are organized or formed, that the relevant mortgagor is validly existing and in good standing, corporate power, due authorization, execution and delivery, no conflicts and no consents of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Collateral Agent, and such other opinions of counsel as the Collateral Agent shall reasonably request in form reasonably acceptable to the Collateral Agent relating to the delivery of such Mortgage,

(L)evidence that all other action that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to create valid first and subsisting Liens, excluding Permitted Liens and Permitted Encumbrances, on the property described in the Mortgages has been taken that the Administrative Agent or the Collateral Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens created thereby, and

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(M)to the extent obtainable after using commercially reasonable efforts, such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent or the Collateral Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent or the Collateral Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the Mortgaged Property has been taken, subject to the Permitted Liens and Permitted Encumbrances.  Notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain such other consents, agreements and confirmations of lessors and third parties within the specified time period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Collateral Agent the same and the covenant set forth in this Section with respect to such other consents, agreements and confirmations of lessors and third parties shall be deemed to be satisfied by the Borrower.  The Borrower shall promptly, upon request, provide the Collateral Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain such other consents, agreements and confirmations of lessors and third parties referenced in this Section.

(j)Further Assurances.  Promptly upon request by the Administrative Agent, or the Collateral Agent, or any Lender through the Administrative Agent, (i) correct, and in the case of the Borrower, cause each of its Subsidiaries promptly to correct, any material defect or error (as to which both the Borrower and the Administrative Agent agree in good faith constitutes a defect or error) that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Collateral Granting Loan Party’s properties, assets, rights or interests and the Pledged Collateral (as defined in the Pledge Agreement) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and in the case of the Borrower, cause each of its Subsidiaries to do so.

(k)Preparation of Environmental Reports.  At the request of the Administrative Agent from time to time and upon the occurrence and during the continuance of an Event of Default, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm

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reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines in its good faith and reasonable judgment at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, after written notice to the Borrower, retain an environmental consulting firm to prepare such report at the expense of the Borrower, unless the Borrower shall have given adequate assurances reasonably acceptable to the Administrative Agent within three Business Days of such notice that such a report will be delivered within such 60-day period, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(l)Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property, including Mining Leases, in each case, to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(m)Subordination of Intercompany Loans.  At the reasonable request of the Administrative Agent, subordinate, and in the case of the Borrower, cause each Subsidiary to subordinate, any Debt owed by a Loan Party to MLP or any Subsidiary of the MLP that is not a Collateral Granting Loan Party (but excluding any Debt owed as part of a receivables financing transaction entered pursuant to Section 5.02(b)(xi)) to any Debt owed by a Loan Party to the Lenders hereunder.

(n)Certificates; Other Information.  (i) As soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, deliver to the Administrative Agent and the Collateral Agent a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Collateral Granting Loan Party and each of the Borrower’s Subsidiaries and containing such additional information as the Administrative Agent, the Collateral Agent, or any Lender through the Administrative Agent, may reasonably specify; and (ii) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

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(o)Post-Closing Obligations.  As promptly as practicable, and in any event within the time periods after the Closing Date specified in this Section 5.01(o) (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrower and each other Loan Party, as applicable, shall take the following actions and execute and deliver the following documents:

(i)to the extent not already delivered on or before the Closing Date, no later than 120 days after the Closing Date, Deposit Account Control Agreements and the Securities Account Control Agreement, in each case to the extent defined pursuant to the Security Agreement and duly executed by the appropriate parties;

(ii)No later than 120 days after the Closing Date, with respect to each Closing Date Identified Property, the Borrower and each other Collateral Granting Loan Party, as applicable, shall deliver, or cause to be delivered, to the Collateral Agent each of the documents set forth in Section 5.01(i)(iv);

(iii)No later than 120 days after the Closing Date, Borrower shall cause to be delivered mortgage releases and fixture filing and “as-extracted” financing statement terminations with respect to all mortgages, fixture filings and “as-extracted” financing statements securing the Existing Credit Agreement; and

(iv)No later than 60 days after the Closing Date, Borrower shall deliver, or cause to be delivered, to the Collateral Agent insurance certificates and endorsements with respect to the insurance policies required by Section 5.01(d)(i) of this Agreement naming the Collateral Agent as mortgagee, loss payee and/or additional insured, as applicable, in each case in customary form.

The time periods set forth in this Section 5.01(o) may be extended upon the request of the Borrower, if the Borrower and the Collateral Granting Loan Parties are diligently pursuing same, in the sole discretion of the Administrative Agent.  The requirements of Section 5.01(o) shall not apply to any Excluded Assets or Excluded Property.

(p)Existing AROP Indenture Guarantors.  Cause each of its Subsidiaries (other than the Identified Immaterial Subsidiaries) that is not a Guarantor and that is or becomes a guarantor under the Existing AROP Indenture or pursuant to the documentation governing Existing AROP Notes Refinancing Debt  (in either case, an “Existing AROP Debt Guarantor”) to duly execute and deliver to the Administrative Agent, within ten (10) Business Days of such Subsidiary becoming a guarantor under the Existing AROP Indenture, a guaranty or guaranty supplement, substantially in the form of Exhibit D hereto in the case of a guaranty, or otherwise in form and substance reasonably satisfactory to the Administrative Agent in the case of a supplement, guaranteeing the other Loan Parties’ Obligations under the Loan Documents; provided that if (A) the sole reason that Existing AROP Debt Guarantor is a Subsidiary Guarantor under the Loan Documents is by reason of this Section 5.01(p) and no other provision of the Loan Documents and (B) such Existing AROP Debt Guarantor is being released from its guarantee under the Existing AROP Indenture or such documentation governing such Existing AROP Notes Refinancing Debt,

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upon written certification by Borrower to the Administrative Agent of the satisfaction of the conditions in clauses (A) and (B) of this Section 5.01(p) by such Existing AROP Debt Guarantor (or that the conditions in clauses (A) and (B) can be satisfied upon release of such Existing AROP Debt Guarantor upon release from the Subsidiary Guaranty), the Administrative Agent shall take such actions as reasonably requested by Borrower to release such Existing AROP Debt Guarantor from the Subsidiary Guaranty at substantially the same time as the Existing AROP Debt Guarantor is released from the guarantee under the Existing AROP Indenture or such documentation governing Existing AROP Note Refinancing Debt; provided further that if such Existing AROP Debt Guarantor once again becomes a guarantor under the Existing AROP Indenture or such documentation governing such Existing AROP Notes Refinancing Debt, such Existing AROP Debt Guarantor shall once again comply with this clause (p) (without giving effect to the provisos to this clause (p)).

(q)Use of Proceeds. Use the proceeds of the Advances in accordance with Section 2.14.

SECTION 5.02Negative Covenants.  So long as any Advance or any other monetary obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding (and not have been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Banks) or any Lender shall have any Commitment hereunder, the Borrower will not, at any time:

(a)Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the UCC of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)Permitted Liens;

(ii)other Liens incurred in the ordinary course of business securing obligations in an amount not to exceed $25,000,000;

(iii)Liens existing on the date hereof and described on Schedule 5.02(a) hereto;

(iv)non-recourse Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure non-recourse, tax-exempt Debt incurred solely for the purpose of financing the

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acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(v)Liens arising in connection with Finance Leases and other Debt permitted under Section 5.02(b)(x); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Finance Leases and other Debt;

(vi)the replacement, extension or renewal of any Lien pursuant to clauses (iii) through (v) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(vii)Liens on personal property leased under leases (including synthetic leases) entered into by the Borrower which are accounted for as operating leases in accordance with GAAP to the extent not prohibited under Section 5.02(h);

(viii)easements, exceptions or reservations in any property of the Borrower or any Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(ix)Liens on documents of title and the property covered thereby securing obligations in respect of letters of credit to the extent not prohibited under Section 5.02(b);

(x)Liens on property or assets of the Borrower or any of its Subsidiaries securing Debt owing to the Borrower or to a Wholly Owned Subsidiary that is a Subsidiary in an aggregate principal amount not to exceed $10,000,000; provided that no promissory note evidencing such intercompany Debt shall be pledged to any other Person as security for any Debt or any other obligation of the Borrower or such Subsidiary;

(xi)any Lien arising out of the L/C Cash Deposit Accounts under this Agreement or any other Liens arising under substantially similar letter of credit cash deposit account arrangements, it being understood that any such cash deposit account is used to support then outstanding Letters of Credit and is not required to

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be funded or otherwise utilized to support the renewal of existing Letters of Credit or the issuance of new Letters of Credit;

(xii)assignments of the right to receive income or Liens that arise in connection with receivables securitization programs described, and in an aggregate principal amount not to exceed the amount specified therefor, in Section 5.02(b)(xi) at any time outstanding;

(xiii)Liens created pursuant to the Collateral Documents to secure the Obligations;

(xiv)[intentionally omitted];

(xv)protective UCC filings with respect to personal property leased by, or consigned to, the Borrower or any Subsidiary; and

(xvi)normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions.

(b)Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)[reserved],

(ii)unsecured or subordinated Debt of Borrower or any Subsidiary Guarantor aggregating not more than $50,000,000 at any time outstanding (other than Guaranties or other contingent obligations of the Borrower or any Subsidiary Guarantor with respect to any Debt or other obligation of any Subsidiary that is not a Subsidiary Guarantor); provided that such unsecured Debt ranks junior to or pari passu with the Facilities in right of payment,

(iii)other unsecured Debt (including, for the avoidance of doubt, any long-term Debt incurred in connection with a note offering) of the Borrower or any Subsidiary Guarantor (other than Guarantees or other contingent obligations of the Borrower or any Subsidiary Guarantor with respect to any Debt or other obligation of any Subsidiary that is not a Subsidiary Guarantor); provided that (I) the Borrower shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on (x) prior to the date on which financial statements are first required to be delivered to Lenders pursuant to Section 5.03, the financial statements for the quarter ended September 30, 2022 and (y) thereafter, the financial statements most recently delivered to the Lenders pursuant to Section 5.03, in each case, and as though such Debt had been incurred at the beginning of the four-quarter period covered thereby and had remained outstanding for the entirety of such period, as evidenced by a certificate of the chief financial officer (or person performing similar functions) of the Borrower delivered to the Administrative Agent demonstrating such compliance, (II) such unsecured Debt does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking

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fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default), prior to the date that is six months after the Termination Date (assuming the proviso in the definition of Termination Date does not apply), (III) such unsecured Debt is not an obligation of any Subsidiary of the Borrower that is not a Subsidiary Guarantor, and (IV) the covenants and other material terms of such unsecured Debt are no more restrictive than those set forth in the Loan Documents, and

(iv)(i) Guarantees by the Borrower and Subsidiary Guarantors of the Existing AROP Notes and (ii) Existing AROP Notes Refinancing Debt;

(v)(A) unsecured Debt of the Borrower owed to a Wholly Owned Subsidiary of the Borrower or unsecured Debt of a Wholly Owned Subsidiary of the Borrower owed to the Borrower or another Wholly Owned Subsidiary of the Borrower; provided that (I) any such Debt owed to any Wholly Owned Subsidiary of the Borrower that is not a Loan Party by the Borrower or any Subsidiary of the Borrower that is a Loan Party, shall be subordinated in right of payment to the Obligations of such Loan Party under the Loan Documents and shall be evidenced by, and subject to the provisions of, an intercompany note that shall be pledged to the Collateral Agent in accordance with the terms of the Security Agreement and (II) any such Debt owed to the Borrower or to a Wholly Owned Subsidiary of the Borrower that is a Loan Party in excess of $250,000 by any Subsidiary that is not a Loan Party shall be evidenced by a promissory note that shall be pledged to the Collateral Agent in accordance with the terms of the Security Agreement, and (B) Debt in the form of a Guaranty of Debt otherwise permitted under this Section 5.02(b);

(vi)Debt under the Loan Documents,

(vii)the Surviving Debt set forth on Schedule 5.02(b) hereto (other than the Existing AROP Notes),

(viii)non-recourse Debt incurred for the transactions set forth in Section 5.02(a)(iv) secured by Liens pursuant to Section 5.02(a)(iv); provided that the aggregate principal amount of such Debt outstanding in reliance on this Section 5.02(b)(viii), when combined with the aggregate principal amount of Debt then outstanding pursuant to Section 5.02(b)(x), shall not exceed $200,000,000,

(ix)Debt in respect of (i) Swaps (excluding interest rate Swaps) incurred in the ordinary course of business and consistent with prudent business practice with payment obligations of up to $250,000,000 at any time outstanding (subject to netting contemplated in the definition of “Swaps”) and (ii) interest rate Swaps incurred in the ordinary course of business and consistent with prudent business practice of up to $250,000,000 of notional indebtedness at any time outstanding (subject to netting contemplated in the definition of “Swaps”),

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(x)Finance Lease Obligations respecting newly acquired or sale-leaseback property or equipment, and other Debt incurred in connection with newly acquired property or equipment or a sale-leaseback under Section 5.02(e)(iii) or other financing of used property or equipment, aggregating not more than, when combined with the aggregate principal amount of Debt then outstanding in reliance on Section 5.02(b)(viii), $200,000,000 at any time outstanding, and

(xi)Debt of the Borrower, Borrower’s Subsidiaries or a Receivables Financing Subsidiary, if any, arising in connection with receivables securitization programs on terms and conditions customary for transactions of that type in an aggregate principal amount not to exceed $150,000,000 at any time outstanding; it being acknowledged that the Existing Receivables Securitization Program (as in effect on the Closing Date) is on terms and conditions customary for transactions of that type.

(c)Change in Nature of Business.  Engage (or permit any Subsidiary to engage) in any business other than the business conducted  as of the Closing Date and any activity that is ancillary or complementary to or necessary for, or otherwise reasonably related to, such business.

(d)Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person, or permit any of its Subsidiaries to do so, except that:

(i)any Subsidiary of the Borrower may merge into or consolidate with any other Wholly Owned Subsidiary of the Borrower or may convey, transfer or lease any or all of its assets to a Wholly Owned Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Wholly Owned Subsidiary of the Borrower; provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor, and such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.01(i); provided further that, for the avoidance of doubt, nothing contained in this Section 5.02(d)(i) shall prohibit any Subsidiary from selling, transferring or otherwise conveying receivables (and related assets, as contemplated by Section 5.02(e)(vii))for purposes of entering into or consummating any receivables financing transaction pursuant to Section 5.02(b)(xi);

(ii)any of the Borrower’s Subsidiaries may consolidate with or merge into the Borrower; provided that the Borrower is the surviving entity; and

(iii)any of the Subsidiaries of the Borrower may (A) merge into or consolidate with, any other Person, or (B) convey, transfer or lease substantially all of its assets in compliance with Section 5.02(e) (other than clause (v) thereof) in a single transaction or series of related transactions to any other Person or (C) permit any other Person to merge into or consolidate with it; provided, in each case with respect to any

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merger or consolidation or conveyance, transfer or lease of substantially all of its assets, (I) the Person formed by such consolidation or into which the Subsidiary shall be merged or assets shall be conveyed, transferred or leased shall, at the effective time of such merger or consolidation or transfer or lease, be Solvent, shall have assumed all obligations of such Subsidiary under any Subsidiary Guaranty to which such Subsidiary is a party in a writing satisfactory in form and substance to the Administrative Agent and such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.01(i) and become a Subsidiary Guarantor, to the extent so required by Section 5.01(i) after giving effect to such transaction, and (II) the Borrower shall have caused to be delivered to the Administrative Agent an opinion of independent counsel satisfactory to the Administrative Agent to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with the terms thereof; provided further that the provisions of the first proviso to this clause (iii) shall not apply to (x) the sale, transfer or other conveyance of any assets of the Borrower or a Subsidiary (including the Capital Stock of any Subsidiary of the Borrower), howsoever effected (including by way of merger or consolidation, sale of assets, lease, or otherwise) in a transaction pursuant to Section 5.02(e)(vi) and (y) any sale, transfer or other conveyance of any assets that will ultimately be sold, transferred or conveyed to any Receivables Financing Subsidiary; provided that, with respect to this subclause (y), the sale, transfer or conveyance of such assets is permitted by the provisions of this Agreement;

provided, however, that in each case, immediately after giving effect thereto, (A) no event shall occur and be continuing that constitutes a Default and (B) the Borrower shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on (x) prior to the date on which financial statements are first required to be delivered to Lenders pursuant to Section 5.03, the financial statements for the quarter ended September 30, 2022 and (y) thereafter, the financial statements most recently delivered to the Lenders pursuant to Section 5.03, in each case, and as though such transaction had occurred at the beginning of the four-quarter period covered thereby and had remained in effect for the entirety of such period, as evidenced by a certificate of the chief financial officer (or persons performing similar functions) of the Borrower delivered to the Administrative Agent demonstrating such compliance.

(e)Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than Inventory to be sold in the ordinary course of its business, except:

(i)sales of Inventory in the ordinary course of its business;

(ii)sales of assets that are obsolete or no longer used or useful for fair value in an aggregate amount not to exceed $10,000,000 per annum;

(iii)sale-leasebacks of used equipment in an aggregate amount not to exceed $200,000,000 in gross proceeds over the term of the Facilities;

(iv)sales and other dispositions of assets (A) by the Borrower to a Subsidiary Guarantor, (B) by a Subsidiary to the Borrower or to another Subsidiary

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that is a Subsidiary Guarantor or (C) by a Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(v)in a transaction authorized by Section 5.02(d);

(vi)sales of other assets (including the Capital Stock of any Subsidiary of the Borrower) with a fair value in an amount not to exceed $75,000,000 individually or $175,000,000 in the aggregate over the term of the Facilities; provided, however, that (A) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale and such sale shall be in the best interest of the Borrower or such Subsidiary, as determined in good faith by the board of directors (or other person performing such functions) of the Borrower or such Subsidiary, as the case may be, and (B) immediately after giving effect to such sales of assets, no Default shall exist;

(vii)sales of receivables in connection with a receivables financing pursuant to Section 5.02(b)(xi) along with such other assets or rights (including payment intangibles) related thereto as shall be customary for the purposes of consummating such permitted receivables financing;

(viii)any lease of real property under leases or agreements to lease having (A) an original term of more than one year or (B) an original term of one year or less, in each case in respect of leased real property with a fair value in an amount not to exceed $25,000,000 in the aggregate at any time;

(ix)any sale, transfer or disposition of surplus assets (including equipment and real property but excluding any Capital Stock) that is, in the reasonable judgment of the Borrower, no longer economically useful in the conduct of the business of the Borrower and the Subsidiaries taken as whole;

(x)non-consensual disposition of assets resulting from condemnation or casualty events or other disposition of assets resulting from the threatened condemnation by Governmental Authorities;

(xi)any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual, tort or other claims of any kind;

(xii)the unwinding or termination of any Swap Contracts permitted hereunder.

(f)Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)Investments consisting of property to be used in the ordinary course of business;

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(ii)Investments in accounts receivable arising from the sales of goods and services in the ordinary course of business;

(iii)(A) equity Investments by the Borrower and its Subsidiaries in Wholly Owned Subsidiaries that are Subsidiaries but not Subsidiary Guarantors in an aggregate amount not to exceed, when added together with the aggregate amount of Investments in reliance on clause (vii) below in Subsidiaries that do not become Subsidiary Guarantors, $50,000,000 at any time outstanding and (B) equity Investments by the Borrower and its Subsidiaries in Subsidiary Guarantors;

(iv)Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(v)Investments existing on the date hereof and described on Schedule 4.01(u) hereto;

(vi)Investments by the Borrower in Swaps permitted under Section 5.02(b)(ix);

(vii)other Investments in any other Person comprising of equity Investments in Persons, or Investments constituting the acquisition of any Person, or Investments in newly organized Persons, that, in each case, immediately become (or continue to be) Subsidiaries that are Wholly Owned Subsidiaries of the Borrower; provided that with respect to each Investment made under this clause (vii):  (A) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (B) any Person acquired, or invested in, pursuant to this clause (vii) shall be in the same line of business as the business of the Borrower or any of its Subsidiaries or a line of business in which the Borrower is permitted to be engaged in  accordance with Section 5.02(c); (C) any Subsidiary acquired, or invested in, pursuant to this clause (vii) shall become (or continue to be) a Subsidiary (and, if required by the next succeeding proviso, a Subsidiary Guarantor, and if so such Subsidiary shall comply with the requirements of Section 5.01(i)); provided that the aggregate amount of Investments in reliance on this Section 5.02(f)(vii) in Subsidiaries that do not become Subsidiary Guarantors shall not exceed, when added together with the aggregate amount of Investments in reliance on Section 5.02(f)(iii)(A), $50,000,000 at any time outstanding; and (D) immediately after giving effect to any Investment pursuant to this clause (vii), the Borrower shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on (x) prior to the date on which financial statements are first required to be delivered to Lenders pursuant to Section 5.03, the financial statements for the quarter ended September 30, 2022 and (y) thereafter, the financial statements most recently delivered to the Lenders pursuant to Section 5.03, in each case, and as though such Investment had occurred at the beginning of the four-quarter period covered thereby and had remained outstanding for the entirety of such period, as evidenced by a certificate of the chief financial officer (or person performing similar functions) of the Borrower delivered to the Lenders demonstrating such compliance;

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(viii)[reserved];

(ix)Investments consisting of intercompany Debt permitted under Section 5.02(b)(v);

(x)securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any other Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(xi)receivables owing to the Borrower or any other Subsidiary, if created or acquired in the ordinary course of business;

(xii)any non-cash Investments (other than (x) Cash Equivalents and (y) Capital Stock or Debt for borrowed money; provided that any Investment in the form of Debt for borrowed money shall be permitted in the event that the Borrower or a Subsidiary provides seller financing in connection with the sale or other disposition of assets permitted hereunder and the amount of such Investment does not exceed the lesser of (A) $25,000,000 and (B) 10% of the fair market value of the assets so sold or disposed by the Borrower or such Subsidiary) received as consideration in sales or other dispositions of assets made in compliance with Section 5.02(e);

(xiii)(A) Investments made using cash or Cash Equivalents and (B) Investments not exceeding $100,000,000 in the aggregate made using assets other than cash or Cash Equivalents; provided that, in the case of both clauses (A) and (B) of this Section 5.02(f)(xiii), immediately after giving Pro Forma Effect thereto (x) the Fixed Charge Ratio for the four quarter period ended immediately prior to such Investment is equal to or greater than 1.0:1.0 and (y) there shall be Liquidity in the amount of at least $200,000,000;

(xiv)Guarantees permitted by Section 5.02(b);

(xv)Investments in Existing AROP Notes, Existing AROP Notes Refinancing Debt or other Debt purchased by Borrower or a Subsidiary to the extent otherwise expressly permitted hereunder; and

(xvi)Investments made as part of  receivables financing transactions pursuant to Section 5.02(b)(xi); provided that such Investments are of the type that are customary in receivables financing transactions (it being agreed the current receivables financing program pursuant to which Borrower, certain Borrower Subsidiaries, AROP, AROP Funding and PNC are parties as of the date hereof is customary).

(g)Restricted Payments.  Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent

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Persons thereof) as such, make any distribution of assets, Capital Stock, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing (each of the foregoing being a “Restricted Payment”), or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock in the Borrower or to issue or sell any Capital Stock therein, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described in clause (i), (ii) or (iv) below or would result therefrom:

(i)the Borrower may declare, make or incur a liability to make any such Restricted Payment payable only in common equity interests of the Borrower;

(ii)the Borrower may declare, make or incur a liability to make any such Restricted Payment in the form of cash or Cash Equivalents; provided that immediately after giving Pro Forma Effect thereto (A) the Fixed Charge Ratio for the four quarter period ended immediately prior to such declaration is equal to or greater than 1.0:1.0 (provided that (i) all distributions in cash or Cash Equivalents made in the first quarter of the four quarter period ended immediately prior to such declaration shall be excluded from determining the Fixed Charge Ratio and (ii) all distributions declared or made in the current quarter up to the time of such declaration, including the Restricted Payment then proposed to be declared or made, shall be included in determining the Fixed Charge Ratio)  and (B) there shall be Liquidity in the amount of at least $200,000,000;

(iii)(A) any Wholly Owned Subsidiary of the Borrower may declare, make or incur a liability to make any Restricted Payment to the Borrower or any other Wholly Owned Subsidiary of the Borrower that is a Subsidiary of which it is a Subsidiary, (B) any non-Wholly Owned Subsidiary may declare, make or incur a liability to make any Restricted Payment to its equity holders; provided that the general partner of such Subsidiary does not own greater than 2% of the issued and outstanding Capital Stock in such Subsidiary, and (C)  any Subsidiary of the Borrower may accept capital contributions from its parent to the extent permitted under Section 5.02(f); and

(iv)the Borrower may make a Restricted Payment to the extent both (A) funded solely by proceeds of the Term Loan Advances made on the Closing Date and/or Revolving Credit Advances not exceeding in total $100,000,000 in the aggregate during the term of this Agreement and (B) used to redeem, repay or repurchase Existing AROP Notes.

(h)Lease Obligations.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (excluding for this purpose obligations as lessee under Finance Leases) (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction (except to the extent and not exceeding the amounts permitted by Section 5.02(e)(iii)), or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct

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and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $25,000,000 payable in any period of 12 consecutive months.

(i)Amendments of Constitutive Documents or Material Contracts.  Amend, or permit any of its Subsidiaries to amend, its Constitutive Documents or any Material Contract in any manner that has a Material Adverse Effect.

(j)Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, and except that the Borrower and its Subsidiaries may account for the compensation expense of the non-vested common units granted under the MLP’s Long-Term Incentive Plan using the “fair value” method, or (ii) Fiscal Year.

(k)Prepayments, Etc., of Debt.  (i) Prepay, redeem, purchase, defease or otherwise satisfy, or permit any of its Subsidiaries to prepay, redeem, purchase, defease or otherwise satisfy, prior to the scheduled maturity thereof in any manner any Junior Debt prior to the Termination Date except (1) mandatory redemptions and prepayments of principal and payments of interest, in each case that are required under the terms of such Junior Debt, (2) prepayments, redemptions, purchases or defeasements of such Junior Debt made in connection with the refinancing thereof with Debt permitted under and incurred pursuant to Section 5.02(b)(iii) as long as such Debt is not guaranteed by Subsidiaries of the Borrower other than the Subsidiary Guarantors and, if such Debt so refinanced  was subordinated in right of payment to the Obligations, such refinancing Debt is subordinated in right of payment to the obligations at least to the same extent as such Debt so refinanced, (3) any Existing AROP Notes may be refinanced, prepaid, redeemed, repurchased, defeased or otherwise satisfied with the Existing AROP Notes Refinancing Debt or (4) prepayments, redemptions, purchases or defeasements of such Junior Debt so long as immediately after giving Pro Forma Effect thereto (A) the Fixed Charge Ratio for the four quarter period ended immediately prior to such prepayment is equal to or greater than 1.0:1.0 (provided, that this subclause (A) shall not apply to Junior Debt incurred or outstanding pursuant to Section 5.02(b)(ii)) and (B) there shall be Liquidity in the amount of at least $200,000,000; or (ii) amend or otherwise modify, or permit Subsidiary to amend or otherwise modify, any Junior Debt in a manner that would have a Material Adverse Effect.

(l)[Intentionally omitted].

(m)Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, except that the Borrower and/or any of its Subsidiaries may be a general partner in any partnership or joint venture provided such partnership or such joint venture incurs no Debt or other liability for which the Borrower or such Subsidiary is liable as guarantor or a provider of any other credit support, or by virtue of its status as such general partner or joint venturer.

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(n)Speculative Transactions.  Enter into any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than such contracts, arrangements or transactions entered into in the ordinary course of business for the purpose of hedging (i) the interest rate exposure of the Borrower or any of its Subsidiaries, (ii) the purchase requirements of the Borrower or any of its Subsidiaries with respect to raw materials and inventory and (iii) the fluctuations in the prices of commodities affecting the Borrower or any of its Subsidiaries.

(o)Formation of Subsidiaries.  Organize or invest, or permit any Subsidiary to organize or invest, in any new Subsidiary except as permitted under Section 5.02(f)(iii), (vii), (ix), (xiii), (xiv) or (xv) or organizing a new Receivables Financing Subsidiary.

(p)Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement (other than this Agreement or any other Loan Document) that:

(i)limits the ability of any of its Subsidiaries (other than any Receivables Financing Subsidiary or Insurance Subsidiary) to declare or pay dividends or other distributions in respect of its Capital Stock or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary (other than any Receivables Financing Subsidiary or Insurance Subsidiary) of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except the Loan Documents, Existing AROP Indenture and any other agreement or instrument governing Debt permitted to be incurred in accordance with Section 5.02(b); provided that the restrictions related to the payment of dividends and distributions, repayment of Debt, making of loans or other transfer of assets by Subsidiaries included in such other agreement or instrument are no more restrictive than the comparable terms of the Loan Documents contained in Sections 5.02(e) (relating to transfer of assets by Subsidiaries), 5.02(f) (relating to making of loans by Subsidiaries), Section 5.02(g) (relating to payment of dividends and distributions by Subsidiaries) and 5.02(k) (relating to repayment of Debt by Subsidiaries); and provided further that, in the case of any agreement (including any receivables financing agreement) to which a Receivables Financing Subsidiary may be a party or by which it may be bound in connection with a receivables financing transaction pursuant to Section 5.02(b)(xi), such restrictions related to the payment of dividends and distributions, repayment of Debt, making of loans or other transfers of assets included in such agreement may be on such terms and conditions as shall be customary for such receivables financing transaction; or

(ii)prohibits or limits the ability of Borrower or any of its Subsidiaries (other than any Receivables Financing Subsidiary and the Insurance Subsidiary) to create, incur, assume or suffer to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure or guarantee the Obligations, other than any negative pledge or restriction incurred or provided in favor of any holder of indebtedness permitted under Section 5.02(b)(viii), 5.02(b)(ix), 5.02(b)(x),

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5.02(b)(xi) or 5.02(h) solely to the extent any such negative pledge or restriction relates to the property financed by or the subject of such indebtedness.

(q)Transactions with Affiliates.  Except as set forth on Schedule 5.02(q) hereto, enter into, or permit any of its Subsidiaries to enter into, directly or indirectly, any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course or pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business, in each case upon fair and reasonable terms no less favorable (taken as a whole, as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower) to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate. Restricted Payments, Investments and other transactions that are permitted under Section 5.02(g), 5.02(f)(xiii), 5.02(f)(xiv) or 5.02(b)(iv) or in connection with a receivables financing transaction pursuant to Section 5.02(b)(xi), as applicable, will be deemed not to be transactions with an Affiliate and, therefore, will not be subject to the provisions of this Section 5.02(q).

(r)Use of Proceeds.  Use the proceeds of any Borrowing or Letter of Credit, or permit any of its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited for a Person required to comply with Sanctions, or (iii)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.03Reporting Requirements.  So long as any Advance or any other monetary obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding (and not have been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Banks) or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent or the Collateral Agent, as applicable:

(a)Default Notice.  As soon as possible and in any event within five Business Days after any Responsible Officer has actual knowledge of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer (or person performing similar functions) of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

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(b)Annual Financials.

(i)Commencing with the Fiscal Year ending December 31, 2022, as soon as available and in any event within 120 days after the end of each Fiscal Year (or within 180 days, in the case of the Fiscal Year ending December 31, 2022), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion of Grant Thornton LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (A) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in form satisfactory to the Administrative Agent of the computations, if any, used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (C) a certificate of the chief financial officer (or person performing similar functions) of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(ii)Commencing with the Fiscal Year ending December 31, 2022, as soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for MLP and its Subsidiaries, including therein a Consolidated balance sheet of MLP and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of MLP and its Subsidiaries for such Fiscal Year, accompanied by a management’s discussion and analysis of the financial condition and results of operations for MLP such Fiscal Year, including segment reporting for the Borrower and its Subsidiaries; provided that the obligations in this Section 5.03(b)(ii) may be satisfied by filing the applicable financial statements and related management’s discussion and analysis (including segment reporting for the Borrower and its Subsidiaries) of MLP with the SEC no later than 120 days after the end of the applicable Fiscal Year, so long as such filing is freely available to the public.

(c)Quarterly Financials.

(i)Commencing with the fiscal quarter ending March 31, 2023, as soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year (or within 120 days, in the case of the fiscal quarter ending March 31, 2023), a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated

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statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer (or person performing similar functions) of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in a form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(ii)Commencing with the fiscal quarter ending March 31, 2023, as soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of MLP and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of MLP and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of MLP and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the chief financial officer (or person performing similar functions) of the MLP (or its managing general partner) as having been prepared in accordance with GAAP, accompanied by a management’s discussion and analysis of the financial condition and results of operations for MLP such period, including segment reporting for the Borrower and its Subsidiaries; provided that the obligations in this Section 5.03(c)(ii) may be satisfied by filing the applicable financial statements and related management’s discussion and analysis (including segment reporting for the Borrower and its Subsidiaries) of MLP with the SEC no later than 60 days after the end of the applicable fiscal quarter so long as such filing is freely available to the public.

(d)Annual Business Plan.  As soon as available and in any event no later than 120 days after the end of each Fiscal Year, a Business Plan.

(e)Litigation.  Promptly after any Responsible Officer has actual knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of the Borrower’s Subsidiaries, including any Environmental Action, that (i) would be reasonably expected to have a Material Adverse Effect or (ii) purports to effect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction, and promptly after the occurrence thereof, notice of any material adverse change in the status

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or the financial effect on any Loan Party or any of the Borrower’s Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(f)Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Additional Alliance Entity or any Loan Party or any of its Subsidiaries sends to its stockholders, partners or members, and copies of all regular, periodic and special reports, and all registration statements, that any Additional Alliance Entity or any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange, provided, that the reporting requirement of this clause (f) shall be satisfied by filing the applicable statement or report  with the SEC so long as such filing is freely available to the public.

(g)ERISA.  (i)  ERISA Events and ERISA Reports.  (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event that is reasonably expected to result in a material liability as against such Loan Party or ERISA Affiliate has occurred, a statement of the chief financial officer (or person performing similar functions) of the Borrower (or its managing general partner) describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii)Plan Terminations.  Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii)Plan Annual Reports.  Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv)Multiemployer Plan Notices.  Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(h)Environmental Conditions.  Promptly after any Responsible Officer has actual knowledge of the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with

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any Environmental Law or Environmental Permit where such Environmental Action or failure to so comply is reasonably expected to have a Material Adverse Effect.

(i)[Reserved].

(j)Coal and Mining Agreements.  Promptly after the occurrence thereof, notice of any material change to any material coal sales agreement or material contract, contract mining agreement or coal purchase agreements to which the Borrower or any of its Subsidiaries is a party.

(k)Rating Agency Reports.  Promptly upon receipt thereof, copies of any statement or report furnished by any rating agency to any Loan Party or any of its Subsidiaries in connection with the Existing AROP Notes, any Existing AROP Notes Refinancing Debt or any Debt permitted under Section 5.02(b)(ii) or Section 5.02(b)(iii).

(l)Collateral Information.  Concurrently with the delivery of financial statements pursuant to Section 5.03(b) commencing with the financial statements for the Fiscal Year ending December 31, 2023, a Perfection Certificate Supplement and a certificate of a Responsible Officer of the Borrower certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein, including with respect to any continuation statements to be filed within such period or other matters requiring filing).

(m)Change of Name, Identity or Structure.  (i) Promptly and in any event no less than 30 days (or such lesser notice period agreed to by the Administrative Agent) prior to any change (A) in AROP’s, the Manager/GP Guarantor’s or any Collateral Granting Loan Party’s legal name, (B) in the location of AROP’s, the Manager/GP Guarantor’s or any Collateral Granting Loan Party’s chief executive office, (C) in AROP’s, the Manager/GP Guarantor’s or any Collateral Granting Loan Party’s identity or organizational structure, (D) in AROP’s, the Manager/GP Guarantor’s or any Collateral Granting Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (E) in AROP’s, the Manager/GP Guarantor’s or any Collateral Granting Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), written notice (in the form of a certificate signed by a Responsible Officer) reflecting its intention to do so, clearly describing such change and providing such other information in connection therewith as the Administrative Agent or the Collateral Agent may request, and (ii) it shall have taken all action reasonably satisfactory to the Administrative Agent and the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each of AROP, the Manager/GP Guarantor and each Collateral Granting Loan Party shall promptly provide the Administrative Agent and

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the Collateral Agent with certified Constitutive Documents reflecting any of the changes described in the preceding sentence.

(n)Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of the Borrower’s Subsidiaries as the Administrative Agent, the Collateral Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04Financial Covenants.  So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding (and not have been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Banks) or any Lender shall have any Commitment hereunder, the Borrower will:

(a)Consolidated Debt to Consolidated Cash Flow Ratio.  Maintain at all times, a Consolidated Debt to Consolidated Cash Flow Ratio of not more than 2.50:1.0.

(b)Interest Coverage Ratio.  Maintain at all times, an Interest Coverage Ratio of not less than 3.0:1.0.

(c)Consolidated CoalCo Debt to Consolidated Cash Flow Ratio.  Maintain at all times, a Consolidated CoalCo Debt to Consolidated Cash Flow Ratio of not more than 1.50:1.0.

SECTION 5.05Anti-Hoarding.  If, as of the end of any calendar month, any Revolving Credit Advances, Letter of Credit Advances or Swing Line Advances are outstanding and the aggregate amount of Excess Balance Sheet Cash exceeds $75,000,000, then not later than the following Business Day, the Borrower shall prepay principal amounts of Advances under the Revolving Credit Facility in the order of priority set forth in Section 2.06(b)(iii) in an aggregate amount equal to the lesser of (i) the outstanding amount of the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances at such time and (ii) the aggregate amount of Excess Balance Sheet Cash in excess of $75,000,000.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)(i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable; or

(b)any representation or warranty made in writing by any Loan Party (or any of its officers (or persons performing similar functions) under or in connection with any

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Loan Document (including, without limitation, in any certificate or financial information delivered pursuant thereto)) shall prove to have been incorrect in any material respect when made or any financial projections prepared by or on behalf of any Loan Party and made available in writing to the Administrative Agent, the Collateral Agent, or any Lender shall prove not to have been prepared in good faith based upon assumptions that were reasonable at the time made and at the time made available to the Administrative Agent or the Collateral Agent; or

(c)the Borrower or any Additional Alliance Entity shall fail to perform or observe any term, covenant or agreement contained in Sections 2.14, 5.01(d), (e), or (i), 5.02, 5.03(a), 5.04 or 5.05; or

(d)any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)any Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party (as the case may be) that is outstanding in a principal amount (or, in the case of any Swap, the value of obligations under such Swap) of at least $35,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, regularly scheduled required prepayment or redemption, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, as a result of a default thereunder, in each case prior to the stated maturity thereof; or

(f)any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver,

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trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $35,000,000 shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company at the time such insurance policy is issued to such Loan Party, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(h)any non-monetary judgment or order shall be rendered against any Loan Party that would reasonably be likely to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)any provision of any Loan Document after delivery thereof pursuant to Section 3.01, 5.01(i) or 5.01(o) shall for any reason (other than pursuant to the terms hereof) cease to be valid and binding on or enforceable against any Loan Party to it in any material respect, or any such Loan Party shall so state in writing; or

(j)a Change of Control shall occur; or

(k)any Collateral Document after delivery thereof pursuant to Section 3.01, 5.01(i) or 5.01(o) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien securing the Obligations (subject to Liens permitted by Section 5.02(a)) on the Collateral purported to be covered thereby; or

(l)any Loan Party or any ERISA Affiliate shall incur, or shall be reasonably likely to incur liability in excess of $35,000,000 in the aggregate as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of a Loan Party or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(m)an assertion shall be made by any Person in any court proceeding or by any Governmental Authority against any Loan Party or any of its Subsidiaries, of any claims or liabilities, whether accrued, absolute or contingent, based on or arising under any Environmental Law that is reasonably likely to be determined adversely to such Loan Party or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by such Loan Party or any of its Subsidiaries but after deducting any portion thereof that

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is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, (I) the Commitments of each Lender and the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (II) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Revolving Credit Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit into the applicable L/C Cash Deposit Accounts, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Administrative Agent for the account of the Revolving Credit Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the applicable L/C Cash Deposit Accounts.  If at any time the Administrative Agent determines that any funds held in the L/C Cash Deposit Accounts are subject to any right or claim of any Person other than the applicable Issuing Banks and the applicable Revolving Credit Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the applicable L/C Cash Deposit Accounts, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Accounts that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the applicable L/C Cash Deposit Account, such funds shall be applied to reimburse the relevant

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Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.  If (i)(A) all Letters of Credit for which funds are on deposit in the L/C Cash Deposit Accounts have expired or been terminated and (B) no Default shall then be continuing or (ii)(A) if the Commitments of each Lender and the obligation of each Lender to make Advances and of the Issuing Banks to issue Letters of Credit shall have been terminated and (B) all other Obligations shall have been satisfied in full in cash, then the Administrative Agent shall, within 14 days, return to the Borrower all such monies then remaining in the L/C Cash Deposit Accounts.

SECTION 6.03Application of Funds.  After the exercise of remedies provided for in Section 6.01 (or after the Advances have automatically become immediately due and payable and the aggregate Available Amount of all Letters of Credit then outstanding have automatically been required to be Cash Collateralized as set forth in the proviso to Section 6.01), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent and the Collateral Agent in their capacities as such, ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest on the Advances, extensions of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing, and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, extensions of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing, and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting

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documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01Appointment and Authority.

(a)Each of the Lenders, the Swing Line Bank and each Issuing Bank hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for Section 7.10 and Section 7.15(e), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Bank and the Issuing Banks, and the Borrower, its Subsidiaries, and the other Loan Parties or any of their respective Affiliates shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the Collateral Agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Collateral Granting Loan Parties, AROP or the Manager/GP Guarantor to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VII and Article VIII (including Section 8.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 7.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise

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requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03Exculpatory Provisions.  (a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(iii)shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the

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performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, Issuing Bank or the Swing Line Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender, Issuing Bank or the Swing Line Bank unless the Administrative Agent shall have received notice to the contrary from such Lender, Issuing Bank or the Swing Line Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks, the Swing Line Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Default or Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted

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such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, the Issuing Banks and the Swing Line Bank, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Issuing Banks or the Swing Line Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, each Issuing Bank and the Swing Line Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

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SECTION 7.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender, each Issuing Bank and the Swing Line Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender, each Issuing Bank and the Swing Line Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender, each Issuing Bank and the Swing Line Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender, Issuing Bank or the Swing Line Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender, each Issuing Bank and the Swing Line Bank agrees not to assert a claim in contravention of the foregoing. Each Lender, each Issuing Bank and the Swing Line Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, such Issuing Bank or the Swing Line Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

SECTION 7.08No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the joint lead arrangers, joint lead bookrunners, or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, an Issuing Bank or the Swing Line Bank hereunder.

SECTION 7.09Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Swing Line Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks

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and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.08 and 8.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and the Swing Line Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders. the Issuing Banks and the Swing Line Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 8.04.

SECTION 7.10Collateral and Guaranty Matters.

(a)Each of the Secured Parties irrevocably authorizes each of the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations not yet due and payable and (B) Obligations in respect of obligations that may thereafter arise with respect to Obligations in respect of Secured Cash Managements Agreement and Secured Hedge Agreements, in each case, not yet due and payable; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to the applicable financial institutions, in respect thereof have not been made), and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and applicable Issuing Banks shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 8.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is granted pursuant to Section 5.02(a)(v) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any senior Lien on such property;

(iii)to subordinate any Lien on any real property granted to or held by it under any Loan Document to the tenant under a lease granted pursuant to Section 5.02(e)(viii);

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(iv)to release from the Lien of the Collateral Documents any Excluded Assets or Excluded Property which may be encumbered thereby; and

(v)to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty and other Loan Documents (and release its property from the Lien of the Loan Documents) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents as of the Closing Date. For the avoidance of doubt, a Voluntary Guarantor may not be released from its guarantee solely on the basis that it was not required to be a Subsidiary Guarantor at the time it became one.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 7.10. In each case as specified in this Section 7.10, the Administrative Agent or the Collateral Agent, as applicable, will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent or the Collateral Agent in connection therewith, execute and deliver to the applicable Collateral Granting Loan Party, AROP or the Manager/GP Guarantor such documents as such Collateral Granting Loan Party, AROP or the Manager/GP Guarantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 7.10.

(b)Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)Each Secured Party hereunder (i) acknowledges receipt of the Closing Date Receivables Financing Intercreditor Letter Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Receivables Financing Intercreditor Letter Agreements and (ii) authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Receivables Financing Intercreditor Letter Agreements as the Administrative Agent and the Collateral Agent.

The Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the Uniform Commercial Code.

SECTION 7.11No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other

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obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other laws.

SECTION 7.12Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 6.03, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or of the Subsidiary Guaranty or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements or Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 7.13Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States of America, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States of America, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the

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governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 8.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 7.14Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is

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applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that (i) none of the Administrative Agent or the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any other documents related hereto or thereto), (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Advances), (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Advances, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and (iv) no fee or other compensation is being paid directly to the Administrative Agent or Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Commitments or this Agreement.

The Administrative Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an

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Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances, or the Commitments for an amount less than the amount being paid for an interest in the Advances or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 7.15Erroneous Payments.

(a)If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other Recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or

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(z) that such Lender, Issuing Bank or Secured Party, or other such Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Issuing Bank or Secured Party shall (and shall cause any other Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.15(b).

(c)Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Advances (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative

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Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any Recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 7.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 7.16Withholding.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.12, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered

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the exemption from, or reduction of, withholding tax ineffective), whether or not such Tax was correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 7.16. The agreements in this Section 7.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01Amendments, Etc.  Except as otherwise contemplated by Section 8.07, no amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Administrative Agent, the Collateral Agent (in the case of any Collateral Documents) and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:  (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, Section 3.02, (ii) change the number of Lenders or the percentage of (A) the Commitments, (B) the aggregate unpaid principal amount of the Advances or (C) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii)  reduce or limit the obligations of any Guarantor under Section 1 of the Subsidiary Guaranty or Section 9.01 of the Additional Alliance Entity Guarantee issued by it or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Obligations owing to the Administrative Agent and the Lenders (other than, in the case of this clause (iii), a release of a Subsidiary Guarantor or UC Guarantor in connection with disposition of the equity interests of such Subsidiary Guarantor or UC Guarantor permitted by the Loan Documents as of the Closing Date), (iv) release all or substantially all of the Collateral from the Liens created under the Loan Documents (other than, in the case of this clause (iv), in connection with an asset disposition or Investment or Restricted Payment, in each case, permitted under the Loan Documents as of the Closing Date), (v) amend or waive Section 2.11(e), Section 2.13 or Section 6.03 (or any defined term to the extent used therein), (vi) release the Borrower from its Obligations under any of the Loan Documents, (vii) subordinate the Obligations in right of payment to any other Debt, or subordinate any Lien on Collateral securing the Obligations to any Lien on such Collateral securing any other Debt, in each case, except as permitted by the Loan Documents as of the Closing Date, or (viii) amend or waive this Section 8.01 (or any defined term to the extent used therein), and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that is directly affected by such amendment, waiver or consent, (i) increase the Commitment or Letter of Credit Commitment of such Lender, (ii) reduce the principal of, or interest on, any Advance held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any payment of principal of, or interest on, any Advance held by such Lender or any fees or other amounts payable hereunder to such Lender, (iv) amend the definition of Termination Date or

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Springing Maturity Date or any other definition to the extent used in either of the foregoing definitions referred to in this clause (iv), or (v) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent (as applicable) in addition to the Lenders required above, require the Administrative Agent or Collateral Agent (as applicable) to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent (as applicable) under this Agreement or the other Loan Documents. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) neither the Commitment nor the Letter of Credit Commitment of any Defaulting Lender may be increased or extended without the consent of such Lender, (y) the maturity of any Advances of a Defaulting Lender may not be extended, the rate of interest on any Advances of a Defaulting Lender may not be reduced and the principal amount of any Advances of a Defaulting Lender may not be forgiven, in each case without the consent of such Defaulting Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 8.02Notices, Etc.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 8.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to the Borrower or any Additional Alliance Entity, to it at 1717 South Boulder Avenue, Tulsa, Oklahoma 74119, Attention of Cary P. Marshall (Telecopy No. (918) 295-7361);

(ii)if to the Administrative Agent, to Agency Services, PNC Bank, National Association, Mail Stop P7-PFSC-04-I, 500 First Avenue, Pittsburgh, PA, 15219, Attention: Agency Services (Telephone No. 412-762-6442, Telecopy No. 412-762-8672);

(iii)if to the Collateral Agent, to Agency Services, PNC Bank, National Association, Mail Stop P7-PFSC-04-I, 500 First Avenue, Pittsburgh, PA, 15219, Attention: Agency Services (Telephone No. 412-762-6442, Telecopy No. 412-762-8672);

(iv)if to PNC Bank, National Association, as an Issuing Bank or Swing Line Bank, to it at PNC Bank, National Association, The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, PA 15222; and

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(v)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)Platform.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on the Platform.

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial

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exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04Costs and Expenses.  (a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent, the Collateral Agent and their respective Affiliates in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all reasonable due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of one firm of primary counsel to the Administrative Agent with respect thereto and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), with respect to advising the Administrative Agent as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of the Loan Documents after an Event of Default, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).  Notwithstanding anything to the contrary in the foregoing, the Borrower will not be obligated to pay any allocated overhead costs of the Administrative Agent, the Joint Lead Arrangers or any of their Affiliates.

(b)The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, the Collateral Agent, each Joint Lead Arranger, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities, penalties and expenses (including, without limitation, reasonable fees and expenses of counsel, but excluding allocated overhead cost of the Administrative Agent, the Joint Lead Arrangers and the Lenders and their Affiliates) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except in each case to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s gross negligence, willful misconduct or unlawful acts.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party,

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any Affiliate of a Loan Party or any Loan Party’s or any such Affiliates’ directors, shareholders or creditors and shall be effective whether or not any Indemnified Party is otherwise a party thereto.  The Borrower and each Additional Alliance Entity (on behalf of itself and each of its Affiliates) also agrees not to assert any claim against the Administrative Agent, any Joint Lead Arranger, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section or under Section 2.18 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swing Line Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, such Swing Line Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to such Issuing Bank or the Swing Line Bank solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Pro Rata Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swing Line Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swing Line Bank in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02.

(d)If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e)Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05Right of Set-off.   If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 2.13 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or

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demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Bank, Affiliate or participant whether or not such Obligations of the Borrower or such Loan Party are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Debt, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and Issuing Bank and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Issuing Bank or their respective Affiliates and participants may have.  Each Lender and Issuing bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.06Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, each Additional Alliance Entity, each Lender, each Issuing Bank, the Swing Line Bank and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, each Additional Alliance Entity, each Lender, each Issuing Bank, the Swing Line Bank and the Administrative Agent and their respective successors and assigns permitted hereby.

SECTION 8.07Assignments and Participations.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) neither the Borrower nor any Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 8.07.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 8.07(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in Section 8.07(b)(ii), any Lender may assign to one or more Persons (other than an Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the

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Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)the Borrower; provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required (I) for an assignment to a Lender or an Affiliate of a Lender or Approved Fund of a Lender or (II) if an Event of Default has occurred and is continuing, any other assignee;

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate or Approved Fund of a Lender; and

(C)in the case of an assignment with respect to the Revolving Credit Facility, each Issuing Bank and the Swing Line Bank.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the applicable Commitment or Advances of the assigning Lender with respect to any Facility, the amount of the Commitment or the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) in the case of an assignment with respect to the Revolving Credit Facility, $3,000,000 and (y) in the case of an assignment with respect to the Term Loan Facility, $1,000,000;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis, except that any assignment under the Revolving Credit Facility shall include a proportionate assignment under the Swing Line Facility and Letter of Credit Facility, if applicable;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their respective Related Parties or their respective Securities) will be made available and who may receive such information in accordance with the

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assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)Subject to acceptance and recording thereof pursuant to Section 8.07(b)(iv), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 8.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.07 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.07(c).

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Advances and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 8.07(b)(ii) and any written consent to such assignment required by Section 8.07(b)(i), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed (A) to make any payment required to be made by it in connection with liabilities then owed to the Administrative Agent, each Issuing Bank, the Swing Line Bank and each other Lender hereunder (including interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Pro Rata Share, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 8.07(b)(v).

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(c)Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swing Line Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Assignee, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Bank (as applicable) and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of, or interest on, any Advance or any fees or other amounts payable hereunder, in each case, to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Advance or any fees or other amounts payable hereunder, in each case, to the extent subject to such participation.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 8.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.12(e) (it being understood that the documentation required under Section 2.12(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.07(b); provided that such Participant (A) shall be subject to the provisions of Section 2.17 as if it were an assignee under Section 8.07(b) and (B) shall not be entitled to receive any greater payment under Section 2.10 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitments, Advances, Letters of Credit or other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 8.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)Arrangers/Bookrunners.  Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

SECTION 8.08Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 8.09No Liability of the Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower or any of its Subsidiaries that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s willful failure, as determined in a final, non-appealable judgment by a court of competent jurisdiction, to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept

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documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.10Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and not disclose such Information to any other Person, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the enforcement of rights hereunder or under any other Loan Document in any legal proceeding, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.10, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives who have a reason to know such Information) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.10 or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower under circumstances in which the recipient has no knowledge that such source is breaching any obligation of confidentiality. In addition, the Administrative Agent and the Lenders may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the Closing Date, size, type, purpose of, and parties to, the Facilities.

For purposes of this Section 8.10, “Information” means all information received from the Borrower, any Additional Alliance Entity or any of their respective Subsidiaries relating to the Borrower, any Additional Alliance Entity or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any Additional Alliance Entity or any of their respective Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower, any Additional Alliance Entity or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential or is such that a reasonably prudent person engaged in the practice of making or maintaining syndicated loans should know that such information constitutes confidential or proprietary information of the Borrower, any Additional Alliance Entity or any of their respective Subsidiaries.

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SECTION 8.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  (a) Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.  Each standby Letter of Credit issued under this Agreement shall be subject, as applicable, to (i) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or (ii) the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by each Issuing Bank, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

The Borrower and each Additional Alliance Entity irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Additional Alliance Entity or its properties in the courts of any jurisdiction.

(b)Waiver of Venue.  The Borrower and each Additional Alliance Entity irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED

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HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.12USA PATRIOT Act Notice.   Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 8.13Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof, and any other agreement, statement, understanding, representation or warranty, whether oral or written, made or entered into prior to the date hereof with respect to the subject matter hereof (other than any Letter of Credit Agreement in respect of a Letter of Credit issued prior to the date hereof and that remains outstanding, all of which shall survive in full force and effect the execution and delivery hereof) is superseded by this Agreement and the other Loan Documents.

SECTION 8.14Waiver of Conflicts; No Fiduciary Duty.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that:  (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent or any Lender, on the other hand, is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or

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fiduciary for the Borrower or any of its Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Borrower or its Subsidiaries.  To the fullest extent permitted by law, the Borrower hereby agrees not to assert any potential claims that it may have against the Administrative Agent and the Lenders with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.15Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 8.16Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special

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Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 8.17Payment and Support Services.  The Administrative Agent and Lenders acknowledge that AROP has historically provided payment and other services for Borrower, its Subsidiaries and certain of the Additional Alliance Entities (“Payors”) for the account of such Payor.  For the sake of efficiency in Borrower’s and its Subsidiaries’ operations, AROP and the Payors desire to continue such arrangements.  Notwithstanding anything to the contrary in this Agreement, AROP and the Payors may continue to enter arrangements that are in the ordinary course of business consistent with past practice where such arrangements solely provide that AROP pays vendors, employees and other Persons for the account of Payors and AROP is reimbursed for such payments by the Payor upon or following the making of such payments by AROP (so long as, in each case, such reimbursements are not in an amount of in excess of any such payment).  To the extent made in accordance with the previous sentence, any amounts owed by a Payor to AROP in connection with funding or reimbursing AROP for such payments shall not under this Agreement or the other Loan Documents be treated as Debt of the Payor and the amounts paid to AROP to fund or reimburse it for such payments shall not under this Agreement or the other Loan Documents be treated as a distribution  or Investment by a Payor to or in AROP.  It is understood and agreed, however, that the foregoing payments shall still be considered expenses and charges of the Payors on behalf of whom the payments are made.

SECTION 8.18Holidays.  Whenever payment of an Advance to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise set forth herein) and such extension of time shall be included in computing interest and fees, except that the Advances under the Facilities shall be due

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on the Business Day preceding the Termination Date if the Termination Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Advances) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

SECTION 8.19Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Bankruptcy Laws, as determined in good faith by the Administrative Agent, the Issuing Banks or the Swing Line Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 8.20Non-Recourse to the General Partner and Associated Persons.  Each of the Administrative Agent, each Lender, Issuing Bank and Swing Line Bank agrees on behalf of itself and its successors, assigns and legal representatives, that neither Alliance Resource Management GP, LLC (the “General Partner”) nor any Person (in each case other than the Loan Parties) which is a partner, shareholder, member, owner, officer, director, supervisor, trustee or other principal (collectively, “Associated Persons”) of a Loan Party, or any of their respective successors or assigns, shall have any personal liability for the payment or performance of any of the Borrower’s or Guarantors’ obligations hereunder or under any of the Notes or Loan Documents and no monetary or other judgment shall be sought or enforced against the General Partner or any of such Associated Persons or any of their respective successors or assigns.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed barred by this Section 8.20 from asserting any claim against any Person based upon an allegation of fraud or misrepresentation.

ARTICLE IX

ADDITIONAL ALLIANCE ENTITY GUARANTEES

SECTION 9.01Additional Alliance Entity Guarantees; Limitation of Liability.  (a) Each Additional Alliance Entity hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Additional Alliance Entity Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document.  To the extent permitted by law, without limiting the generality of the foregoing, Additional Alliance Entity’s liability shall extend to all amounts that constitute part of

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the Additional Alliance Entity Guaranteed Obligations and would be owed by any Loan Party to the Administrative Agent or any other Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Loan Party. The Additional Alliance Entity Guarantees (as defined below) is a guaranty of payment and not of collection.

(b)Each Additional Alliance Entity, and by its acceptance of the terms hereof, the Administrative Agent, on behalf of the Secured Parties, hereby confirms that it is the intention of all such Persons that this Article IX (the “Additional Alliance Entity Guarantees”) and the Obligations of each Additional Alliance Entity under the Additional Alliance Entity Guarantees does not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Additional Alliance Entity Guarantees and the Obligations of each the Additional Alliance Entity under the Additional Alliance Entity Guarantees.  To effectuate the foregoing intention, the Administrative Agent, on behalf of the Secured Parties, and each Additional Alliance Entity hereby irrevocably agree that the Obligations of each Additional Alliance Entity under the Additional Alliance Entity Guarantees at any time shall be limited to the maximum amount as will result in the Obligations of each Additional Alliance Entity under the Additional Alliance Entity Guarantees not constituting a fraudulent transfer or conveyance.

(c)Each Additional Alliance Entity hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any other Secured Party under the Additional Alliance Entity Guarantees, such Additional Alliance Entity will contribute, subject to Section 9.01(b) hereof and to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the other Secured Parties under or in respect of the Loan Documents.

(d)Each Additional Alliance Entity agrees that it shall maintain in effect and enforce policies and procedures designed to ensure compliance by it and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 9.02Guaranty Absolute.  To the extent permitted by law, each Additional Alliance Entity guarantees that the Additional Alliance Entity Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto.  To the extent permitted by law, the Obligations of each Additional Alliance Entity under or in respect of the Additional Alliance Entity Guarantees are independent of the Additional Alliance Entity Guaranteed Obligations or any other Obligations of any Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against any Additional Alliance Entity to enforce the Additional Alliance Entity Guarantees, irrespective of whether any action is brought against the Borrower or any Loan Party or whether the Borrower or any Loan Party is joined in any such action or actions.  To the extent permitted by law, the liability of each Additional Alliance Entity under the Additional Alliance Entity Guarantees shall be irrevocable, absolute and unconditional irrespective of, and each Additional Alliance Entity hereby irrevocably

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waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Additional Alliance Entity Guaranteed Obligations or any other Obligations of any Loan Party under or in respect of the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement, or any other rescission, amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Additional Alliance Entity Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)any defense arising by reason of any taking, exchange, substitution, release, impairment or non perfection of any Collateral or any other collateral, or any taking, release, impairment, amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Additional Alliance Entity Guaranteed Obligations;

(d)any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Additional Alliance Entity Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Additional Alliance Entity Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of the Borrower’s Subsidiaries;

(f)any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Additional Alliance Entity waiving any duty on the part of the Administrative Agent and the other Secured Parties to disclose such information);

(g)the failure of any other Person to execute or deliver any guaranty or agreement or the release or reduction of liability of any Additional Alliance Entity or other guarantor or surety with respect to the Additional Alliance Entity Guaranteed Obligations; or

(h)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative  Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

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The Additional Alliance Entity Guarantees shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Additional Alliance Entity Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 9.03Waivers and Acknowledgments.  (a) To the extent permitted by law, each Additional Alliance Entity hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Additional Alliance Entity Guaranteed Obligations and the Additional Alliance Entity Guarantees and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)To the extent permitted by law, each Additional Alliance Entity hereby unconditionally and irrevocably waives any right to revoke the Additional Alliance Entity Guarantees and acknowledges that the Additional Alliance Entity Guarantees are continuing in nature and applies to all Additional Alliance Entity Guaranteed Obligations, whether existing now or in the future.

(c)To the extent permitted by law, each Additional Alliance Entity hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of any Additional Alliance Entity or other rights of any Additional Alliance Entity to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Additional Alliance Entity Guaranteed Obligations of each Additional Alliance Entity hereunder.

(d)To the extent permitted by law, each Additional Alliance Entity hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to any Additional Alliance Entity any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of the Borrower’s Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.

(e)Subject to the terms of the other Loan Documents, the Collateral Agent may foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Additional Alliance Entity Guaranteed Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to it against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of any Additional Alliance Entity hereunder.  Pursuant to and to the fullest extent permitted by applicable law, each Additional Alliance Entity waives any defense arising out of any such election even

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though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of any Additional Alliance Entity against the Borrower or any other Guarantor or any security.

(f)Each Additional Alliance Entity acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 9.02 and this Section 9.03 are knowingly made in contemplation of such benefits.

SECTION 9.04Subrogation.  Each Additional Alliance Entity hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of any Additional Alliance Entity’s Obligations under or in respect of the Additional Alliance Entity Guarantees or any other Loan Document, including, without limitation, except as provided in Section 9.01(c) above, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower,  any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Additional Alliance Entity Guaranteed Obligations and all other amounts payable under the Additional Alliance Entity Guarantees shall have been paid in full in cash (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Additional Alliance Entity Guaranteed Obligations in respect of obligations that may thereafter arise with respect to Obligations in respect of Secured Cash Managements Agreement and Secured Hedge Agreements, in each case, not yet due and payable; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to the applicable financial institutions, in respect thereof have not been made), and all Letters of Credit have expired or have been terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), all Commitments under this Agreement have expired or been terminated and all Obligations with respect to the Letters of Credit have been reduced to zero (or Cash Collateralized in a manner reasonably satisfactory to the applicable Issuing Bank).  If any amount shall be paid to any Additional Alliance Entity in violation of the immediately preceding sentence at any time prior to payment in full in cash of all of the Additional Alliance Entity Guaranteed Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Additional Alliance Entity Guaranteed Obligations in respect of obligations that may thereafter arise with respect to Obligations in respect of Secured Cash Managements Agreement and Secured Hedge Agreements, in each case, not yet due and payable; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to the applicable financial institutions, in respect thereof have not been made), and all Letters of Credit have expired or have been terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), all Commitments under this Agreement have expired or been terminated and all Obligations with respect to the Letters of Credit have been reduced to zero (or

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Cash Collateralized in a manner reasonably satisfactory to the applicable Issuing Bank), such amount shall be received and held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property and funds of the Additional Alliance Entities and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Additional Alliance Entity Guaranteed Obligations and all other amounts payable under the Additional Alliance Entity Guarantees, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Additional Alliance Entity Guaranteed Obligations or other amounts payable under the Additional Alliance Entity Guarantees thereafter arising.  If (i) any Additional Alliance Entity shall make payment to the Administrative Agent or any other Secured Party of all or any part of the Additional Alliance Entity Guaranteed Obligations, and (ii) all of the Additional Alliance Entity Guaranteed Obligations and all other amounts payable under the Additional Alliance Entity Guarantees shall have been paid in full in cash (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Additional Alliance Entity Guaranteed Obligations in respect of obligations that may thereafter arise with respect to Obligations in respect of Secured Cash Managements Agreement and Secured Hedge Agreements, in each case, not yet due and payable; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to the applicable financial institutions, in respect thereof have not been made) and all Letters of Credit have expired or have been terminated (or been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), all Commitments under this Agreement have expired or been terminated and all Obligations with respect to the Letters of Credit have been reduced to zero (or Cash Collateralized in a manner reasonably satisfactory to the applicable Issuing Bank), the Administrative Agent and the other Secured Parties will, at the applicable Additional Alliance Entity’s request and expense, execute and deliver to such Additional Alliance Entity appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the applicable Additional Alliance Entity of an interest in the Additional Alliance Entity Guaranteed Obligations resulting from such payment made by such Additional Alliance Entity pursuant to its Additional Alliance Entity Guarantee.

SECTION 9.05Payments Free and Clear of Taxes, Etc.  Any and all payments made by any Additional Alliance Entity to or for the account of the Administrative Agent or any other Secured Party under or in respect of this Guaranty or any other Loan Document shall be made in accordance with Section 2.11 and, for the avoidance of doubt, the provisions of Section 2.12 shall apply, mutatis mutandis, to each Additional Alliance Entity as if it were a Borrower.

SECTION 9.06Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of such Section 6.01, the Administrative Agent, each other Secured Party, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such other Secured Party or such Affiliate to or for the credit or the account of the Additional Alliance Entities against any and all of the Obligations of the Additional Alliance Entities now or hereafter existing under the Additional Alliance Entity

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Guarantees and the other Loan Documents, irrespective of whether the Administrative Agent or such other Secured Party shall have made any demand under the Additional Alliance Entity Guarantees or any other Loan Document and although such Obligations may be unmatured.  The Administrative Agent and each other Secured Party agrees promptly to notify the applicable Additional Alliance Entity after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent, each other Secured Party and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such other Secured Party and their respective Affiliates may have.

SECTION 9.07Indemnification.  (a) Without limitation on any other Additional Alliance Entity Guaranteed Obligations of any Additional Alliance Entity or remedies of the Administrative Agent and each other Secured Party under the Additional Alliance Entity Guarantees, each Additional Alliance Entity shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Additional Alliance Entity Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)Each Additional Alliance Entity hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Additional Alliance Entity or any of its respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Additional Alliance Entity hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)Without prejudice to the survival of any of the other agreements of each Additional Alliance Entity under the Additional Alliance Entity Guarantees or any of the other Loan Documents, the agreements and obligations of each Additional Alliance Entity contained in Section 9.01(a) (with respect to enforcement expenses), the last sentence of Section 9.02, Section 9.05 and this Section 9.07 shall survive the payment in full of the Additional Alliance Entity Guaranteed Obligations and all of the other amounts payable under the Additional Alliance Entity Guarantees and under any of the other Loan Documents.

SECTION 9.08Subordination.  Each Additional Alliance Entity hereby subordinates any and all debts, liabilities and other Obligations owed to each Additional Alliance Entity by each other Loan Party (the “Subordinated Obligations”) to the Additional Alliance Entity Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 9.08:

(a)Prohibited Payments, Etc.  Except during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any

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Bankruptcy Law relating to any other Loan Party), each Additional Alliance Entity may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Additional Alliance Entity shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)Prior Payment of the Additional Alliance Entity Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Additional Alliance Entity agrees that the Administrative Agent and the other Secured Parties shall be entitled to receive payment in full in cash of all Additional Alliance Entity Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before any Additional Alliance Entity receives payment of any Subordinated Obligations.

(c)Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Additional Alliance Entity shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the other Secured Parties and deliver such payments to the Administrative Agent on account of the Additional Alliance Entity Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of any Additional Alliance Entity under the other provisions of the Additional Alliance Entity Guarantees.

(d)Administrative Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of any Additional Alliance Entity, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Additional Alliance Entity Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require any Additional Alliance Entity (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Additional Alliance Entity Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 9.09Continuing Guaranty; Assignments.  The Additional Alliance Entity Guarantees are a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Additional Alliance Entity Guaranteed Obligations and all other amounts payable under the Additional Alliance Entity Guarantees (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Additional Alliance Entity Guaranteed Obligations in respect of obligations that may thereafter arise with

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respect to Obligations in respect of Secured Cash Managements Agreement and Secured Hedge Agreements, in each case, not yet due and payable; unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to the applicable financial institutions, in respect thereof have not been made), (ii) Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit (unless such Letters of Credit have been Cash Collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Bank), (b) be binding upon each Additional Alliance Entity, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns.  No Additional Alliance Entity shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders, and any such assignment in violation of this Section 9.09 shall be null and void.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLIANCE COAL, LLC

By:	/s/ CARY P. MARSHALL
Cary P. Marshall
Vice President- Corporate Finance and Treasurer

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ALLIANCE RESOURCE OPERATING PARTNERS, L.P.

By:	MGP II, LLC, its Managing General Partner

	By:	/s/ CARY P. MARSHALL
Cary P. Marshall
Vice President- Corporate Finance and Treasurer

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ALLIANCE RESOURCE PARTNERS, L.P.

By:	ALLIANCE RESOURCE MANAGEMENT GP, LLC, its General Partner

	By:	/s/ CARY P. MARSHALL
Cary P. Marshall
Vice President- Corporate Finance and Treasurer

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MGP II, LLC

By:	/s/ CARY P. MARSHALL
Cary P. Marshall
Vice President- Corporate Finance and Treasurer

UC COAL, LLC

By:	/s/ CARY P. MARSHALL
Cary P. Marshall
Vice President- Corporate Finance and Treasurer

UC MINING, LLC

By:	/s/ CARY P. MARSHALL
Cary P. Marshall
Vice President- Corporate Finance and Treasurer

UC PROCESSING, LLC

By:	/s/ CARY P. MARSHALL
Cary P. Marshall
Vice President- Corporate Finance and Treasurer

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PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Issuing Bank, Swing Line Bank and Lender

By:	/s/ KYLE T. HELFRICH
Name: Kyle T. Helfrich
Title: Senior Vice President

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BOKF, NA dba Bank of Oklahoma, as Issuing Banking & Lender

By:	/s/ STEVENS E. WARRICK
Name: Stevens E. Warrick
Title: Senior Vice President

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FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ ANN HARRINGTON
Name: Ann Harrington
Title: Assistant Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ ANN HARRINGTON
Name: Ann Harrington
Title: Assistant Vice President

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Old National Bank, as Lender

By:	/s/ ROBERT D. SMITH
Name: Robert D. Smith
Title: Market President and Corporate Relationship Manager

Old National Bank, as Issuing Bank

By:	/s/ ROBERT D. SMITH
Name: Robert D. Smith
Title: Market President and Corporate Relationship Manager

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Truist Bank, as Lender

By:	/s/ KATHERINE BASS
Name: Katherine Bass
Title: Managing Director

Truist Bank, as Issuing Bank

By:	/s/ KATHERINE BASS
Name: Katherine Bass
Title: Managing Director

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PLANTERS BANK, INC., as Lender

By:	/s/ LEIGH DURDEN
Name: Leigh Durden
Title: Senior Vice President/Chief Credit Officer

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City National Bank of West Virginia, as Lender

By:	/s/ BRIAN PARROTT
Name: Brian Parrott
Title: Senior Vice President

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Community Trust Bank, Inc., as Lender

By:	/s/ RICHARD W. NEWSOM
Name: Richard W. Newsom
Title: President

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FIRST FINANCIAL BANK, as Lender

By:	/s/ JIM ESINDUY
Name: Jim Esinduy
Title: Managing Director

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First Foundation Bank, as Lender

By:	/s/ NICOLE BARBER
Name: Nicole Barber
Title: VP-Corporate Banker

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Summit Community Bank, as Lender

By:	/s/ LISA DENNISON
Name: Lisa Dennison
Title: SVP Commercial Lending

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Central Bank & Trust Company, as Lender

By:	/s/ PAUL R. THORNSBERRY
Name: Paul R. Thornsberry
Title: EVP

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Bank7, as Lender

By:	/s/ ANDREW LEVINSON
Name: Andrew Levinson
Title: President - Tulsa

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FIRST FIDELITY BANK, as Lender

By:	/s/ JAMES W. FINCH
James W. Finch
Executive Vice-President
Oklahoma Commercial Lending Division Manager

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Regent Bank, as Lender

By:	/s/ GREG BOUDREAU
Name: Greg Boudreau
Title: EVP, Chief Lending Officer

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STIFEL BANK & TRUST, as Lender

By:	/s/ STEVEN E. MILLER
Name: Steven E. Miller
Title: Vice President

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GOLDMAN SACHS BANK USA, as Lender

By:	/s/ ANDREW B. VERNON
Name: Andrew B. Vernon
Title: Authorized Signatory

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Mabrey Bank, as Lender

By:	/s/ C.T. YOUNG
Name: C.T. Young
Title: Energy Lending Manager, SVP

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Schedule I

Revolving Credit Commitments and Term Loan Commitments

Name of Lender	Revolving Credit Commitment	Term Loan Commitment	Letter of Credit Commitment
PNC Bank, National Association	$47,375,000.00	$10,125,000.00	$265,625,000.00
BOKF, NA d/b/a Bank of Oklahoma	$44,625,000.00	$7,875,000.00	$44,625,000.00
Fifth Third Bank, National Association	$38,250,000.00	$6,750,000.00	$38,250,000.00
Old National Bank	$38,250,000.00	$6,750,000.00	$38,250,000.00
Truist Bank	$38,250,000.00	$6,750,000.00	$38,250,000.00
Planters Bank, Inc.	$25,500,000.00	$4,500,000.00	-
City National Bank of West Virginia	$21,250,000.00	$3,750,000.00	-
Community Trust Bank, Inc.	$21,250,000.00	$3,750,000.00	-
First Financial Bank, NA	$21,250,000.00	$3,750,000.00	-
First Foundation Bank	$21,250,000.00	$3,750,000.00	-
Summit Community Bank	$21,250,000.00	$3,750,000.00	-
Central Bank & Trust Co.	$17,000,000.00	$3,000,000.00	-
Bank7	$12,750,000.00	$2,250,000.00	-
First Fidelity Bank	$12,750,000.00	$2,250,000.00	-
Regent Bank	$12,750,000.00	$2,250,000.00	-
Stifel Bank & Trust	$12,750,000.00	$2,250,000.00	-
Goldman Sachs Bank USA	$10,000,000.00	-	-
Mabrey Bank	$8,500,000.00	$1,500,000.00	-
Total	$425,000,000.00	$75,000,000.00	$425,000,000.00

1	Schedules to Credit Agreement of Alliance Coal, LLC

Schedule II

Subsidiary Guarantors

1.	Alliance Design Group, LLC
2.	Alliance Land, LLC
3.	Backbone Mountain, LLC
4.	CR Services, LLC
5.	CR Machine Shop, LLC
6.	Excel Mining, LLC
7.	Gibson County Coal, LLC
8.	Hamilton County Coal, LLC
9.	MC Mining, LLC
10.	Mid-America Carbonates, LLC
11.	Mettiki Coal, LLC
12.	Mettiki Coal (WV), LLC
13.	Mt. Vernon Transfer Terminal, LLC
14.	Penn Ridge Coal, LLC
15.	River View Coal, LLC
16.	Rough Creek Mining, LLC
17.	Tunnel Ridge, LLC
18.	Warrior Coal, LLC

2	Schedules to Credit Agreement of Alliance Coal, LLC